Exhibit 10.4

EXECUTION VERSION

CREDIT AGREEMENT

by and among

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

and UK Security Trustee,

THE LENDERS PARTY HERETO,

as the Lenders,

and

API TECHNOLOGIES CORP. AND THE

OTHER US BORROWERS PARTY HERETO,

as US Borrowers,

and

RF2M MICROELECTRONICS LTD. AND RF2M MICROWAVE LTD.,

as UK Borrowers

Dated as of February 6, 2013

-ii-

(continued)

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(continued)

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(continued)

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EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit B-2	Form of Bank Product Provider Agreement
Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of LIBOR Notice
Exhibit P-1	Form of Perfection Certificate

Schedule C-1	Commitments
Schedule 1.1	Definitions
Schedule 1.1A	Mandatory Costs
Schedule 3.1	Conditions Precedent
Schedule 3.6	Conditions Subsequent
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2	Collateral Reporting

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), is entered into as of February 6, 2013 by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”, as that term is hereinafter further defined), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Agent”), as English law security trustee (in such capacity, together with its successors and assigns in such capacity, the “UK Security Trustee”, API TECHNOLOGIES CORP., a Delaware corporation (“Parent”), the Subsidiaries of Parent identified on the signature pages hereof as “US Borrowers” (such Subsidiaries together with Parent, each individually a “US Borrower”, and collectively, jointly and severally, the “US Borrowers”), RF2M MICROELECTRONICS LTD., a limited company incorporated in England and Wales with company number 02721281 (“RF2M”), and RF2M MICROWAVE LTD., a limited company incorporated in England and Wales with company number 06632600 (“RF2M Microwave” and, together with RF2M, each individually a “UK Borrower”, and collectively, jointly and severally, the “UK Borrowers”). The US Borrowers and UK Borrowers are referred to hereinafter each individually as a “Borrower” and collectively, jointly and severally, as “Borrowers”.

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Administrative Borrower notifies Agent that Borrowers request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrowers after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. For purposes of determining compliance with any incurrence or expenditure tests set forth in Sections 5, 6 and 7, any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by Agent or, in the event no such service is selected, on such other basis as is reasonably satisfactory to Agent) as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by Agent or, in the event no such service is selected, on such other basis as is reasonably satisfactory to Agent) as in effect on the date of any new incurrence or expenditures made under any provision of any such Section that regulates the Dollar amount outstanding at any time). When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.

1.3 Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds in the Applicable Currency of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, (iii) all fees or charges that have accrued hereunder or under any other Loan Document (including the Letter of Credit Fee and the Unused Line Fee) and are unpaid, (b) in the case of contingent reimbursement obligations with respect to US Letters of Credit and UK Letters of Credit, providing Letter of Credit Collateralization, (c) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization, (d) the receipt by Agent of cash collateral in the Applicable Currency in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, (e) the payment or repayment in full in immediately available funds in the Applicable Currency of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid, and (f) the termination of all of the Commitments of the Lenders. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

1.5 Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Pacific standard time or Pacific daylight saving time, as in effect in Los Angeles, California on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.

1.6 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

1.7 Exchange Rates; Currency Equivalents; Applicable Currency.

(a) For purposes of this Agreement and the other Loan Documents, references to the applicable outstanding amount of Revolving Loans, Letters of Credit, Revolver Usage or Letter of Credit Usage shall be deemed to refer to the Dollar Equivalent thereof, unless the context requires otherwise.

(b) For purposes of this Agreement and the other Loan Documents, the Dollar Equivalent of any Revolving Loans, Letters of Credit, other Obligations and other references to amounts denominated in an Applicable Currency or a currency other than Dollars shall be determined in accordance with the terms of this Agreement. Such Dollar Equivalent shall become effective as of such Revaluation Date for such Revolving Loans, Letters of Credit and other Obligations and shall be the Dollar Equivalent employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur for such Revolving Loans, Letters of Credit and other Obligations. Except as otherwise expressly provided herein, the applicable amount of any currency for purposes of the Loan Documents (including for purposes of financial statements and all calculations in connection with the covenants, including the financial covenants) shall be the Dollar Equivalent thereof.

(c) Wherever in this Agreement and the other Loan Documents in connection with a borrowing, conversion, continuation or prepayment of a Revolving Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Revolving Loan or Letter of Credit is denominated in (i) Euros, such amount shall be the relevant Euro Equivalent of such Dollar amount (rounded to the nearest Euro, with 0.5 of a unit being rounded upward) or (ii) Sterling, such amount shall be the relevant Sterling Equivalent of such Dollar amount (rounded to the nearest Sterling, with 0.5 of a unit being rounded upward), in each case as reasonably determined by Agent.

1.8 Certain Pro Forma Adjustments. With respect to any period during which a Permitted Acquisition or a Permitted Disposition has occurred, or any permanent prepayment of Funded Indebtedness made solely with the proceeds of a Permitted Disposition has occurred (excluding (i) any prepayment of any revolving credit facility that is not accompanied by an equivalent permanent reduction in corresponding commitments thereto, (ii) any regularly scheduled payments of principal or interest payments with respect to any Indebtedness during such period and (iii) any mandatory prepayments other than those made in connection with a Permitted Disposition) (including, any transaction that is consented to by the Required Lenders, each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in Section 7 and any other calculation of EBITDA, Consolidated Net Income, Fixed Charges, the Fixed Charge Coverage Ratio or Capital Expenditures in connection with any transaction that is conditioned upon compliance on a pro forma basis with the covenants set forth in Section 7 or any other financial term used in this Agreement, such determinations and calculations shall be calculated with respect to such period after giving pro forma effect thereto or in such other manner acceptable to Agent as if any such Subject Transaction or adjustment occurred on the first day of such period and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period). If a transaction which is conditioned upon compliance on a pro forma basis with the covenants set forth in Section 7 is consummated prior to the first date on which such covenant is required to be satisfied, the levels required for such first date shall be deemed to apply for determining such compliance on a pro forma basis.

2. LOANS AND TERMS OF PAYMENT.

2.1 Revolving Loans.

(a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each US Lender agrees (severally, not jointly or jointly and severally) to make revolving loans in Dollars (“US Revolving Loans”) to the US Borrowers in an amount at any one time outstanding not to exceed the lesser of:

(i) such US Lender’s US Commitment, and

(ii) such US Lender’s Pro Rata Share of an amount equal to the lesser of:

(A) the amount equal to (1) the Maximum Revolver Amount, less (2) the Dollar Equivalent of UK Revolver Usage at such time, less (3) the sum of (x) the US Letter of Credit Usage at such time, plus (y) the principal amount of US Swing Loans outstanding at such time, and

(B) the amount equal to (1) the US Borrowing Base as of such date (based upon the US Borrowing Base set forth in the most recent Borrowing Base Certificate delivered by Borrowers to Agent), less (2) the sum of (x) the US Letter of Credit Usage at such time, plus (y) the principal amount of US Swing Loans outstanding at such time, plus (z) the Dollar Equivalent of UK US Availability Usage.

(b) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each UK Lender agrees (severally, not jointly or jointly and severally) to make revolving loans in Dollars or Sterling (“UK Revolving Loans”) to UK Borrowers in a Dollar Equivalent amount at any one time outstanding not to exceed the lesser of:

(i) such UK Lender’s UK Commitment, and

(ii) such UK Lender’s Pro Rata Share of an amount equal to the lesser of:

(A) the amount equal to (1) the Maximum Revolver Amount, less (2) US Revolver Usage at such time, less (3) the Dollar Equivalent amount of the UK Letter of Credit Usage at such time,

(B) the amount equal to (1) the Maximum UK Revolver Amount less (2) the Dollar Equivalent amount of the UK Letter of Credit Usage at such time, and

(C) the amount equal to (1) the UK Borrowing Base as of such date (based upon the UK Borrowing Base set forth in the most recent Borrowing Base Certificate delivered by Borrowers to Agent), less (2) the Dollar Equivalent amount of the UK Letter of Credit Usage at such time;

provided, that Borrowers may not request and UK Lenders shall not be required to make any UK Revolving Loans until such time as the condition set forth in clause (d) of Schedule 3.6 has been satisfied as determined by agent in its sole discretion.

(c) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Revolving Loans, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(d) Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation), in the exercise of its Permitted Discretion, to establish and increase or decrease Receivable Reserves, Inventory Reserves, Bank Product Reserves, WIP Reserves, RBS Indemnity Reserves and other Reserves against the US Borrowing Base, UK Borrowing Base, Maximum UK Revolver Amount or the Maximum Revolver Amount. The amount of any Receivable Reserve, Inventory Reserve, Bank Product Reserve, WIP Reserve, RBS Indemnity Reserve or other Reserve established by Agent shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve and shall not be duplicative of any other reserve established and currently maintained. Upon establishment or increase in reserves, Agent agrees to make itself available to discuss the reserve or increase, and Borrowers may take such action as may be required so that the event, condition, circumstance, or fact that is the basis for such reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to Agent in the exercise of its Permitted Discretion. In no event shall such opportunity limit the right of Agent to establish or change such Receivable Reserve, Inventory Reserve, Bank Product Reserve, WIP Reserve, RBS Indemnity Reserve or other Reserves, unless Agent shall have determined, in its Permitted Discretion, that the event, condition, other circumstance, or fact that was the basis for such Receivable Reserve, Inventory Reserve, Bank Product Reserve, WIP Reserve, RBS Indemnity Reserve or other Reserves or such change no longer exists or has otherwise been adequately addressed by Borrowers.

2.2 Intentionally Omitted.

2.3 Borrowing Procedures and Settlements.

(a) Procedure for Borrowing Revolving Loans. Each Borrowing shall be made by a written request by an Authorized Person of a US Borrower or an Authorized Person of a UK Borrower, as applicable, (i) delivered to Agent and received by Agent no later than 1:00 p.m. on the Business Day that is the requested Funding Date in the case of a request for a US Swing Loan, (ii) delivered to Agent and received by Agent no later than 10:00 a.m. on the requested Funding Date in the case of other US Revolving Loans that are Base Rate Loans, (iii) delivered to Agent and received by Agent no later than 4:00 p.m. (City of London time) the Business Day that is one Business Day prior to the requested Funding Date in the case of UK Revolving Loans that bear interest at the Floating Rate and (iv) delivered to Agent and received by Agent no later than 10:00 a.m. (or 10:00 a.m. City of London time with respect to a UK Borrowing ) on the Business Day that is three Business Days prior to the requested Funding Date in the case of LIBOR Rate Loans, in each case, specifying (A) the amount of such Borrowing and, in the case of clause (iv), whether such Borrowing is for the account of a US Borrower or a UK Borrower (and if for a UK Borrower, whether such Borrowing will be denominated in Dollars or Sterling or Euros), and (B) the requested Funding Date (which shall be a Business Day); provided, that Agent may, in its sole discretion, elect to accept as timely requests that are received later than 10:00 a.m. (or 10:00 a.m. City of London time or 4:00 p.m. City of London time, as applicable, with respect to a UK Borrowing) on the applicable Business Day. At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time. In such circumstances, Borrowers agree that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request. Borrowings for the account of a US Borrower shall be denominated in Dollars and Borrowings for a UK Borrower shall be denominated as set forth in Section 2.15. Requests for LIBOR Rate Loans will also be subject to Section 2.13.

(b) Making of Swing Loans. In the case of a request for a US Revolving Loan and so long as either (i) the aggregate amount of US Swing Loans made since the last Settlement Date, minus all payments or other amounts applied to US Swing Loans since the last Settlement Date, plus the amount of the requested US Swing Loan does not exceed $5,000,000, or (ii) US Swing Lender, in its sole discretion, agrees to make a US Swing Loan notwithstanding the foregoing limitation, US Swing Lender shall make a

US Revolving Loan (any such US Revolving Loan made by US Swing Lender pursuant to this Section 2.3(b) being referred to as a “US Swing Loan” and all such US Revolving Loans being referred to as “US Swing Loans”) available to the US Borrowers on the Funding Date applicable thereto by transferring immediately available funds in the amount of such requested Borrowing to the US Designated Account. Each US Swing Loan shall be deemed to be a US Revolving Loan hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other US Revolving Loans, except that all payments (including interest) on any US Swing Loan shall be payable to US Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), US Swing Lender shall not make and shall not be obligated to make any US Swing Loan if US Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the US Availability on such Funding Date. US Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any US Swing Loan. The US Swing Loans shall be secured by Agent’s US Liens on the U.S. Collateral, constitute US Revolving Loans and US Obligations, and bear interest at the rate applicable from time to time to US Revolving Loans that are Base Rate Loans.

(c) Making of Revolving Loans.

(i) In the event that US Swing Lender is not obligated to make a US Swing Loan or the Borrowing is for a UK Revolving Loan, then after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the US Lenders or UK Lenders, as applicable, by telecopy, telephone, email, or other electronic form of transmission, of the requested Borrowing and whether such Borrowing is for the account of US Borrower or for the account of a UK Borrower; such notification to be sent on the requested Funding Date in the case of a US Borrowing that accrues interest at the Base Rate, on the Business Day that is one Business Day prior to the requested Funding Date in the case of a UK Borrowing that accrues interest at the Floating Rate and two Business Days prior to the requested Funding Date in the case of a LIBOR Rate Loan. If Agent has timely notified the applicable Lenders of a requested Borrowing as provided above, then each applicable Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds in Dollars or Sterling or Euros (as applicable), to Agent’s applicable Account, not later than (x) 1:00 p.m. on the Business Day that is the requested Funding Date, in the case of US Revolving Loans that are Base Rate Loans, and (y) 10:00 a.m. (or 1:00 p.m. City of London time, in the case of a UK Borrowing) on the Business Day that is the requested Funding Date for all other Revolving Loans. After Agent’s receipt of the proceeds of such Revolving Loans from the applicable Lenders, Agent shall make the proceeds thereof available to the applicable US Borrowers or the applicable UK Borrowers, as applicable, on the applicable Funding Date by transferring immediately available funds in Dollars or Sterling or Euros (as applicable) equal to such proceeds received by Agent to the US Designated Account or the UK Designated Account, as applicable; provided, that, subject to the provisions of Section 2.3(d)(ii), no Lender shall have an obligation to make any Revolving Loan, if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the US Availability (in the case of a US Borrowing) or UK Availability (in the case of a UK Borrowing) on such Funding Date.

(ii) Unless Agent receives notice from an applicable Lender 30 minutes prior to the applicable funding time set forth in (clause (i) above on the Business Day that is the requested Funding Date relative to a requested Borrowing as to which Agent has notified the applicable Lenders of a requested Borrowing that such Lender will not make available as and when required hereunder to Agent for the account of the US Borrowers or the UK Borrowers, as applicable, the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each applicable Lender has made or will make such amount available to Agent in immediately available funds in Dollars or Sterling or Euros (as applicable) on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to the US Borrowers or the UK Borrowers, as applicable, a corresponding amount. If, on the requested Funding Date, any Lender shall not have remitted the full amount that it is required to make available to Agent in immediately available funds and if Agent has made available to the US Borrowers or the UK Borrowers, as applicable, such amount on the requested Funding Date, then such Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, no later than 10:00 a.m. (or 2:00 p.m. City of London time, in the case of a UK Borrowing) on the Business Day that is the first Business Day after the requested Funding Date (in which case, the interest accrued on such Lender’s portion of such Borrowing for the Funding Date shall be for Agent’s separate account). If any Lender shall not remit the full amount that it is required to make available to Agent in immediately available funds as and when required hereby and if Agent has made available to the US Borrowers or the UK Borrowers, as applicable, such amount, then that Lender shall be obligated to immediately remit such amount to Agent, together with interest at the applicable Defaulting Lender Rate for each day until the date on which such amount is so remitted. A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error. If the amount that a Lender is required to remit is made available to Agent, then such payment to Agent shall constitute such Lender’s US Revolving Loans or UK Revolving Loans, as applicable, for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify the US Borrowers of such failure to fund and, upon demand by Agent, the US Borrowers (in the case of US Revolving Loans) and the UK Borrowers (in the case of UK Revolving Loans) shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the applicable Revolving Loans composing such Borrowing.

(d) Protective Advances and Optional Overadvances.

(i) Any contrary provision of this Agreement or any other Loan Document notwithstanding, at any time (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, Agent hereby is authorized by Borrowers and the Lenders, from time to time, in Agent’s sole discretion, to make US Revolving Loans to, or for the benefit of, the US Borrowers and/or UK Revolving Loans to, or for the benefit of the UK Borrowers, in each case on behalf of the applicable Revolving Lenders, that Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (the US Revolving Loans described in this Section 2.3(d)(i) shall be referred to as “US Protective Advances” and the UK Revolving Loans described in this Section 2.3(d)(i) shall be referred to as the “UK Protective Advances”). Notwithstanding the foregoing, the aggregate amount of all US Protective Advances plus UK Protective Advances outstanding at any one time shall not exceed the greater of (A) 10% of the Maximum Revolver Amount and (B) $5,000,000.

(ii) Any contrary provision of this Agreement or any other Loan Document notwithstanding, the applicable Lenders hereby authorize Agent or US Swing Lender, as applicable, and either Agent or US Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make US Revolving Loans (including US Swing Loans) to the US Borrowers and UK Revolving Loans to the UK Borrowers notwithstanding that an Overadvance exists or would be created thereby, so long as (A) with respect to any such US Revolving Loan, (1) after giving effect to such US Revolving Loans, the outstanding US Revolver Usage does not exceed the US Borrowing Base by more than the greater of (x) 10% of the Maximum Revolver Amount and (y) $5,000,000, and (2) after giving effect to such US Revolving Loans, the outstanding US Revolver Usage (except for and excluding amounts charged to the US Loan Account for interest, fees, or Lender Group Expenses) does not exceed the sum of (x) the Maximum Revolver Amount minus (y) UK Revolver Usage, and (B) with respect to any such UK Revolving Loans, (1) after giving effect to such UK Revolving Loans, the Dollar Equivalent of the outstanding UK Revolver Usage does not exceed the UK Borrowing Base by more than the greater of (x) 10% of the Maximum UK Revolver Amount and (y) $1,000,000, and (2) after giving effect to such UK Revolving Loans, the Dollar Equivalent of the outstanding UK Revolver Usage (except for and excluding amounts charged to the UK Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum UK Revolver Amount. In the event Agent obtains actual knowledge that the US Revolver Usage or the UK Revolver Usage exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Agent shall notify the applicable Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the applicable Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the applicable Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with the applicable Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the applicable Revolving Loans to such Borrowers to an amount permitted by the preceding sentence. In such circumstances, if any Lender with an applicable Revolver Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. The foregoing provisions are meant for the benefit of the Lenders and Agent and are not meant for the benefit of Borrowers (it being understood that Required Lenders may, without the consent of Borrowers, waive any of the restrictions or limitations in respect of Overadvances set forth in this Section 2.3(d)(ii), which shall continue to be bound by the provisions of Section 2.4(e). Each Lender with a Revolver Commitment shall be obligated to settle with Agent as provided in Section 2.3(e) (or Section 2.3(g), as applicable) for the amount of such Lender’s Pro Rata Share of any applicable unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any applicable Overadvances resulting from the charging to the applicable Loan Account of interest, fees, or Lender Group Expenses.

(iii) Each US Protective Advance and each US Overadvance (each, a “US Extraordinary Advance”) shall be deemed to be a US Revolving Loan hereunder and each UK Protective Advance and each UK Overadvance (each, a “UK Extraordinary Advance”) shall be deemed to be a UK Revolving Loan hereunder. No Extraordinary Advance shall be eligible to be a LIBOR Rate Loan. Prior to Settlement with respect to any Extraordinary Advances, all payments on the Extraordinary Advances shall be payable to Agent solely for its own account. The Extraordinary Advances shall be repayable on demand and, in the case of US Extraordinary Advances, constitute US Obligations hereunder and bear interest at the Base Rate or, in the case of UK Extraordinary Advances, UK Obligations hereunder and bear interest at the Floating Rate. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, US Swing Lender, and the Lenders and are not intended to benefit Borrowers (or any other Loan Party) in any way.

(e) Settlement. It is agreed that each Lender’s funded portion of (i) the US Revolving Loans is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding US Revolving Loans and (ii) the UK Revolving Loans is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding UK Revolving Loans. Such agreement notwithstanding, Agent, US Swing Lender, and the other Lenders agree (which agreement set forth in this Section 2.3(e) shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Revolving Loans, the US Swing Loans, and the Extraordinary Advances shall take place on a periodic basis in accordance with the following provisions:

(i) Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent in its sole discretion (1) on behalf of US Swing Lender, with respect to the outstanding US Swing Loans, (2) for itself, with respect to the outstanding Extraordinary Advances, and (3) with respect to the US Borrowers’ or their Subsidiaries’ payments or other amounts received, as to each by notifying the applicable Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (or 2:00 p.m. City of London time in the case of UK Obligations) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding US Revolving Loans, US Swing Loans, UK Revolving Loans, US Extraordinary Advances and UK Extraordinary Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(g)): (y) if the amount of the applicable Revolving Loans (including US Swing Loans and Extraordinary Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the applicable Revolving Loans (including US Swing Loans and Extraordinary

Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. (or 2:00 p.m. City of London time, in the case of a Settlement of UK Revolving Loans) on the Settlement Date, transfer in immediately available funds in the Applicable Currency to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the US Revolving Loans (including US Swing Loans and US Extraordinary Advances) and/or UK Revolving Loans (including UK Extraordinary Advances), and (z) if the amount of the applicable Revolving Loans (including US Swing Loans and Extraordinary Advances) made by a Lender is less than such Lender’s Pro Rata Share of the applicable Revolving Loans (including US Swing Loans and Extraordinary Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. (or 2:00 p.m. City of London time, in the case of a Settlement of UK Revolving Loans) on the Settlement Date transfer in immediately available funds in the Applicable Currency to Agent’s applicable Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the US Revolving Loans (including US Swing Loans and US Extraordinary Advances) and/or UK Revolving Loans (including UK Extraordinary Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the US Swing Loans or Extraordinary Advances, as applicable, and, together with the portion of such US Swing Loans or Extraordinary Advances representing US Swing Lender’s Pro Rata Share thereof, shall constitute applicable Revolving Loans of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii) In determining whether a Lender’s balance of the applicable Revolving Loans, US Swing Loans and Extraordinary Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the applicable Revolving Loans, US Swing Loans, and Extraordinary Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments applicable to such Obligations actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii) Between Settlement Dates, Agent, to the extent Extraordinary Advances or US Swing Loans are outstanding, may pay over to Agent or US Swing Lender, as applicable, any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the applicable Revolving Loans, for application to the Extraordinary Advances or US Swing Loans. Between Settlement Dates, Agent, to the extent no Extraordinary Advances or US Swing Loans are outstanding, may pay over to US Swing Lender any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the US Revolving Loans, for application to US Swing Lender’s Pro Rata Share of the US Revolving Loans. If, as of any Settlement Date, payments or other amounts of the US Borrowers or their Subsidiaries received since the then immediately preceding Settlement Date have been applied to US Swing Lender’s Pro Rata Share of the US Revolving Loans other than to US Swing Loans, as provided for in the previous sentence, US Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding US Revolving Loans of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the US Revolving Loans. During the period between Settlement Dates, US Swing Lender with respect to US Swing Loans, Agent with respect to Extraordinary Advances, and each Lender with respect to the Revolving Loans other than US Swing Loans and Extraordinary Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by US Swing Lender, Agent, or the Lenders, as applicable.

(iv) Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).

(f) Notation. Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing in the Applicable Currency the principal amount of the Revolving Loans, owing to each Lender, including the US Swing Loans owing to US Swing Lender, and Extraordinary Advances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g) Defaulting Lenders.

(i) Notwithstanding the provisions of Section 2.4(b)(ii), Agent shall not be obligated to transfer to a Defaulting Lender any payments made by any Borrower to Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, (A) in the absence of such transfer to a Defaulting US Lender, Agent shall transfer any such payments pertaining to US Revolving Loans or Collateral, (1) first, to US Swing Lender to the extent of any US Swing Loans that were made by US Swing Lender and that were required to be, but were not, paid by the Defaulting US Lender, (2) second, to Issuing Bank, to the extent of the portion of a US Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting US Lender, (3) third, to each Non-Defaulting US Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting US Lender’s portion of a US Revolving Loan (or other funding obligation) was funded by such other Non-Defaulting US Lender), (4) fourth, to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of the US Borrowers (upon the request of the US Borrowers and subject to the conditions set forth in Section 3.2) as if such Defaulting US Lender had made its portion of US Revolving Loans (or other funding obligations) hereunder, (5) fifth, to the payment of any amounts owing to the US Lenders, the Issuing Bank, or US Swing Lender as a result of any judgment of a court of competent jurisdiction obtained by any US Lender, the Issuing Bank or US Swing Lender against such Defaulting US Lender as a result of such Defaulting US Lender’s breach of its obligations under this Agreement, (6) sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the US Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the US Borrowers against such Defaulting US Lender as a result of such Defaulting US Lender’s breach of its obligations under this Agreement, and (7) seventh, from and after the date on which all other US Obligations have been paid in full, to such Defaulting US Lender in accordance with Section 2.4(b)(ii)(A)(13), and (B) in the absence of such transfer to a Defaulting UK Lender, Agent shall transfer such payments pertaining to UK Revolving Loans, UK Collateral and, to the extent all US Obligations have been paid in full, Collateral, (1) first, to Issuing Bank, to the extent of the portion of a UK Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting UK Lender, (2) second, to each Non-Defaulting UK Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting UK Lender’s portion of a UK Revolving Loan (or other funding obligation) was funded by such other Non-Defaulting UK Lender), (3) third, to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of the UK Borrowers (upon the request of UK Borrowers and subject to the conditions set forth in Section 3.2) as if such Defaulting UK Lender had made its portion of UK Revolving Loans (or other funding obligations) hereunder, (4) fourth, to the payment of any amounts owing to the UK Lenders, the Issuing Bank or US Swing Lender as a result of any judgment of a court of competent jurisdiction obtained by any UK Lender, the Issuing Bank or US Swing Lender against such Defaulting UK Lender as a result of such Defaulting UK Lender’s breach of its obligations under this Agreement, (5) fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the UK Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the UK Borrowers against such Defaulting UK Lender as a result of such Defaulting UK Lender’s breach of its obligations under this Agreement, and (6)from and after the date on which all other UK Obligations have been paid in full, to such Defaulting UK Lender in accordance with Section 2.4(b)(ii)(B)(10). Subject to the foregoing, Agent may hold and, in its discretion, re-lend to the applicable Borrowers for the account of any Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fees payable under

Section 2.10(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii). The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting US Lenders or Non-Defaulting UK Lenders (as applicable), Agent, Issuing Bank, and Borrowers shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by Agent pursuant to Section 2.3(g)(ii) shall be released to the applicable Borrowers). The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by any Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrowers of their duties and obligations hereunder to Agent, Issuing Bank, or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrowers, at their option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitments of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit); provided, that any such assumption of the Commitments of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.

(ii) If any US Swing Loan or US Letter of Credit is outstanding at the time that a US Lender becomes a Defaulting US Lender then:

(A) such Defaulting US Lender’s US Swing Loan Exposure and Letter of Credit Exposure shall be reallocated among the Non-Defaulting US Lenders in accordance with their respective Pro Rata Shares (it being understood such US Defaulting Lender’s US Swing Loan Exposure shall be reallocated among Non-Defaulting US Lenders with a US Commitment and such Defaulting US Lender’s US Letter of Credit Exposure shall be reallocated among Non-Defaulting US Lenders with a US Commitment to the extent such US Letter of Credit Exposure arises from a Letter of Credit) but only to the extent (x) the sum of all Non-Defaulting US Lenders’ Revolving Loan Exposures plus such Defaulting US Lender’s US Swing Loan Exposure and applicable US Letter of Credit Exposure does not exceed the total of all Non-Defaulting US Lenders’ Revolver Commitments and (y) the conditions set forth in Section 3.2 are satisfied at such time;

(B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, the applicable Borrowers shall within one Business Day following notice by the Agent (x) first, prepay such Defaulting US Lender’s US Swing Loan Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) to the extent that such Defaulting US Lender has failed to perform its Settlement obligations under Section 2.3(e) and (y) second, cash collateralize such Defaulting US Lender’s applicable US Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Agent, for so long as such Letter of Credit Exposure is outstanding; provided, that Borrowers shall not be obligated to cash collateralize any Defaulting US Lender’s US Letter of Credit Exposure if such Defaulting US Lender is also the Issuing Bank;

(C) if the US Borrowers cash collateralize any portion of such Defaulting US Lender’s US Letter of Credit Exposure pursuant to this Section 2.3(g)(ii), such US Borrowers shall not be required to pay any Letter of Credit Fees to Agent for the account of such Defaulting US Lender pursuant to Section 2.6(b) with respect to such cash collateralized portion of such Defaulting US Lender’s US Letter of Credit Exposure during the period such Letter of Credit Exposure is cash collateralized;

(D) to the extent the US Letter of Credit Exposure of the Non-Defaulting US Lenders is reallocated pursuant to this Section 2.3(g)(ii), then the Letter of Credit Fees payable to the Non-Defaulting US Lenders pursuant to Section 2.6(b) shall be adjusted in accordance with such Non-Defaulting US Lenders’ US Letter of Credit Exposure;

(E) to the extent any Defaulting US Lender’s US Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.3(g)(ii), then, without prejudice to any rights or remedies of the Issuing Bank or any US Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting US Lender under Section 2.6(b) with respect to such portion of such Letter of Credit Exposure shall instead be payable to the Issuing Bank until such portion of such Defaulting Lender’s US Letter of Credit Exposure is cash collateralized or reallocated;

(F) so long as any US Lender is a Defaulting US Lender, the US Swing Lender shall not be required to make any US Swing Loan and the Issuing Bank shall not be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting US Lender’s Pro Rata Share of such US Swing Loans or US Letter of Credit cannot be reallocated pursuant to this Section 2.3(g)(ii) or (y) the US Swing Lender or Issuing Bank, as applicable, has not otherwise entered into arrangements reasonably satisfactory to the US Swing Lender or Issuing Bank, as applicable, and Borrowers to eliminate the US Swing Lender’s or Issuing Bank’s risk with respect to the Defaulting US Lender’s participation in US Swing Loans or US Letters of Credit; and

(G) Agent may release any cash collateral provided by US Borrowers pursuant to this Section 2.3(g)(ii) to the Issuing Bank and the Issuing Bank may apply any such cash collateral to the payment of such Defaulting US Lender’s Pro Rata Share of any US Letter of Credit Disbursement that is not reimbursed by the US Borrowers pursuant to Section 2.11(d).

(iii) If any UK Letter of Credit is outstanding at the time that a UK Lender becomes a Defaulting UK Lender then:

(A) such Defaulting UK Lender’s Letter of Credit Exposure shall be reallocated among the Non-Defaulting UK Lenders in accordance with their respective Pro Rata Shares (it being understood such Defaulting UK Lender’s UK Letter of Credit Exposure shall be reallocated among Non-Defaulting UK Lenders with a UK Commitment to the extent such UK Letter of Credit Exposure arises from a Letter of Credit) but only to the extent (x) the sum of all Non-Defaulting UK Lenders’ Revolving Loan Exposures plus applicable UK Letter of Credit Exposure does not exceed the total of all Non-Defaulting UK Lenders’ UK Revolver Commitments and (y) the conditions set forth in Section 3.2 are satisfied at such time;

(B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, the UK Borrowers shall within one Business Day following notice by the Agent cash collateralize such Defaulting UK Lender’s applicable UK Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Agent, for so long as such Letter of Credit Exposure is outstanding; provided, that UK Borrowers shall not be obligated to cash collateralize any Defaulting UK Lender’s applicable UK Letter of Credit Exposure if such Defaulting UK Lender is also the Issuing Bank;

(C) if the UK Borrowers cash collateralize any portion of such Defaulting UK Lender’s UK Letter of Credit Exposure pursuant to this Section 2.3(g)(iii), such UK Borrowers shall not be required to pay any Letter of Credit Fees to Agent for the account of such Defaulting UK Lender pursuant to Section 2.6(b) with respect to such cash collateralized portion of such Defaulting UK Lender’s UK Letter of Credit Exposure during the period such Letter of Credit Exposure is cash collateralized;

(D) to the extent any UK Letter of Credit Exposure of the Non-Defaulting UK Lenders is reallocated pursuant to this Section 2.3(g)(iii), then the Letter of Credit Fees payable to the Non-Defaulting UK Lenders pursuant to Section 2.6(b) shall be adjusted in accordance with such Non-Defaulting UK Lenders’ UK Letter of Credit Exposure;

(E) to the extent any Defaulting UK Lender’s UK Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.3(g)(iii), then, without prejudice to any rights or remedies of the Issuing Bank or any UK Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting UK Lender under Section 2.6(b) with respect to such portion of such Letter of Credit Exposure shall instead be payable to the Issuing Bank until such portion of such Defaulting Lender’s UK Letter of Credit Exposure is cash collateralized or reallocated;

(F) Agent may release any cash collateral provided by UK Borrowers pursuant to this Section 2.3(g)(iii) to the Issuing Bank and the Issuing Bank may apply any such cash collateral to the payment of such Defaulting UK Lender’s Pro Rata Share of any UK Letter of Credit Disbursement that is not reimbursed by the UK Borrowers pursuant to Section 2.11(d).

(h) Independent Obligations. All Revolving Loans (other than US Swing Loans and Extraordinary Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4 Payments; Reductions of Commitments; Prepayments.

(a) Payments by Borrowers.

(i) Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent’s applicable Account (for the account of the US Lenders or the UK Lenders, as the case may be) in immediately available funds in the Applicable Currency, no later than 1:30 p.m. (or 2:00 p.m. City of London time for payments to be made to Agent’s UK Account) on the date specified herein. Any payment received by Agent later than 1:30 p.m. (or 2:00 p.m. City of London time for payments to be made to Agent’s UK Account) shall be deemed to have been received (unless Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii) Unless Agent receives notice from the Administrative Borrower prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b) Apportionment and Application.

(i) So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the applicable Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account or for the separate account of Issuing Bank) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates. Subject to Section 2.4(b)(iv), Section 2.4(d)(ii), Section 2.4(e), and Section 2.17, all payments in respect of US Obligations to be made hereunder by Borrowers shall be remitted to Agent and all such payments, and all proceeds of Collateral securing US Obligations received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting US Lenders, first to reduce the balance of the US Revolving Loans outstanding and, thereafter, to US Borrower (to be wired to the US Designated Account) or such other Person entitled thereto under applicable law. Subject to Section 2.4(b)(iv) and Section 2.17, all payments in respect of UK Obligations to be made hereunder by Borrowers shall be remitted to Agent and all such payments, and all proceeds of Collateral securing UK Obligations (excluding Collateral of the US Loan Parties) received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting UK Lenders to reduce the balance of the UK Revolving Loans outstanding and, thereafter, to UK Borrowers (to be wired to the UK Designated Account) or such other Person entitled thereto under applicable law; provided, that notwithstanding the foregoing, proceeds in Dollars shall be used to repay outstanding UK Obligations denominated in Dollars prior to application to outstanding UK Obligations denominated in Sterling or Euros, proceeds in Sterling shall be used to repay outstanding UK Obligations denominated in Sterling prior to application to outstanding UK Obligations denominated in Dollars or Euros and proceeds in Euros shall be used to repay outstanding UK Obligations denominated in Euros prior to application to outstanding UK Obligations denominated in Dollars or Sterling.

(ii) At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:

(A) All payments in respect of US Obligations and all proceeds of Collateral securing the US Obligations received by Agent shall be applied as follows:

(1) first, to pay any Lender Group Expenses (including cost or expense reimbursements) owing by US Loan Parties or indemnities then due to Agent under the Loan Documents in respect of the US Obligations, until paid in full,

(2) second, to pay any fees or premiums then due to Agent under the Loan Documents in respect of the US Obligations until paid in full,

(3) third, to pay interest due in respect of all US Protective Advances until paid in full,

(4) fourth, to pay the principal of all US Protective Advances until paid in full,

(5) fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) owing by US Loan Parties or indemnities then due to any of the Lenders under the Loan Documents in respect of the US Obligations, until paid in full,

(6) sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents in respect of the US Obligations until paid in full,

(7) seventh, to pay interest accrued in respect of the US Swing Loans until paid in full,

(8) eighth, to pay the principal of all US Swing Loans until paid in full,

(9) ninth, ratably, to pay interest accrued in respect of the US Revolving Loans (other than US Protective Advances) until paid in full,

(10) tenth, ratably

i. ratably, to pay the principal of all US Revolving Loans until paid in full,

ii. to Agent, to be held by Agent, for the benefit of Issuing Bank (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of Issuing Bank, a share of each US Letter of Credit Disbursement), as cash collateral in an amount up to 105% of the US Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any US Letter of Credit Disbursement as and when such disbursement occurs and, if a US Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A)(1) hereof),

iii. ratably, up to the amount (after taking into account any amounts previously paid pursuant to this clause iii. during the continuation of the applicable Application Event) of the most recently established US Bank Product Reserve, to (I) the Bank Product Providers providing US Bank Products based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of US Bank Product Obligations, and (II) with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers providing US Bank Products, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to US Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such US Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such US Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof,

(11) eleventh, to pay UK Obligations set forth in and in the order set forth in clauses (1) through (8) of Section 2.4(b)(ii)(B) arising as a result of any guaranty by any US Loan Party of the UK Obligations (and if no amounts are due under any such guaranty, to cash collateralize the obligations under such guaranty),

(12) twelfth, to pay any other US Obligations other than US Obligations owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of US Bank Product Obligations, with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to US Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such US Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such US Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof),

(13) thirteenth, to pay any other UK Obligations other than UK Obligations owed to Defaulting Lenders

(14) fourteenth, ratably to pay any US Obligations owed to Defaulting US Lenders,

(15) fifteenth, ratably to pay any UK Obligations owed to Defaulting UK Lenders, and

(16) sixteenth, to US Borrower (to be wired to the US Designated Account) or such other Person entitled thereto under applicable law.

(B) All payments in respect of UK Obligations and all proceeds of Collateral securing the UK Obligations received by Agent shall be applied as follows:

(1) first, to pay any Lender Group Expenses (including cost or expense reimbursements) owing by UK Loan Parties or indemnities then due to Agent under the Loan Documents in respect of the UK Obligations, until paid in full,

(2) second, to pay any fees or premiums then due to Agent under the Loan Documents in respect of the UK Obligations until paid in full,

(3) third, to pay interest due in respect of all UK Protective Advances until paid in full,

(4) fourth, to pay the principal of all UK Protective Advances until paid in full,

(5) fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) owing by UK Loan Parties or indemnities then due to any of the Lenders under the Loan Documents in respect of the UK Obligations, until paid in full,

(6) sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents in respect of the UK Obligations until paid in full,

(7) seventh, ratably, to pay interest accrued in respect of the UK Revolving Loans (other than UK Protective Advances) until paid in full,

(8) eighth, ratably

i. to pay the principal of all UK Revolving Loans until paid in full, and

ii. to Agent, to be held by Agent, for the benefit of Issuing Bank (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of Issuing Bank, a share of each UK Letter of Credit Disbursement), as cash collateral in an amount up to 110% of the UK Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any UK Letter of Credit Disbursement as and when such disbursement occurs and, if a UK Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (B)(1) hereof),

iii. ratably, up to the amount (after taking into account any amounts previously paid pursuant to this clause iii during the continuation of the applicable Application Event) of the most recently established UK Bank Product Reserve to (y) the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of UK Bank Product Obligations, and (z) with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to UK Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such UK Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such UK Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (B)(1) hereof,

(9) ninth, to pay any other UK Obligations other than UK Obligations owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of UK Bank Product Obligations, with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to UK Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such UK Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such UK Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof),

(10) tenth, ratably to pay any UK Obligations owed to Defaulting Lenders, and

(11) eleventh, to UK Borrowers (to be wired to the UK Designated Account) or such other Person entitled thereto under applicable law.

(iii) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).

(iv) In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(i) shall not apply to any payment made by Borrowers to Agent and specified by the Administrative Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(v) For purposes of Section 2.4(b)(ii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vi) In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.

(vii) If it is unclear whether a payment is in respect of US Obligations or UK Obligations, such payment shall be, so long as no Application Event has occurred and is continuing, as specified by the Administrative Borrower or, if not so specified or if an Application Event has occurred and is continuing, reasonably determined by Agent (and in the absence of such determination, shall be assumed to be a payment in respect of US Obligations until the US Obligations are paid in full).

(viii) If Collateral secures both US Obligations and UK Obligations, such proceeds shall be applied first to the US Obligations until the US Obligations are paid in full and then to the UK Obligations.

(c) Reduction of Revolver Commitments. The Commitments shall terminate on the Maturity Date. Borrowers may reduce (i) the US Revolver Commitments to an amount (which may be zero) not less than the sum of (A) the US Revolver Usage as of such date, plus (B) the Dollar Equivalent of the UK Revolver Usage as of such date, plus (C) the Dollar Equivalent of the principal amount of any US Revolving Loans or UK Revolving Loans (as applicable) not yet made as to which a request has been given by Borrowers under Section 2.3(a), plus (D) amount of all Letters of Credit not yet issued as to which a request has been given by Borrowers or (ii) the UK Revolver Commitments to an amount (which may be zero) not less than the sum of (A) the Dollar Equivalent of the UK Revolver Usage as of such date, plus (B) the Dollar Equivalent of the principal amount of any UK Revolving Loans not yet made as to which a request has been given by Borrowers under Section 2.3(a), plus (C) the Dollar Equivalent of the amount of all UK Letters of Credit not yet issued as to which a request has been given by Borrowers. Each such reduction shall be in an amount which is not less than $5,000,000 (unless the applicable Revolver Commitments are being reduced to zero and the amount of the applicable Commitments in effect immediately prior to such reduction are less than $5,000,000), shall be made by providing not less than five Business Days prior written notice to Agent, and shall be, except as provided in Section 3.5, irrevocable; provided that no such reduction shall cause the Maximum Revolver Commitments to be reduced to an amount that is less than $25,000,000 (unless the applicable Revolver Commitments are being reduced to zero). Once reduced, the applicable Commitments may not be increased. Each such reduction of the applicable Commitments shall reduce (x) the applicable Commitments of each Lender proportionately in accordance with its ratable share thereof and (y) the Maximum Revolver Amount and the Maximum UK Revolver Amount dollar for dollar.

(d) Optional Prepayments. Borrowers may prepay the principal of any Revolving Loan at any time in whole or in part, without premium or penalty.

(e) Mandatory Prepayments.

(i) US Borrowing Base. If at any time (1) the US Revolver Usage plus the UK US Availability Usage exceeds (2) the lesser of (x) the Maximum Revolver Amount or (y) the US Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Agent, then the US Borrowers shall, within one Business Day thereof, prepay the US Obligations in accordance with Section 2.4(f)(i) in an aggregate amount equal to the amount of such excess.

(ii) UK Borrowing Base. If at any time (1) the Dollar Equivalent of the UK Revolver Usage exceeds (2) the lesser of (x) the Maximum UK Revolver Amount or (y) the UK Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Agent, then the UK Borrowers shall, within one Business Day thereof, prepay the UK Obligations in accordance with Section 2.4(f)(i) in an aggregate amount equal to the amount of such excess.

(iii) Extraordinary Dispositions. Subject to the Intercreditor Agreement, within three (3) Business Days of the date of receipt by Parent or any of its Subsidiaries of the Net Cash Proceeds resulting from any sale or disposition of assets by Parent or its Subsidiaries which qualifies as a Permitted Disposition under clause (p) or (q) of the definition of Permitted Dispositions, (A) to the extent such Permitted Disposition includes assets that were included in the US Borrowing Base or UK Borrowing Base, the Borrowers shall prepay the Obligations in accordance with Section 2.4(f)(iii) in an aggregate amount equal to the lesser of (x) the amount attributed to such assets sold or disposed of as set forth in the Borrowing Base Certificate delivered to Agent immediately prior to the receipt of such Net Cash Proceeds and (y) (i) if Excess Availability is less than $10,000,000, then an amount equal to the amount necessary so that immediately after giving effect to such prepayment, Excess Availability is equal to $10,000,000, or (ii) if Excess Availability is equal to or greater than $10,000,000, then an amount equal to $0, and (B) the Commitments shall be reduced by an aggregate amount equal to the amount of the prepayment, if any, required pursuant to clause (A). Each such reduction of the applicable Commitments shall reduce (x) the applicable Commitments of each Lender proportionately in accordance with its ratable share thereof and (y) the Maximum Revolver Amount and the Maximum UK Revolver Amount dollar for dollar.

(f) Application of Payments.

(i) Each prepayment pursuant to Section 2.4(e)(i) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the US Revolving Loans until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to 105% of the then outstanding US Letter of Credit Usage, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii)(A).

(ii) Each prepayment pursuant to Section 2.4(e)(ii) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the UK Revolving Loans until paid in full, and second, to cash collateralize the UK Letters of Credit in an amount equal to 110% of the then outstanding UK Letter of Credit Usage, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii)(B).

(iii) Each prepayment pursuant to Section 2.4(e)(iii) shall,

(A) to the extent the Permitted Disposition giving rise to such prepayment included assets attributed to the US Borrowing Base, be applied in accordance with Section 2.4(f)(i),

(B) to the extent the Permitted Disposition giving rise to such prepayment included assets attributed to the UK Borrowing Base, be applied in accordance with Section 2.4(f)(ii), and

(C) to the extent the Permitted Disposition giving rise to such prepayment included assets attributed to the US Borrowing Base and the UK Borrowing Base, be applied in accordance with the foregoing clauses (A) and (B) in such amounts determined by Agent in its reasonable discretion.

2.5 Promise to Pay; Promissory Notes.

(a) The US Borrowers agree to pay the Lender Group Expenses owing by the US Borrowers or any other Loan Party on the earlier of (i) the first day of the month following the date on which the applicable Lender Group Expenses were first incurred or (ii) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the US Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (ii)). The US Borrowers promise to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) owing by the US Borrowers in full on the Maturity Date or, if earlier, on the date on which such Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. The US Borrowers agree that its obligations contained in the first sentence of this Section 2.5(a) shall survive payment or satisfaction in full of all other Obligations.

(b) The Borrowers agree to pay the Lender Group Expenses owing by UK Borrowers or any other UK Loan Party on the earlier of (i) the first day of the month following the date on which the applicable Lender Group Expenses were first incurred or (ii) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the UK Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (ii)). The Borrowers promise to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) owing by UK Borrowers in full on the Maturity Date or, if earlier, on the date on which such Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. Borrowers agree that their obligations contained in the first sentence of this Section 2.5(b) shall survive payment or satisfaction in full of all other Obligations.

(c) Any Lender may request that any portion of its Commitments or the Loans made by it be evidenced by one or more promissory notes. In such event, Borrowers shall execute and deliver to such Lender the requested promissory notes payable to the order of such Lender in a form furnished by Agent and reasonably satisfactory to Borrowers. Thereafter, the portion of the Commitments and Revolving Loans evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein.

2.6 Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

(a) Interest Rates. Except as provided in Section 2.6(c),

(i) all US Revolving Loans and all US Obligations (except for undrawn US Letters of Credit) that have been charged to the US Loan Account pursuant to the terms hereof shall bear interest as follows:

(A) if the relevant US Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, and

(B) otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin; and

(ii) all UK Revolving Loans and all UK Obligations (except for undrawn UK Letters of Credit) that have been charged to the UK Loan Account pursuant to the terms hereof shall bear interest as follows:

(A) if the relevant UK Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin plus any Mandatory Costs, and

(B) otherwise, at a per annum rate equal to the Floating Rate for UK Revolving Loans.

(b) Letter of Credit Fee. Subject to Section 2.6(c), the US Borrowers shall pay Agent (for the ratable benefit of the Revolving Lenders with a Revolver Commitment), a Letter of Credit fee (the “US Letter of Credit Fee”) (which fee shall be in addition to the fees, charges, commissions, and costs set forth in Section 2.11(k)) that shall accrue at a per annum rate equal to the LIBOR Rate Margin times the undrawn amount of all outstanding US Letters of Credit. Subject to Section 2.6(c), the UK Borrowers shall pay Agent (for the ratable benefit of the Revolving Lenders with a Commitment), a Letter of Credit fee (the “UK Letter of Credit Fee”) (which fee shall be in addition to the fees, charges, commissions, and costs set forth in Section 2.12(k)) that shall accrue at a per annum rate equal to the LIBOR Rate Margin times the undrawn amount of all outstanding UK Letters of Credit.

(c) Default Rate. Upon the occurrence and during the continuation of an Event of Default and at the election of Agent or the Required Lenders,

(i) all Obligations (except for undrawn Letters of Credit) that have been charged to either Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable hereunder, and

(ii) the Letter of Credit Fee shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

(d) Payment. Except to the extent provided to the contrary in Section 2.10, Section 2.11(k), Section 2.12(k) or Section 2.13(a), (i) all interest, all Letter of Credit Fees and all other fees payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first day of each month and (ii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all Lender Group Expenses shall be due and payable on the earlier of (x) the first day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred or (y) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the applicable Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (y)). Borrowers hereby authorize Agent, from time to time without prior notice to Borrowers, (i) to charge to the US Loan Account: (A) on the first day of each month, all interest accrued during the prior month on the US Revolving Loans, (B) on the first day of each month, all US Letter of Credit Fees accrued or chargeable hereunder during the prior month, (C) as and when incurred or accrued, all fees and costs provided for in Section 2.10 (a) or (c), (D) on the first day of each month, the Unused Line Fee accrued during the prior month pursuant to Section 2.10(b), (E) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents, (F) as and when incurred or accrued, the fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.11(k), (G) as and when incurred or accrued, all other Lender Group Expenses, and (H) as and when due and payable all other payment obligations payable under any Loan Document or any US Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products) and (ii) to charge to the UK Loan Account: (A) on the first day of each month, all interest accrued during the prior month on the UK Revolving Loans, (B) on the first day of each month, all UK Letter of Credit Fees accrued or chargeable hereunder during the prior month, (C) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents by UK Borrowers, (D) as and when incurred or accrued, the fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.12(k), (E) as and when incurred or accrued, all other Lender Group Expenses attributable to UK Borrowers (to the extent not included in clause (i) above), and (F) as and when due and payable all other payment obligations payable under any Loan Document attributable to UK Borrowers or any UK Bank Product Agreement (including any amounts due and payable to the UK Bank Product Providers in respect of UK Bank Products) . All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement) charged to the US Loan Account shall thereupon constitute US Revolving Loans hereunder, shall constitute US Obligations hereunder, and shall initially accrue interest at the rate then applicable to Revolving Loans that are Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement). All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement) charged to the UK Loan Account shall thereupon constitute UK Revolving Loans hereunder, shall constitute UK Obligations hereunder, and shall initially accrue interest at the rate then applicable to UK Revolving Loans that are Floating Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement).

(e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue; provided, that (x) Revolving Loans bearing interest based on the Floating Rate, (y) all Sterling Revolving Loans and Euro Revolving Loans shall, in each case, be calculated on the basis of a 365 day year (or a 366 day year, in the case of a leap year), and (z) for purposes of the Interest Act (Canada), (i) whenever any interest and fees chargeable under this Agreement or any other Loan Document is calculated using a rate based on a year of 360 days or 365 days, as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (A) the applicable rate based on a year of 360 days or 365 days, as the case may be, (B) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (C) divided by 360 or 365, as the case may be, (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement or any other Loan Document, and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, including resulting in an amount or at a rate that would result in the receipt by the Lenders or Agent of interest at a criminal rate, as the terms “interest” and “criminal rate” are defined under the Criminal Code (Canada), then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7 Crediting Payments. The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available funds in the Applicable Currency made to Agent’s US Account or the Agent’s UK Account, as the case may be, or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s US Account or Agent’s UK Account, as the case may be, on a Business Day on or before 1:30 p.m. (or 2:00 p.m. City of London time, in the case of payments in respect of the UK Obligations). If any payment item is received into Agent’s US Account or Agent’s UK Account, as the case may be, on a non-Business Day or after 1:30 p.m. (or 2:00 p.m. City of London time, in the case of payments in respect of the UK Obligations) on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.8 Designated Account. Agent is authorized to make the Revolving Loans and Issuing Bank is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). The US Borrowers agree to establish and maintain the US Designated Account with the US Designated Account Bank for the purpose of receiving the proceeds of the US Revolving Loans requested by the US Borrowers and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and the US Borrowers, any US Revolving Loan or US Swing Loan requested by the US Borrowers and made by Agent or the Lenders hereunder shall be made to the US Designated Account. The UK Borrowers agree to establish and maintain the UK Designated Account with the UK Designated Account Bank for the purpose of receiving the proceeds of the UK Revolving Loans to the UK Borrowers requested by the UK Borrowers and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and the UK Borrowers, any UK Revolving Loan requested by the UK Borrowers and made by Agent or the Lenders hereunder shall be made to the UK Designated Account.

2.9 Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of US Borrower (the “US Loan Account”) on which US Borrower will be charged with all US Revolving Loans (including US Extraordinary Advances and US Swing Loans) made by Agent, US Swing Lender, or the US Lenders to the US Borrowers or for US Borrowers’ account, the US Letters of Credit issued or arranged by Issuing Bank for the US Borrowers’ account, and with all other payment US Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses with respect thereto. In accordance with Section 2.7, the US Loan Account will be credited with all payments received by Agent from the US Borrowers or for the US Borrowers’ account. Agent shall maintain an account on its books in the name of UK Borrowers (the “UK Loan Account”) on which UK Borrower will be charged, all UK Revolving Loans (including UK Extraordinary Advances) made by Agent or the Lenders to UK Borrowers or for UK Borrowers’ account, the UK Letters of Credit issued or arranged by Issuing Bank for UK Borrowers’ account, and with all other payment UK Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses with respect thereto. In accordance with Section 2.7, the UK Loan Account will be credited with all payments received by Agent from the UK Borrowers for UK Borrowers’ account. Agent shall make available to the Administrative Borrower monthly statements regarding the Loan Accounts, including the principal amount of the Revolving Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between the Borrowers and the Lender Group unless, within 30 days after Agent first makes such a statement available to the Administrative Borrower, the Administrative Borrower shall deliver to Agent written objection thereto describing the error or errors contained in such statement.

2.10 Fees.

(a) Agent Fees. Borrowers shall pay to Agent, for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

(b) Unused Line Fee. Borrowers shall pay to Agent, for the ratable account of the Revolving Lenders, an unused line fee (the “Unused Line Fee”) in an amount equal to the Applicable Unused Line Fee Percentage per annum times the result of (i) the aggregate amount of the Revolver Commitments, less (ii) the average daily amount of the Revolver Usage during the immediately preceding month (or portion thereof), which Unused Line Fee shall be due and payable on the first day of each month from and after the Closing Date up to the first day of the month prior to the date on which the Obligations are paid in full and on the date on which the Obligations are paid in full.

(c) Field Examination and Other Fees. Borrowers shall pay to Agent, field examination, appraisal, and valuation fees and charges, as and when due and payable under the terms of the Fee Letter.

2.11 US Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, upon the request of the US Borrowers made in accordance herewith, and prior to the Maturity Date, Issuing Bank agrees to issue Letters of Credit for the account of the US Borrowers. By submitting a request to Issuing Bank for the issuance of a US Letter of Credit, the US Borrowers shall be deemed to have requested that Issuing Bank issue the requested US Letter of Credit. Each request for the issuance of a US Letter of Credit, or the amendment, renewal, or extension of any outstanding US Letter of Credit, shall be irrevocable and shall be made in writing by an Authorized Person and delivered to Issuing Bank via telefacsimile or other electronic method of transmission reasonably acceptable to Issuing Bank and reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to Issuing Bank and (i) shall specify (A) the amount of such US Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such US Letter of Credit, (C) the proposed expiration date of such US Letter of Credit, (D) the name and address of the beneficiary of the US Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the US Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such US Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Agent or Issuing Bank may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Issuing Bank generally requests for US Letters of Credit in similar circumstances. Issuing Bank’s records of the content of any such request will be conclusive. Anything contained herein to the contrary notwithstanding, Issuing Bank may, but shall not be obligated to, issue a US Letter of Credit that supports the obligations of the US Borrowers in respect of (x) a lease of real property or (y) an employment contract.

(b) Issuing Bank shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested issuance:

(i) the US Letter of Credit Usage would exceed $10,000,000, or

(ii) the US Letter of Credit Usage would exceed the sum of (x) the Maximum Revolver Amount minus (y) UK Revolver Usage, minus (z) the sum of the outstanding amount of US Revolving Loans (including US Swing Loans), or

(iii) the US Letter of Credit Usage would exceed the US Borrowing Base at such time less the outstanding principal balance of the US Revolving Loans (inclusive of US Swing Loans) less UK US Availability Usage at such time.

(c) In the event there is a Defaulting US Lender as of the date of any request for the issuance of a US Letter of Credit, the Issuing Bank shall not be required to issue or arrange for such US Letter of Credit to the extent (i) the Defaulting US Lender’s Letter of Credit Exposure with respect to such US Letter of Credit may not be reallocated pursuant to Section 2.3(g)(ii), or (ii) the Issuing Bank has not otherwise entered into arrangements reasonably satisfactory to it and the US Borrowers to eliminate the Issuing Bank’s risk with respect to the participation in such US Letter of Credit of the Defaulting US Lender, which arrangements may include the US Borrowers cash collateralizing such Defaulting US Lender’s Letter of Credit Exposure in accordance with Section 2.3(g)(ii). Additionally, Issuing Bank shall have no obligation to issue a US Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Bank from issuing such US Letter of Credit, or any law applicable to Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Bank shall prohibit or request that Issuing Bank refrain from the issuance of letters of credit generally or such US Letter of Credit in particular, (B) the issuance of such US Letter of Credit would violate one or more policies of Issuing Bank applicable to letters of credit generally or (C) if amounts demanded to be paid under any US Letter of Credit will or may not be in Dollars.

(d) Any Issuing Bank (other than Wells Fargo or any of its Affiliates) shall notify Agent in writing no later than the Business Day immediately following the Business Day on which such Issuing Bank issued any US Letter of Credit; provided, that (i) until Agent advises any such Issuing Bank that the provisions of Section 3.2 are not satisfied, or (ii) unless the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by Agent and such Issuing Bank, such Issuing Bank shall be required to so notify Agent in writing only once each week of the Letters of Credit issued by such Issuing Bank during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as Agent and such Issuing Bank may agree. Each US Letter of Credit shall be in form and substance reasonably acceptable to Issuing Bank, including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Bank makes a payment under a US Letter of Credit, the US Borrowers shall pay to Agent an amount equal to the applicable US Letter of Credit Disbursement on the Business Day such US Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the US Letter of Credit Disbursement immediately and automatically shall be deemed to be a US Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3) and, initially, shall bear interest at the rate then applicable to US Revolving Loans that are Base Rate Loans. If a US Letter of

Credit Disbursement is deemed to be a US Revolving Loan hereunder, Borrowers’ obligation to pay the amount of such US Letter of Credit Disbursement to Issuing Bank shall be automatically converted into an obligation to pay the resulting US Revolving Loan. Promptly following receipt by Agent of any payment from the US Borrowers pursuant to this paragraph, Agent shall distribute such payment to Issuing Bank or, to the extent that US Lenders have made payments pursuant to Section 2.11(e) to reimburse Issuing Bank, then to such US Lenders and Issuing Bank as their interests may appear.

(e) Promptly following receipt of a notice of a US Letter of Credit Disbursement pursuant to Section 2.11(d), each Revolving Lender agrees to fund its Pro Rata Share of any US Revolving Loan deemed made pursuant to Section 2.11(d) on the same terms and conditions as if the US Borrowers had requested the amount thereof as a US Revolving Loan and Agent shall promptly pay to Issuing Bank the amounts so received by it from the US Lenders. By the issuance of a US Letter of Credit (or an amendment, renewal, or extension of a US Letter of Credit) and without any further action on the part of Issuing Bank or the US Lenders, Issuing Bank shall be deemed to have granted to each US Lender, and each US Lender shall be deemed to have purchased, a participation in each US Letter of Credit issued by Issuing Bank, in an amount equal to its Pro Rata Share of such US Letter of Credit, and each such US Lender agrees to pay to Agent, for the account of Issuing Bank, such US Lender’s Pro Rata Share of any US Letter of Credit Disbursement made by Issuing Bank under the applicable US Letter of Credit. In consideration and in furtherance of the foregoing, each US Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of Issuing Bank, such US Lender’s Pro Rata Share of each US Letter of Credit Disbursement made by Issuing Bank and not reimbursed by the US Borrowers on the date due as provided in Section 2.11(d), or of any reimbursement payment that is required to be refunded (or that Agent or Issuing Bank elects, based upon the advice of counsel, to refund) to Borrowers for any reason. Each US Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of Issuing Bank, an amount equal to its respective Pro Rata Share of each US Letter of Credit Disbursement pursuant to this Section 2.11(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such US Lender fails to make available to Agent the amount of such US Lender’s Pro Rata Share of a US Letter of Credit Disbursement as provided in this Section, such US Lender shall be deemed to be a Defaulting US Lender and Agent (for the account of Issuing Bank) shall be entitled to recover such amount on demand from such US Lender together with interest thereon at the Defaulting US Lender Rate until paid in full.

(f) Each US Borrower agrees to indemnify, defend and hold harmless each member of the Lender Group (including Issuing Bank and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including Issuing Bank, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Section 16) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of:

(i) any US Letter of Credit or any pre-advice of its issuance;

(ii) any transfer, sale, delivery, surrender or endorsement of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any US Letter of Credit;

(iii) any action or proceeding arising out of, or in connection with, any US Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any US Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any US Letter of Credit;

(iv) any independent undertakings issued by the beneficiary of any US Letter of Credit;

(v) any unauthorized instruction or request made to Issuing Bank in connection with any US Letter of Credit or requested US Letter of Credit or error in computer or electronic transmission;

(vi) an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;

(vii) any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of US Letter of Credit proceeds or holder of an instrument or document;

(viii) the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;

(ix) Issuing Bank’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation; or

(x) the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person;

in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided, however, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (x) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. The US Borrowers hereby agree to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.11(f). If and to the extent that the obligations of the US Borrowers under this Section 2.11(f) are unenforceable for any reason, the US Borrowers agree to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law. This indemnification provision shall survive termination of this Agreement and all US Letters of Credit.

(g) The liability of Issuing Bank (or any other Letter of Credit Related Person) under, in connection with or arising out of any US Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by the US Borrowers that are caused directly by Issuing Bank’s gross negligence or willful misconduct in (i) honoring a presentation under a US Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such US Letter of Credit, (ii) failing to honor a presentation under a US Letter of Credit that strictly complies with the terms and conditions of such US Letter of Credit or (iii) retaining Drawing Documents presented under a US Letter of Credit. Issuing Bank shall be deemed to have acted with due diligence and reasonable care if Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement. The US Borrowers’ aggregate remedies against Issuing Bank and any Letter of Credit Related Person for wrongfully honoring a presentation under any US Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by the US Borrowers to Issuing Bank in respect of the honored presentation in connection with such US Letter of Credit under Section 2.11(d), plus interest at the rate then applicable to Base Rate Loans hereunder. The US Borrowers shall take action to avoid and mitigate the amount of any damages claimed against Issuing Bank or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the US Letters of Credit. Any claim by US Borrowers under or in connection with any US Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by the US Borrowers as a result of the breach or alleged wrongful conduct complained of, and (y) the amount (if any) of the loss that would have been avoided had the US Borrowers taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Issuing Bank to effect a cure.

(h) The US Borrowers are responsible for preparing or approving the final text of the US Letter of Credit as issued by Issuing Bank, irrespective of any assistance Issuing Bank may provide such as drafting or recommending text or by Issuing Bank’s use or refusal to use text submitted by the US Borrowers. The US Borrowers are solely responsible for the suitability of the US Letter of Credit for the US Borrowers’ purposes. With respect to any US Letter of Credit containing an “automatic amendment” to extend the expiration date of such US Letter of Credit, Issuing Bank, in its sole and absolute discretion, may give notice of nonrenewal of such US Letter of Credit and, if the US Borrowers do not at any time want such US Letter of Credit to be renewed, the US Borrowers will so notify Agent and Issuing Bank at least 15 calendar days before Issuing Bank is required to notify the beneficiary of such US Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such US Letter of Credit.

(i) The US Borrowers’ reimbursement and payment obligations under this Section 2.11 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:

(i) any lack of validity, enforceability or legal effect of any US Letter of Credit or this Agreement or any term or provision therein or herein;

(ii) payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable US Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such US Letter of Credit;

(iii) Issuing Bank or any of its branches or Affiliates being the beneficiary of any US Letter of Credit;

(iv) Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any US Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the US Letter of Credit;

(v) the existence of any claim, set-off, defense or other right that any US Borrower may have at any time against any beneficiary, any assignee of proceeds, Issuing Bank or any other Person;

(vi) any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.11(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any US Borrower’s reimbursement and other payment obligations and liabilities, arising under, or in connection with, any US Letter of Credit, whether against Issuing Bank, the beneficiary or any other Person; or

(vii) the fact that any Default or Event of Default shall have occurred and be continuing;

provided, however, that subject to Section 2.11(g) above, the foregoing shall not release Issuing Bank from such liability to the US Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Issuing Bank following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of the US Borrowers to Issuing Bank arising under, or in connection with, this Section 2.11 or any US Letter of Credit.

(j) Without limiting any other provision of this Agreement, Issuing Bank and each other Letter of Credit Related Person (if applicable) shall not be responsible to US Borrowers for, and Issuing Bank’s rights and remedies against the US Borrowers and the obligation of the US Borrowers to reimburse Issuing Bank for each drawing under each US Letter of Credit shall not be impaired by:

(i) honor of a presentation under any US Letter of Credit that on its face substantially complies with the terms and conditions of such US Letter of Credit, even if the US Letter of Credit requires strict compliance by the beneficiary;

(ii) honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii) acceptance as a draft of any written or electronic demand or request for payment under a US Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the US Letter of Credit;

(iv) the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Issuing Bank’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the US Letter of Credit);

(v) acting upon any instruction or request relative to a US Letter of Credit or requested US Letter of Credit that Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi) any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to the US Borrowers;

(vii) any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any US Borrower or any of the parties to the underlying transaction to which the US Letter of Credit relates;

(viii) assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix) payment to any paying or negotiating bank (designated or permitted by the terms of the applicable US Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x) acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Issuing Bank has issued, confirmed, advised or negotiated such US Letter of Credit, as the case may be;

(xi) honor of a presentation after the expiration date of any US Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Issuing Bank if subsequently Issuing Bank or any court or other finder of fact determines such presentation should have been honored;

(xii) dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii) honor of a presentation that is subsequently determined by Issuing Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons;

provided, however, that the foregoing shall not relieve Issuing Bank or any other Letter of Credit Related Person (if applicable) from liability to the US Borrowers to the extent liability may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Bank or such other Letter of Credit Related Person.

(k) The US Borrowers shall pay immediately upon demand to Agent for the account of Issuing Bank as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.11(k)): (i) a fronting fee which shall be imposed by Issuing Bank upon the issuance of each US Letter of Credit of .250% per annum of the face amount thereof, plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, Issuing Bank, or by any adviser, confirming institution or entity or other nominated person, relating to US Letters of Credit, at the time of issuance of any US Letter of Credit and upon the occurrence of any other activity with respect to any US Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations).

(l) If by reason of (x) any Change in Law, or (y) compliance by Issuing Bank or any other member of the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or

(ii) there shall be imposed on Issuing Bank or any other member of the Lender Group any other condition regarding any US Letter of Credit,

and the result of the foregoing is to increase, directly or indirectly, the cost to Issuing Bank or any other member of the Lender Group of issuing, making, participating in, or maintaining any US Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify the US Borrowers, and the US Borrowers shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate Issuing Bank or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, that (A) the US Borrowers shall not be required to provide any compensation pursuant to this Section 2.11(l) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to the US Borrowers, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section 2.11(l), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(m) Unless otherwise expressly agreed by Issuing Bank and the US Borrowers when a US Letter of Credit is issued, (i) the rules of the ISP and the UCP shall apply to each standby US Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial US Letter of Credit.

(n) In the event of a direct conflict between the provisions of this Section 2.11 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.11 shall control and govern.

2.12 UK Letter of Credit.

(a) Subject to the terms and conditions of this Agreement, upon the request of the UK Borrowers made in accordance herewith, and prior to the Maturity Date, Issuing Bank agrees to issue a requested UK Letter of Credit for the account of the UK Borrowers. By submitting a request to Issuing Bank for the issuance of a UK Letter of Credit, the UK Borrowers shall be deemed to have requested that Issuing Bank issue the requested UK Letter of Credit. Each request for the issuance of a UK Letter of Credit, or the amendment, renewal, or extension of any outstanding UK Letter of Credit, shall be irrevocable and shall be made in writing by an Authorized Person and delivered to Issuing Bank via telefacsimile or other electronic method of transmission reasonably acceptable to Issuing Bank and reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to Issuing Bank and (i) shall specify (A) the amount of such UK Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such UK Letter of Credit, (C) the proposed expiration date of such UK Letter of Credit, (D) the name and address of the beneficiary of the UK Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the UK Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such UK Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Agent or Issuing Bank may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Issuing Bank generally requests for UK Letters of Credit in similar circumstances. Issuing Bank’s records of the content of any such request will be conclusive. Anything contained herein to the contrary notwithstanding, Issuing Bank may, but shall not be obligated to, issue a UK Letter of Credit that supports the obligations of the UK Borrowers in respect of (x) a lease of real property, or (y) an employment contract.

(b) Issuing Bank shall have no obligation to issue a UK Letter of Credit if any of the following would result after giving effect to the requested issuance:

(i) the Dollar Equivalent of the UK Letter of Credit Usage would exceed $2,500,000,

(ii) the Dollar Equivalent of the UK Letter of Credit Usage would exceed the Maximum UK Revolver Amount minus the sum of the Dollar Equivalent of the outstanding amount of UK Revolving Loans, or

(iii) the Dollar Equivalent of the UK Letter of Credit Usage would exceed the UK Borrowing Base at such time less the Dollar Equivalent of the outstanding principal balance of the UK Revolving Loans at such time.

(c) In the event there is a Defaulting UK Lender as of the date of any request for the issuance of a UK Letter of Credit, the Issuing Bank shall not be required to issue or arrange for such UK Letter of Credit to the extent (x) the Defaulting UK Lender’s Letter of Credit Exposure with respect to such UK Letter of Credit may not be reallocated pursuant to Section 2.3(g)(ii) or (y) the Issuing Bank has not otherwise entered into arrangements reasonably satisfactory to it and UK Administrative Borrower to eliminate the Issuing Bank’s risk with respect to the participation in such UK Letter of Credit of the Defaulting UK Lender, which arrangements may include UK Borrowers cash collateralizing such Defaulting UK Lender’s Letter of Credit Exposure in accordance with Section 2.3(g)(ii). Additionally, Issuing Bank shall have no obligation to issue a UK Letter of Credit if (I) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Bank from issuing such UK Letter of Credit, or any law applicable to Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Bank shall prohibit or request that Issuing Bank refrain from the issuance of letters of credit generally or such UK Letter of Credit in particular, or (II) the issuance of such UK Letter of Credit would violate one or more policies of Issuing Bank applicable to letters of credit generally.

(d) Any Issuing Bank (other than Wells Fargo or any of its Affiliates) shall notify Agent in writing no later than the Business Day immediately following the Business Day on which such Issuing Bank issued any UK Letter of Credit; provided that (y) until Agent advises any such Issuing Bank that the provisions of Section 3.2 are not satisfied, or (z) the aggregate amount of the UK Letters of Credit issued in any such week exceeds such amount as shall be agreed by Agent and such Issuing Bank, such Issuing Bank shall be required to so notify Agent in writing only once each week of the UK Letters of Credit issued by such Issuing Bank during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as Agent and such Issuing Bank may agree. Each UK Letter of Credit shall be in form and substance reasonably acceptable to Issuing Bank, including the requirement that the amounts payable thereunder must be payable in the Applicable Currency. If Issuing Bank makes a payment under a UK Letter of Credit, UK Borrowers shall pay to Agent an amount equal to the applicable UK Letter of Credit Disbursement on the date such UK Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the UK Letter of Credit Disbursement immediately and automatically shall be deemed to be a UK Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3) and, initially, shall bear interest at the Floating Rate. If a UK Letter of Credit Disbursement is deemed to be a UK Revolving Loan hereunder, UK Borrowers’ obligation to pay the amount of such UK Letter of Credit Disbursement to Issuing Bank shall be automatically converted into an obligation to pay the resulting UK Revolving Loan. Promptly following receipt by Agent of any payment from UK Borrowers pursuant to this paragraph, Agent shall distribute such payment to Issuing Bank or, to the extent that Lenders have made payments pursuant to Section 2.12(e) to reimburse Issuing Bank, then to such Lenders and Issuing Bank as their interests may appear.

(e) Promptly following receipt of a notice of a UK Letter of Credit Disbursement pursuant to Section 2.12(d), each UK Lender agrees to fund its Pro Rata Share of any UK Revolving Loan deemed made pursuant to Section 2.12(d) on the same terms and conditions as if UK Borrowers had requested the amount thereof as a UK Revolving Loan and Agent shall promptly pay to Issuing Bank the amounts so received by it from the Lenders. By the issuance of a UK Letter of Credit (or an amendment, renewal, or extension of a UK Letter of Credit) and without any further action on the part of Issuing Bank or the UK Lenders, Issuing Bank shall be deemed to have granted to each UK Lender, and each UK Lender shall be deemed to have purchased, a participation in each UK Letter of Credit issued by Issuing Bank, in an amount equal to its Pro Rata Share of such UK Letter of Credit, and each such UK Lender agrees to pay to Agent, for the account of Issuing Bank, such UK Lender’s Pro Rata Share of any UK Letter of Credit Disbursement made by Issuing Bank under the applicable UK Letter of Credit. In consideration and in furtherance of the foregoing, each UK Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of Issuing Bank, such Lender’s Pro Rata Share of each UK Letter of Credit Disbursement made by Issuing Bank and not reimbursed by the UK Borrowers on the date due as provided in Section 2.12(d), or of any reimbursement payment this is required to be refunded (or that Agent or Issuing Bank elects, based upon the advice of counsel, to refund) to UK Borrower for any reason. Each UK Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of Issuing Bank, an amount equal to its respective Pro Rata Share of each UK Letter of Credit Disbursement pursuant to this Section 2.12(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such UK Lender fails to make available to Agent the amount of such UK Lender’s Pro Rata Share of a UK Letter of Credit Disbursement as provided in this Section, such UK Lender shall be deemed to be a Defaulting UK Lender and Agent (for the account of Issuing Bank) shall be entitled to recover such amount on demand from such UK Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(f) Each UK Borrower agrees to indemnify, defend and hold harmless each Letter of Credit Related Person (to the fullest extent permitted by law) from and against any and all Letter of Credit Indemnified Costs (other than Taxes, which shall be governed by Section 16.2), and which arise out of or in connection with, or as a result of:

(i) any UK Letter of Credit or any pre-advice of its issuance;

(ii) any transfer, sale, delivery, surrender or endorsement of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any UK Letter of Credit;

(iii) any action or proceeding arising out of, or in connection with, any UK Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any UK Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any UK Letter of Credit;

(iv) any independent undertakings issued by the beneficiary of any UK Letter of Credit;

(v) any unauthorized instruction or request made to Issuing Bank in connection with any UK Letter of Credit or requested UK Letter of Credit or error in computer or electronic transmission;

(vi) an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;

(vii) any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of UK Letter of Credit proceeds or holder of an instrument or document;

(viii) the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;

(ix) Issuing Bank’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation; or

(x) the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person;

in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided, however, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (x) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. The UK Borrowers hereby agree to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.12(f). If and to the extent that the obligations of the UK Borrowers under this Section 2.12(f) are unenforceable for any reason, the UK Borrowers agree to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law. This indemnification provision shall survive termination of this Agreement and all UK Letters of Credit.

(g) The liability of Issuing Bank (or any other Letter of Credit Related Person) under, in connection with or arising out of any UK Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by the UK Borrowers that are caused directly by Issuing Bank’s gross negligence or willful misconduct in (i) honoring a presentation under a UK Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such UK Letter of Credit, (ii) failing to honor a presentation under a UK Letter of Credit that strictly complies with the terms and conditions of such UK Letter of Credit or (iii) retaining Drawing

Documents presented under a UK Letter of Credit. Issuing Bank shall be deemed to have acted with due diligence and reasonable care if Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement. The UK Borrowers’ aggregate remedies against Issuing Bank and any Letter of Credit Related Person for wrongfully honoring a presentation under any UK Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by the UK Borrowers to Issuing Bank in respect of the honored presentation in connection with such UK Letter of Credit under Section 2.12(d), plus interest at the rate then applicable to Floating Rate Loans hereunder. The UK Borrowers shall take action to avoid and mitigate the amount of any damages claimed against Issuing Bank or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the UK Letters of Credit. Any claim by the UK Borrowers under or in connection with any UK Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by the UK Borrowers as a result of the breach or alleged wrongful conduct complained of, and (y) the amount (if any) of the loss that would have been avoided had the UK Borrowers taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Issuing Bank to effect a cure.

(h) The UK Borrowers are responsible for preparing or approving the final text of the UK Letter of Credit as issued by Issuing Bank, irrespective of any assistance Issuing Bank may provide such as drafting or recommending text or by Issuing Bank’s use or refusal to use text submitted by the UK Borrowers. The UK Borrowers are solely responsible for the suitability of the UK Letter of Credit for the US Borrowers’ purposes. With respect to any UK Letter of Credit containing an “automatic amendment” to extend the expiration date of such UK Letter of Credit, Issuing Bank, in its sole and absolute discretion, may give notice of nonrenewal of such UK Letter of Credit and, if the UK Borrowers do not at any time want such UK Letter of Credit to be renewed, the UK Borrowers will so notify Agent and Issuing Bank at least 15 calendar days before Issuing Bank is required to notify the beneficiary of such UK Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such UK Letter of Credit.

(i) The UK Borrowers’ reimbursement and payment obligations under this Section 2.12 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:

(i) any lack of validity, enforceability or legal effect of any UK Letter of Credit or this Agreement or any term or provision therein or herein;

(ii) payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable UK Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such UK Letter of Credit;

(iii) Issuing Bank or any of its branches or Affiliates being the beneficiary of any UK Letter of Credit;

(iv) Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any UK Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the UK Letter of Credit;

(v) the existence of any claim, set-off, defense or other right that any UK Borrower may have at any time against any beneficiary, any assignee of proceeds, Issuing Bank or any other Person;

(vi) any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.12(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any UK Borrower’s reimbursement and other payment obligations and liabilities, arising under, or in connection with, any UK Letter of Credit, whether against Issuing Bank, the beneficiary or any other Person; or

(vii) the fact that any Default or Event of Default shall have occurred and be continuing;

provided, however, that subject to Section 2.12(g) above, the foregoing shall not release Issuing Bank from such liability to the UK Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Issuing Bank following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of the UK Borrowers to Issuing Bank arising under, or in connection with, this Section 2.12 or any UK Letter of Credit.

(j) Without limiting any other provision of this Agreement, Issuing Bank and each other Letter of Credit Related Person (if applicable) shall not be responsible to UK Borrowers for, and Issuing Bank’s rights and remedies against the UK Borrowers and the obligation of the UK Borrowers to reimburse Issuing Bank for each drawing under each UK Letter of Credit shall not be impaired by:

(i) honor of a presentation under any UK Letter of Credit that on its face substantially complies with the terms and conditions of such UK Letter of Credit, even if the UK Letter of Credit requires strict compliance by the beneficiary;

(ii) honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii) acceptance as a draft of any written or electronic demand or request for payment under a UK Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the UK Letter of Credit;

(iv) the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Issuing Bank’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the UK Letter of Credit);

(v) acting upon any instruction or request relative to a UK Letter of Credit or requested UK Letter of Credit that Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi) any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to the UK Borrowers;

(vii) any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any UK Borrower or any of the parties to the underlying transaction to which the UK Letter of Credit relates;

(viii) assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix) payment to any paying or negotiating bank (designated or permitted by the terms of the applicable UK Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x) acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Issuing Bank has issued, confirmed, advised or negotiated such UK Letter of Credit, as the case may be;

(xi) honor of a presentation after the expiration date of any UK Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Issuing Bank if subsequently Issuing Bank or any court or other finder of fact determines such presentation should have been honored;

(xii) dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii) honor of a presentation that is subsequently determined by Issuing Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons;

provided, however, that the foregoing shall not relieve Issuing Bank or any other Letter of Credit Related Person (if applicable) from liability to the US Borrowers to the extent liability may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Bank or such other Letter of Credit Related Person.

(k) The UK Borrowers shall pay immediately upon demand to Agent for the account of Issuing Bank as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.12(k)): (i) a fronting fee which shall be imposed by Issuing Bank upon the issuance of each UK Letter of Credit of .250% per annum of the face amount thereof, plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, Issuing Bank, or by any adviser, confirming institution or entity or other nominated person, relating to UK Letters of Credit, at the time of issuance of any UK Letter of Credit and upon the occurrence of any other activity with respect to any UK Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations).

(l) If by reason of (x) any Change in Law, or (y) compliance by Issuing Bank or any other member of the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or

(ii) there shall be imposed on Issuing Bank or any other member of the Lender Group any other condition regarding any UK Letter of Credit,

and the result of the foregoing is to increase, directly or indirectly, the cost to Issuing Bank or any other member of the Lender Group of issuing, making, participating in, or maintaining any UK Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify the UK Borrowers, and the UK Borrowers shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate Issuing Bank or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Floating Rate Loans hereunder; provided, that (A) the UK Borrowers shall not be required to provide any compensation pursuant to this Section 2.12(l) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to the UK Borrowers, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section 2.12(l), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(m) Unless otherwise expressly agreed by Issuing Bank and the UK Borrowers when a US Letter of Credit is issued, (i) the rules of the ISP and the UCP shall apply to each standby UK Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial UK Letter of Credit.

(n) In the event of a direct conflict between the provisions of this Section 2.12 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.12 shall control and govern.

(o) All UK Letters of Credit shall be denominated in an Applicable Currency.

2.13 LIBOR Option.

(a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option, subject to Section 2.13(b) below (the “LIBOR Option”) to have interest on all or a portion of the Revolving Loans be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan (or upon conversion of a UK Revolving Loan that accrues interest at the Floating Rate to a LIBOR Rate Loan), or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; provided, that, subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than 3 months in duration, interest shall be payable at three month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period), (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. With respect to US Loans, on the last day of each applicable Interest Period, unless the US Borrowers properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. With respect to UK Revolving Loans, on the last day of each applicable Interest Period, unless the UK Borrowers properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the Floating Rate then applicable to the UK Revolving Loans. At any time that an Event of Default has occurred and is continuing, the Borrowers no longer shall have the option to request that Revolving Loans bear interest at a rate based upon the LIBOR Rate.

(b) LIBOR Election.

(i) Borrowers may, at any time and from time to time, so long as Administrative Borrower has not received a notice from Agent (which notice Agent may elect to give or not give in its discretion unless Agent is directed to give such notice by the Required Lenders, in which case, it shall give the notice to Administrative Borrower), after the occurrence and during the continuance of an Event of Default, to terminate the right of Borrowers to exercise the LIBOR Option during the continuance of such Event of Default, elect to exercise the LIBOR Option by notifying Agent prior to 11:00 a.m. (or 11:00 a.m. City of London time in the case of UK Revolving Loans) at least three Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). The election of the LIBOR Option by the US Borrowers or the UK Borrowers, as applicable, for a permitted portion of its Revolving Loans and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. (or 5:00 p.m. City of London time in the case of UK Revolving Loans) on the same day). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Lenders.

(ii) Each LIBOR Notice shall be irrevocable and binding on Borrowers. In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”). A certificate of Agent or a Lender delivered to Borrowers setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.13 shall be conclusive absent manifest error. The US Borrowers, if such LIBOR Rate Loan is a US Revolving Loan, or the UK Borrowers, if such LIBOR Rate Loan is a UK Revolving Loan, shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate. If a payment of a LIBOR Rate Loan on a day other than the last day of the applicable Interest Period would result in a Funding Loss, Agent may, in its sole discretion at the request of Borrowers, hold the amount of such payment as cash collateral in support of the Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable LIBOR Rate Loan on such last day, it being agreed that Agent has no obligation to so defer the application of payments to any LIBOR Rate Loan and that, in the event that Agent does not defer such application, Borrowers shall be obligated to pay any resulting Funding Losses.

(iii) Unless Agent, in its sole discretion, agrees otherwise, Borrowers shall have not more than, (a) with respect to US Loans, six LIBOR Rate Loans in effect at any given time and, (b) with respect to UK Revolving Loans, two LIBOR Rate Loans in effect at any given time. Borrowers may only exercise the LIBOR Option for proposed LIBOR Rate Loans of at least $1,000,000.

(c) Conversion. The US Borrowers may convert LIBOR Rate Loans to US Loans that accrue interest at the Base Rate at any time and the UK Borrowers may convert LIBOR Rate Loans to UK Revolving Loans that accrue interest at the Floating Rate at any time; provided, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Agent of any payments or proceeds of Collateral in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, the US Borrowers, in the case of US Revolving Loans, or UK Borrowers, in the case of UK Revolving Loans, shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.13(b)(ii).

(d) Special Provisions Applicable to LIBOR Rate.

(i) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including any Changes in Law (including any changes in tax laws (except changes of general applicability in respect to the rate or basis of imposition of) income, franchise or branch profits tax laws)) and changes in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (A) require such Lender to furnish to Borrowers a statement setting forth in reasonable detail the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (B) repay the LIBOR Rate Loans of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.13(b)(ii)).

(ii) In the event (A) that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the applicable LIBOR Rate or (B)(1) Dollar, Sterling or Euro deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of a requested LIBOR Rate Loan, (2) adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan, or (3) the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect their LIBOR Option with respect to such Lender (but shall otherwise continue to be entitled to make such election for the Loans of any other Lenders) until such Lender determines that it would no longer be unlawful or impractical to do so.

(e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire Euro deposits or Sterling deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.

2.14 Capital Requirements.

(a) If, after the date hereof, Issuing Bank or any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital or reserve requirements for banks or bank holding companies, or any change in the interpretation, implementation, or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by Issuing Bank or such Lender or tehir respective parent bank holding companies with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on Issuing Bank’s or such Lender’s or such holding companies’ capital as a consequence of Issuing Bank’s or such Lender’s Commitments hereunder to a level below that which Issuing Bank or such Lender or such holding companies could have achieved but for such adoption, change, or compliance (taking into consideration Issuing Bank’s or such Lender’s or such holding companies’ then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by Issuing Bank or such Lender to be material, then Issuing Bank or such Lender, as the case may be, may notify the US Borrowers, the UK Borrowers and Agent thereof. Following receipt of such notice, Borrowers agree to pay Issuing Bank or such Lender, as the case may be, on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by Issuing Bank or such Lender of a statement in the amount and setting forth in reasonable detail Issuing Bank’s or such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, Issuing Bank or such Lender, as the case may be, may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of Issuing Bank’s or such Lender’s right to demand such compensation; provided that (i) Borrowers shall not be required to compensate Issuing Bank or any Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that Issuing Bank or such Lender notifies Borrowers of such law, rule, regulation or guideline giving rise to such reductions and of Issuing Bank’s or such Lender’s intention to claim compensation therefor; provided, further, that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof, (ii) the UK Borrowers shall not be required to compensate Issuing Bank or any Lender pursuant to this Section for any reductions in return pertaining to the US Revolving Commitments or US Obligations, and (iii) no Borrower shall be required to compensate a Issuing Bank or any Lender pursuant to this clause (a) to the extent Issuing Bank or such Lender has been adequately compensated for any such reduction or increased cost by the payment of Mandatory Costs.

(b) If Issuing Bank or any Lender requests additional or increased costs referred to in Section 2.13(d)(i) or amounts under Section 2.14(a) or sends a notice under Section 2.13(d)(ii) or in connection with the application of Mandatory Costs relative to changed circumstances (any such Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.11(l), Section 2.12(l), Section 2.13(d)(i) or Section 2.14(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining LIBOR Rate Loans or eliminate the application of Mandatory Costs and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment; provided, that the UK Borrowers shall not be obligated to pay such costs and expenses of an Affected Lender pertaining to the US Obligations. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers’ obligation to pay any future amounts to such Affected Lender pursuant to Section 2.11(l), Section 2.12(l), Section 2.13(d)(i), Section 2.14(a) or as a result of the application of Mandatory Costs, as applicable, or to enable Borrowers to obtain LIBOR Rate Loans, then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.11(l), Section 2.12(l), Section 2.13(d)(i), Section 2.14(a) or as a result of the application of Mandatory Costs, as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.13(d)(i), Section 2.14(a) or as a result of the application of Mandatory Costs, as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain LIBOR Rate Loans, may designate a different Issuing Bank or seek a substitute Lender, in each case, reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s Commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and Commitments, pursuant to an Assignment and Acceptance Agreement, and upon such purchase by the Replacement Lender, such Replacement Lender shall be deemed to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement and such Affected Lender shall cease to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement.

(c) Borrowers shall, upon demand from any member of the Lender Group, pay to such Person, the amount of (i) any loss or cost or increased cost incurred by such Person, (ii) any reduction in any amount payable to or in the effective return on the capital to such Person, (iii) any interest or any other return, including principal, foregone by such Person as a result of the introduction of, change over to or operation of the Euro or the Sterling, or (iv) any currency exchange loss that such Person sustains, in each case of clauses (i) through (iv), as a result of any payment being made by any Borrower in a currency other than that originally extended to such Borrower. A certificate of Agent setting forth in reasonable detail the basis for determining such additional amount or amounts necessary to compensate such member of the Lender Group or shall be conclusively presumed to be correct save for manifest error.

(d) Notwithstanding anything herein to the contrary, the (i) issuance of any rules, regulations or directions under the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) all rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III and all requests, rules, guidelines or directives thereunder or issued in connection therewith after the date of this Agreement shall be deemed to be a change in law, rule, regulation or guideline for purposes of Sections 2.13 and 2.14 and the protection of Sections 2.13 and 2.14 shall be available to each Lender and Issuing Bank (as applicable) regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for lenders or issuing banks affected thereby to comply therewith. Notwithstanding any other provision herein, no Lender or Issuing Bank shall demand compensation pursuant to this Section 2.14 if it shall not at the time be the general policy or practice of such Lender or Issuing Bank (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

2.15 Currencies. The US Loans and other US Obligations (unless such other US Obligations expressly provide otherwise) shall be made and repaid in Dollars. The UK Revolving Loans and other UK Obligations made to the UK Borrowers shall be made in Dollars or Sterling or Euros (unless such other UK Obligations expressly provide otherwise). All such UK Obligations denominated in Dollars shall be repaid in Dollars, all such UK Obligations denominated in Sterling shall be repaid in Sterling and all such UK Obligations denominated in Euros shall be repaid in Euros.

2.16 Joint and Several Liability of Borrowers.

(a) Each US Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other US Borrowers to accept joint and several liability for the Obligations.

(b) Each US Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other US Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.16), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each US Borrower without preferences or distinction among them.

(c) If and to the extent that any US Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other US Borrowers will make such payment with respect to, or perform, such Obligation until such time as all of the Obligations are paid in full.

(d) The Obligations of each US Borrower under the provisions of this Section 2.16 constitute the absolute and unconditional, full recourse Obligations of each US Borrower enforceable against each US Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.16(d)) or any other circumstances whatsoever.

(e) Except as otherwise expressly provided in this Agreement, each US Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Revolving Loans or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each US Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each US Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.16 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.16, it being the intention of each US Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each US Borrower under this Section 2.16 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each US Borrower under this Section 2.16 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender.

(f) Each US Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each US Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each US Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g) The provisions of this Section 2.16 are made for the benefit of Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all US Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.16 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.16 will forthwith be reinstated in effect, as though such payment had not been made.

(h) Each US Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any US Borrower may have against any other Borrower with respect to any payments to any Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(i) Each US Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.4(b).

(j) Each UK Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each UK Borrower and in consideration of the undertakings of the other UK Borrowers to accept joint and several liability for the UK Obligations.

(k) Each UK Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other UK Borrowers, with respect to the payment and performance of all of the UK Obligations (including any UK Obligations arising under this Section 2.16), it being the intention of the parties hereto that all the UK Obligations shall be the joint and several obligations of each UK Borrower without preferences or distinction among them.

(l) If and to the extent that any UK Borrower shall fail to make any payment with respect to any of the UK Obligations as and when due or to perform any of the UK Obligations in accordance with the terms thereof, then in each such event the other UK Borrowers will make such payment with respect to, or perform, such UK Obligation until such time as all of the UK Obligations are paid in full.

(m) The Obligations of each UK Borrower under the provisions of this Section 2.16 constitute the absolute and unconditional, full recourse UK Obligations of each UK Borrower enforceable against each UK Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.16(d)) or any other circumstances whatsoever.

(n) Except as otherwise expressly provided in this Agreement, each UK Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Revolving Loans or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the UK Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each UK Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the UK Obligations, the acceptance of any payment of any of the UK Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any UK Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the UK Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the UK Obligations or the addition, substitution or release, in whole or in part, of any UK Borrower. Without limiting the generality of the foregoing, each UK Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any UK Borrower to comply with any of its respective UK Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.16 afford grounds for terminating, discharging or relieving any UK Borrower, in whole or in part, from any of its Obligations under this Section 2.16, it being the intention of each UK Borrower that, so long as any of the UK Obligations hereunder remain unsatisfied, the UK Obligations of each UK Borrower under this Section 2.16 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each UK Borrower under this Section 2.16 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other UK Borrower or any Agent or Lender.

(o) Each UK Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each UK Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each UK Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the UK Obligations.

(p) The provisions of this Section 2.16 are made for the benefit of Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all UK Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any UK Borrower or to exhaust any remedies available to it or them against any UK Borrower or to resort to any other source or means of obtaining payment of any of the UK Obligations hereunder or to elect any other remedy. The provisions of this Section 2.16 shall remain in effect until all of the UK Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the UK Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.16 will forthwith be reinstated in effect, as though such payment had not been made.

(q) Each UK Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any UK Borrower may have against any other Borrower with respect to any payments to any Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(r) Each UK Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the UK Obligations in accordance with Section 2.4(b).

2.17 Cash Management.

(a) Cash Management Accounts.

(i) US Cash Management Accounts. On or prior to the Closing Date, the US Borrowers shall and shall cause each of the other US Loan Parties to (A) establish and maintain the US Deposit Accounts, including the US Collection Deposit Account, and take such reasonable steps to ensure that all of its and the other US Loan Parties’ Account Debtors forward payment of the amounts owed by them directly to the US Collection Deposit Account, (B) deposit or cause to be deposited promptly, and in any event no later than the second Business Day after the date of receipt thereof, all of their Collections into the US Collection Deposit Account, and (C) subject to Section 3.6, establish and maintain Control Agreements with respect to such US Deposit Accounts as required by the US Security Agreement.

(ii) UK Cash Management Accounts. On or prior to the Closing Date, the UK Borrowers shall and shall cause each of the other UK Loan Parties to (i) establish and maintain the UK Deposit Accounts, including the UK Collection Deposit Account, and take such reasonable steps to ensure that all of its and the other UK Loan Parties’ Account Debtors forward payments of the amounts owed by them directly to the UK Collection Deposit Account, (ii) deposit or cause to be deposited promptly, and in any event no later than the second Business Day after the date of receipt thereof, all of their Collections into the UK Collection Deposit Account, and (iii) establish and maintain Control Agreements with respect to the UK Deposit Accounts that provide floating and/or fixed charge security with respect to such UK Deposit Accounts, and a perfected first priority Lien in favor of Agent (or UK Security Trustee, as applicable) with respect to such UK Deposit Accounts.

(b) US Cash Dominion. At all times during a Cash Dominion Period (including the first and last day thereof), all amounts in the US Collection Deposit Accounts shall be remitted daily to Agent’s US Account and shall be applied by Agent on a daily basis to the US Revolving Loans outstanding and thereafter to US Borrower (to be wired to the US Designated Account) or such other Person entitled thereto under applicable law.

(c) UK Cash Dominion. All amounts in the UK Collection Deposit Accounts shall be remitted daily to the Agent’s UK Account and shall be applied by Agent on a daily basis to the UK Revolving Loans outstanding and thereafter to UK Borrowers (to be wired to the UK Designated Account) or such other Person entitled thereto under applicable law.

(d) Cash Management at Wells Fargo. Within 180 days following the Closing Date (or such later date as Agent may agree) Parent shall, and shall cause the other US Loan Parties (other than the Canadian Guarantors) to, establish and maintain their primary depository and treasury management relationships with Wells Fargo or its Affiliates; provided, that such depository and treasury management products are offered on commercially reasonable terms. In furtherance of the foregoing, within 180 days following the Closing Date (or such later date as Agent may agree), the US Collection Deposit Account shall be maintained at Wells Fargo.

2.18 Circumstances Affecting Euro or Sterling Availability.

(a) In connection with any request for a UK Revolving Loan denominated in Euro (“Euro Revolving Loans”) or UK Letter of Credit denominated in Euro (“Euro Letters of Credit” and, together with the Euro Revolving Loans, the “Euro Extensions”) or a continuation or extension thereof, if the introduction of, or any change in, any Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any UK Lender (or the applicable lending office of such UK Lender) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency or any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls, shall make it unlawful or impossible for any UK Lender (or any of their applicable lending office) to honor its obligations to make or maintain any Euro Extensions, then Agent shall promptly give notice thereof to the Administrative Borrower and the other UK Lenders. Thereafter, until Agent notifies the Administrative Borrower that such circumstances no longer exist, the obligation of such UK Lender to make Euro Extensions or any continuation or extension thereof, as applicable, shall be suspended until such UK Lender determines that it would no longer be unlawful or impractical to do so, provided, that the UK Borrowers shall continue to be entitled to make elections for Euro Extensions from any other UK Lenders; and the UK Borrowers shall either (i) repay in full (or cause to be repaid in full) the then outstanding principal amount of such Euro Revolving Loans, together with accrued interest thereon, on the last day of the then current Interest Period applicable to such Euro Revolving Loans, or (ii) convert the then outstanding principal amount of each such Euro Revolving Loans to a UK Revolving Loan denominated in Dollars; provided, that if the UK Borrowers elect to make such conversion, UK Borrowers shall pay to Agent and Lenders any and all costs, fees and other expenses, if any, incurred by Agent and Lenders in effecting such conversion.

(b) In connection with any request for a UK Revolving Loan denominated in Sterling (“Sterling Revolving Loans”) or UK Letter of Credit denominated in Sterling (“Sterling Letters of Credit” and, together with the Sterling Revolving Loans, the “Sterling Extensions”) or a continuation or extension thereof, if the introduction of, or any change in, any Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any UK Lender (or the applicable lending office of such UK Lender) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency or any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls, shall make it unlawful or impossible for any UK Lender (or any of their applicable lending office) to honor its obligations to make or maintain any Sterling Extensions, then Agent shall promptly give notice thereof to the Administrative Borrower and the other UK Lenders. Thereafter, until Agent notifies the Administrative Borrower that such circumstances no longer exist, the obligation of such UK Lender to make Sterling Extensions or any continuation or extension thereof, as applicable, shall be suspended until such UK Lender determines that it would no longer be unlawful or impractical to do so, provided, that the UK Borrowers shall continue to be entitled to make elections for Sterling Extensions from any other UK Lenders; and the UK Borrowers shall either (i) repay in full (or cause to be repaid in full) the then outstanding principal amount of such Sterling Revolving Loans, together with accrued interest thereon, on the last day of the then current Interest Period applicable to such Sterling Revolving Loans, or (ii) convert the then outstanding principal amount of each such Sterling Revolving Loans to a UK Revolving Loan denominated in Dollars; provided, that if the UK Borrowers elect to make such conversion, UK Borrowers shall pay to Agent and Lenders any and all costs, fees and other expenses, if any, incurred by Agent and Lenders in effecting such conversion.

3. CONDITIONS; TERM OF AGREEMENT.

3.1 Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender to make the initial extensions of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extensions of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).

3.2 Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Revolving Loans hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a) the representations and warranties of Parent, each Borrower and/or each of their respective Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date); and

(b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.

3.3 Maturity. This Agreement shall continue in full force and effect for a term ending on the Maturity Date.

3.4 Effect of Maturity. On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated. When all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.

3.5 Early Termination by Borrowers. Borrowers have the option, at any time upon five Business Days prior written notice to Agent, to terminate this Agreement and terminate the Commitments hereunder by repaying to Agent all of the Obligations in full. The foregoing notwithstanding, (a) Borrowers may rescind termination notices relative to proposed payments in full of the Obligations with the proceeds of third party Indebtedness or equity financing or other transactions if the closing for such issuance incurrence or other transaction does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (b) Borrowers may extend the date of termination at any time with the consent of Agent (which consent shall not be unreasonably withheld or delayed).

3.6 Conditions Subsequent. The obligation of the Lender Group (or any member thereof) to continue to make Revolving Loans (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of the conditions subsequent set forth on Schedule 3.6 (the failure by Borrowers to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof (unless such date is extended, in writing, by Agent, which Agent may do without obtaining the consent of the other members of the Lender Group), shall constitute an Event of Default).

4. REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Revolving Loan (or other extension of credit) made thereafter, as though made on and as of the date of such Revolving Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement (notwithstanding anything in this Agreement and for the avoidance of doubt, the scope of each UK Borrower’s representations and warranties shall be limited to its own conduct and affairs and to the extent that a representation or warranty relates to any other Affiliate (other than any Subsidiary of such UK Borrower) of any UK Borrower, such representation and warranty shall be deemed not applicable to such UK Borrower):

4.1 Due Organization and Qualification; Subsidiaries.

(a) Each Loan Party (i) is duly organized or incorporated and existing and in good standing (or its equivalent) under the laws of the jurisdiction of its organization or incorporation, (ii) is qualified to do business in any state, province or territory where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b) Set forth on Schedule 4.1(b) to the Disclosure Letter is a complete and accurate description, as of the Closing Date, of the authorized Equity Interests of each Borrower, by class, and a description of the number of shares of each such class that are issued and outstanding. As of the Closing Date, no Borrower is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests except as set forth on Schedule 4.1(b) to the Disclosure Letter.

(c) Set forth on Schedule 4.1(c) to the Disclosure Letter, as of the Closing Date, is a complete and accurate list of the Parent’s direct and indirect Subsidiaries, showing a true and correct list of each of all of the authorized, and the issued and outstanding, Equity Interests of each Loan Party and (except for Parent) the record and beneficial owners of such Equity Interests. All of the outstanding Equity Interests of each such Subsidiary has been validly issued and is fully paid and to the extent relating to a corporation organized under the laws of the United States, non-assessable.

4.2 Due Authorization; No Conflict.

(a) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not (i) violate in any material respect any provision of federal, state, provincial or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of any Loan Party or its Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any material agreement of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

4.3 Governmental Consents. The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect or filings with the SEC to be made within the applicable statutory period and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date.

4.4 Binding Obligations; Perfected Liens.

(a) Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b) Agent’s Liens are validly created, perfected (other than (i) in respect of motor vehicles that are subject to a certificate of title, (ii) money, (iii) letter-of-credit rights (other than supporting obligations, (iv) commercial tort claims (other than those that, by the terms of the applicable Security Agreement, are required to be perfected), and (v) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as expressly permitted under the applicable Security Agreement, and subject only to the filing of financing statements (including PPSA filings), the recordation of the Copyright Security Agreement, Patent Security Agreement or Trademark Security Agreement, as applicable, the recordation of Mortgages and the making or procuring of the necessary registrations, filings, endorsements, notarizations, stampings or notifications (and, in each case, any other applicable foreign equivalent of the foregoing, in each case, in the appropriate filing offices), to the extent that perfection can be accomplished by the taking of such actions, and first priority Liens, subject only to Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, or the interests of lessors under Capital Leases. Without limiting the foregoing, with respect to the UK Obligations, it is not necessary that the Loan Documents be filed, recorded or enrolled with any Governmental Authority or that any stamp, registration, notarial or similar taxes or fees be paid on or in relation to the Loan Documents or the transactions contemplated by the Loan Documents except:

(i) registration of particulars of the UK Security Agreement (other than the UK Pledge Agreement) at the Companies House in England and Wales in accordance with Part 25 (Company Charges) of the Companies Act 2006 and payment of associated fees or any regulations relating to the registration of charges made under, or applying the provisions of, the Companies Act 2006 and payment of associated fees; and

(ii) registration of the UK Security Agreement described in clause (a) of the definition of UK Security Agreement at the Land Registry or Land Charges Registry in England and Wales and payment of associated fees;

(which registrations, filings, taxes and fees will be made and paid promptly after the date of the UK Security Agreement).

(c) Each UK Borrower’s payment obligations under the Loan Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

(d) Each UK Security Agreement has or will have the ranking in priority which it is expressed to have in the relevant UK Security Agreement and it is not subject to any prior ranking or pari passu ranking Collateral.

4.5 Title to Assets; No Encumbrances. Each of the Loan Parties and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.

4.6 Litigation.

(a) There are no actions, suits, or proceedings pending or, to the knowledge of any Borrower, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(b) Schedule 4.6(b) to the Disclosure Letter sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings that could reasonably be expected to result in liabilities in excess of, $1,000,000 that, as of the Closing Date, is pending or, to the knowledge of any Borrower, threatened in writing against a Loan Party or any of its Subsidiaries, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the procedural status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of the Loan Parties’ and their Subsidiaries in connection with such actions, suits, or proceedings is covered by insurance.

4.7 Compliance with Laws. No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.8 No Material Adverse Effect. All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Borrowers to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Since August 31, 2012 no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect with respect to the Loan Parties and their Subsidiaries.

4.9 Solvency.

(a) Parent and its Subsidiaries, on a consolidated basis, are Solvent.

(b) Parent is Solvent.

(c) No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.10 Employee Benefits. No Loan Party, none of their Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to any Benefit Plan. Neither US Borrower nor any of its Subsidiaries (including any UK Loan Party) is or has at any time been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993). Neither US Borrower nor any of its Subsidiaries (including any UK Loan Party) is or has at any time been “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the Pensions Act 2004) such an employer. No Loan Party and none of their Subsidiaries has been issued with a Financial Support Direction or Contribution Notice in respect of any pension scheme.

4.11 Environmental Condition. Except as set forth on Schedule 4.11 to the Disclosure Letter, (a) to Borrowers’ knowledge, no Loan Party’s nor any of its Subsidiaries’ real properties has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators for the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation of any applicable Environmental Law, which violation could reasonably be expected to result in Parent or any of its Subsidiaries incurring material Environmental Liabilities, (b) no Loan Party nor any of its Subsidiaries has received written notice an Environmental Lien has attached to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (c) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.12 Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Projections delivered to Agent prior to the Closing Date represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, Borrowers’ good faith estimate, on the date such Projections are delivered, of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Borrowers to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, and no assurances can be given that such Projections will be realized, and although reflecting Borrowers’ good faith estimate, projections or forecasts based on methods and assumptions which Borrowers believed to be reasonable at the time such Projections were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results).

4.13 Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the

United States Foreign Corrupt Practices Act of 1977, as amended. Notwithstanding anything to the contrary in this Section 4.13, the provisions of this Section shall apply to the Canadian Guarantors only to the extent it does not violate the Foreign Extraterritorial Measures Act or any other mandatory requirement of Canadian law.

4.14 Indebtedness. Set forth on Schedule 4.14 to the Disclosure Letter is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.

4.15 Payment of Taxes. Except as otherwise permitted under Section 5.5 or as set forth on Schedule 4.15 to the Disclosure Letter, all federal and other material tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all federal taxes and other material taxes shown on such tax returns to be due and payable and all other material assessments, fees and other governmental charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable. Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all federal and other material taxes not yet due and payable. No Borrower knows of any proposed tax assessment against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided, that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.16 Margin Stock. No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to Borrowers will be used to purchase or carry any Margin Stock in violation of the provisions of Regulation T, U or X of the Board of Governors or to extend credit to others for the purpose of purchasing or carrying any Margin Stock for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.

4.17 Governmental Regulation. No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18 OFAC. No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

4.19 Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of any Borrower, threatened in writing against Parent or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or, to the knowledge of any Borrower, threatened in writing against Parent or its Subsidiaries which arises out of or under any collective bargaining agreement in each case that could reasonably be expected to result in a material liability, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against Parent or its Subsidiaries that could reasonably be expected to result in a material liability, or (iii) to the knowledge of any Borrower, after due inquiry, no union representation question existing with respect to the employees of Parent or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of Parent or its Subsidiaries. None of Parent or its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of Parent and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from Parent or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Parent, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.20 Intentionally Omitted.

4.21 Leases. Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no default by the applicable Loan Party or its Subsidiaries exists under any of them except where any such default could not reasonably be expected to result in a Material Adverse Effect.

4.22 Eligible Accounts. As to each Account that is identified by a Borrower as an Eligible Account in the most recently delivered Borrowing Base Certificate submitted to Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of the Borrowers’ business, (b) owed to a Borrower without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definitions of US Eligible Account, US Eligible Foreign Account, US Eligible Government Account, UK Eligible Account, UK Eligible Foreign Account or UK Eligible Government Account, as the case may be.

4.23 Eligible Inventory. As to each item of Inventory that is identified by Borrowers as US Eligible Inventory or UK Eligible Inventory in a Borrowing Base Certificate submitted to Agent, such Inventory is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of US Eligible Inventory or UK Eligible Inventory, as the case may be.

4.24 Location of Inventory. The Inventory of the Loan Parties is not stored with a bailee, warehouseman, or similar party, except as identified on Schedule 4.24 to the Disclosure Letter (as such Schedule may be updated pursuant to Section 5.14), and is located only at, or in-transit between, the locations identified on Schedule 4.24 to the Disclosure Letter (as such Schedule may be updated pursuant to Section 5.14), except, in each case, for Inventory having a fair value of not more than $500,000 in the aggregate.

4.25 Inventory Records. Each Loan Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.

4.26 Intentionally Omitted.

4.27 Location of Chief Executive Office. Parent will, and will cause each of the other Loan Parties to, keep their chief executive offices only at the locations identified on Schedule 4.27 to the Disclosure Letter; provided, that Borrowers may amend Schedule 4.27 to the Disclosure Letter so long as such chief executive office is relocated, to a new location within the applicable Loan Party’s current national jurisdiction and Agent is notified of such relocation in writing not later than the date on which such relocation occurs.

4.28 Immaterial Subsidiaries. No Immaterial Subsidiary (a) owns any assets (other than assets of a de minimis nature), (b) has any liabilities (other than liabilities of a de minimis nature), or (c) engages in any business activity other than the maintenance of its existence and any action taken to liquidate or wind up its business.

4.29 Material Contracts. Set forth on Schedule 4.29 to the Disclosure Letter (as such Schedule may be updated from time to time in accordance herewith) is a reasonably detailed description of the Material Contracts of each Loan Party and its Subsidiaries as of the most recent date on which Parent provided the Compliance Certificate pursuant to Section 5.1; provided, however, that Schedule 4.29 to the Disclosure Letter shall be deemed amended to add any additional Material Contracts that are named in the first Compliance Certificate provided by Parent to Agent following entry into such additional Material Contracts or otherwise notified in writing by Parent to Agent prior to the delivery of such Compliance Certificate. Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Material Contract (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party or its Subsidiary and, to each Borrower’s knowledge, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 6.6(b)), and (c) is not in default due to the action or inaction of the applicable Loan Party or its Subsidiary.

4.30 Eligible M&E. As to each item of machinery and Equipment that is identified by any Borrower as Eligible M&E on the most recent Borrowing Base Certificate submitted to Agent, such machinery and Equipment:

(a) Is in the sole and absolute ownership of a Borrower, unencumbered, save and except for Permitted Liens;

(b) is insured on terms and conditions acceptable to Agent and the requirements in respect of such insurance have been complied with; and

(c) is not excluded as ineligible by virtue of one or more of the excluding criteria (other than Agent-discretionary criteria) set forth in the definition of Eligible M&E.

4.31 Location of M&E. The machinery and Equipment of the Loan Parties is not stored with a bailee, warehouseman, or similar party, except as identified on Schedule 4.31 to the Disclosure Letter (as such Schedule may be updated pursuant to Section 5.14), and is located only at the locations identified on Schedule 4.31 to the Disclosure Letter (as such Schedule may be updated pursuant to Section 5.14).

4.32 Canadian Pension Plans. Neither Parent nor any of its Subsidiaries maintains or contributed to any Canadian Pension Plans.

5. AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:

5.1 Financial Statements, Reports, Certificates. Parent (a) will deliver to Agent, with copies to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein, (b) agrees that no consolidated Subsidiary of a Loan Party will have a fiscal year different from that of Parent, (c) agrees to maintain a system of accounting that enables Parent to produce financial statements in accordance with GAAP, and (d) agrees that it will, and will cause each other Loan Party to, (i) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their and their Subsidiaries’ sales, and (ii) maintain their billing systems and practices substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to, and with the consent of, Agent.

5.2 Reporting. Parent (a) will deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the reports set forth on Schedule 5.2 at the times specified therein, and (b) agree to use commercially reasonable efforts in cooperation with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.

5.3 Existence. Except as otherwise permitted under Section 6.3 or Section 6.4, Parent will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect such Person’s valid existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals the loss of which could reasonably be expected to result in a Material Adverse Effect.

5.4 Maintenance of Properties. Parent will, and will cause each of its Subsidiaries to, maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted (and except where the failure to so maintain and preserve assets could not reasonably be expected to result in a Material Adverse Effect).

5.5 Taxes. Parent will, and will cause each of its Subsidiaries to, pay in full before delinquency or before the expiration of any extension period all material governmental assessments and taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, except to the extent that the validity of such governmental assessment or tax is the subject of a Permitted Protest.

5.6 Insurance. Each Borrower will, and will cause each of its Subsidiaries to, at Borrowers’ expense, (a) maintain insurance respecting each of each Borrower’s and its Subsidiaries’ assets wherever located, covering liabilities, losses or damages as are customarily are insured against by other Persons engaged in same or similar businesses and similarly situated and located. All such policies of insurance shall be with financially sound and reputable insurance companies reasonably acceptable to Agent (it being agreed that, as of the Closing Date, Federal Insurance Company and Royal & Sun Alliance are each acceptable to Agent) and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to Agent (it being agreed that the amount, adequacy, and scope of the policies of insurance of Borrowers in effect as of the Closing Date are acceptable to Agent). All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non contributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. If any Borrower or its Subsidiaries fails to maintain such insurance, Agent may arrange for such insurance, but at Borrowers’ expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Borrowers shall give Agent prompt notice of any loss exceeding $1,000,000 covered by their or their Subsidiaries’ casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies. So long as no Event of Default shall have occurred and be continuing, any insurance proceeds paid to the Agent shall, upon the receipt thereof, be applied as a Collection in accordance with the applicable provisions of Section 2.17. After any Application Event, all proceeds of insurance shall be paid to Agent and upon receipt shall be applied to the Obligations as set forth in Section 2.4(b).

5.7 Inspection.

(a) Subject to any restrictions imposed by the DSS or any other Governmental Authority, Parent will, and will cause each of its Subsidiaries to, permit Agent, any Lender, and each of their respective duly authorized representatives or agents to visit any of its properties and inspect, under guidance of officers of Parent or such Subsidiary, any of the properties of the Parent or such Subsidiary any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided an authorized representative of a Borrower shall be allowed to be present) at such reasonable times and intervals as Agent or any Lender, as applicable, may designate and, so long as no Event of Default has occurred and is continuing, with reasonable prior notice to Borrowers and during regular business hours.

(b) Each Borrower will, and will cause each of its Subsidiaries to, permit Agent and each of its duly authorized representatives or agents to conduct appraisals and valuations at such reasonable times and intervals as Agent may designate. So long as no Default or Event of Default has occurred and is continuing, Agent agrees to provide Borrowers with a copy of the report for any such valuation upon request by Borrowers so long as (i) such report exists, (ii) the third person employed by Agent to perform such valuation consents to such disclosure, and (iii) Borrowers execute and deliver to Agent a non-reliance letter reasonably satisfactory to Agent.

5.8 Compliance with Laws. Parent will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.9 Environmental. Parent will, and will cause each of its Subsidiaries to,

(a) Keep any property owned by Parent or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens other than those with respect to Environmental Liabilities that are the subject of a Permitted Protest,

(b) Comply with Environmental Laws, except where such noncompliance would not reasonably be expected to result individually or in the aggregate in a material Environmental Liability, and to provide Agent documentation of such compliance which Agent reasonably requests,

(c) Promptly notify Agent of any release of which Parent has knowledge of a Hazardous Material in any reportable quantity as required pursuant to any applicable Environmental Law from or onto property owned or operated by Parent or its Subsidiaries and take any Remedial Actions required by a Governmental Authority or applicable Environmental Law to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and

(d) Promptly, but in any event within five Business Days of its written receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the Real Property of Parent or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against Parent or its Subsidiaries, or (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority to Parent or its Subsidiaries arising under Environmental Law that, in the case of either (ii) or (iii) above, could reasonably be expected to result in Parent or any Subsidiary incurring, individually or in the aggregate, material Environmental Liabilities or otherwise materially impairing the value or transferability of any Real Property owned by or operated by Parent or any of its Subsidiaries. The matters disclosed on Schedule 4.11 to the Disclosure Letter shall be deemed exceptions to this Section 5.9.

5.10 Disclosure Updates. Each Borrower will, promptly and in no event later than five Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

5.11 Formation of Subsidiaries. Each Borrower will, at the time that any US Loan Party forms any direct or indirect wholly-owned Domestic Subsidiary or Canadian Subsidiary or acquires any direct or indirect wholly-owned Domestic Subsidiary or Canadian Subsidiary after the Closing Date (other than any Immaterial Subsidiary), and each UK Loan Party will, at the time that any UK Loan Party forms any direct or indirect wholly-owned Subsidiary that is organized under the laws of the United Kingdom, the United States or Canada, or acquires any direct or indirect wholly-owned Subsidiary that is organized under the laws of the United Kingdom, the United States or Canada after the Closing Date (other than an Immaterial Subsidiary), within 20 days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) (a) cause such new Subsidiary to provide to Agent a joinder to the applicable Security Agreement, together with such other security agreements (including mortgages with respect to any Real Property owned in fee of such new Subsidiary with a fair market value greater than $500,000), as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary); provided, that the joinder to the US Security Agreement, and such other security agreements shall not be required to be provided to Agent with respect to any Subsidiary of any US Borrower that is a CFC or a Subsidiary of such CFC if the costs to the Loan Parties of providing such guaranty or such security agreements are unreasonably excessive (as determined by Agent in consultation with Borrowers) in relation to the benefits to Agent and the Lenders of the security or guarantee afforded thereby, provided, however, that this exception shall not apply to any Canadian Subsidiary (other than an Immaterial Subsidiary), each of which shall join the Canadian Security Agreement and have all of its Equity Interests pledged to the extent owned by either a US Loan Party or a Canadian Guarantor, (b) provide, or cause the applicable Loan Party to provide, to Agent a pledge agreement (or an addendum to the applicable Security Agreement, or equivalent security in the relevant jurisdiction) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary in form and substance reasonably satisfactory to Agent, to secure the US Obligations of such Loan Party (if such Loan Party is a US Loan Party) or the UK Obligations of such Loan Party (if such Loan Party is a UK Loan Party); provided, that only 65% of the total outstanding voting Equity Interests of any first tier Subsidiary of Parent that is a CFC (and none of the Equity Interests of any Subsidiary of such CFC) shall be required to be pledged with respect to the US Obligations if pledging a greater amount would result in adverse tax consequences or the costs to the Loan Parties of providing such pledge are unreasonably excessive (as determined by Agent in consultation with Borrowers) in relation to the benefits to Agent and the Lenders of the security afforded thereby (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary), provided, however, that this exception shall not apply to any Canadian Subsidiary (other than an Immaterial Subsidiary), each of which shall join the Canadian Security Agreement and have all of its Equity Interests pledged to the extent owned by either a US Loan Party or a Canadian Guarantor, and (c) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all Real Property owned in fee and subject to a mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall constitute a Loan Document.

5.12 Further Assurances. Parent will, and will cause each of the other Loan Parties to, at any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, mortgages, deeds of trust, opinions of counsel, and all other documents (the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent’s Liens in all of the assets of Parent and its Subsidiaries (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent in any Real Property acquired by any Borrower or any other Loan Party with a fair market value in excess of $500,000, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided, that the foregoing shall not apply to provide security for a US Obligation from any Subsidiary of Parent that is a CFC or a Subsidiary of a CFC if the costs to the Loan Parties of providing such documents are unreasonably excessive (as determined by Agent in consultation with Borrowers) in relation to the benefits to Agent and the Lenders of the security afforded thereby; provided, however, that this exception shall not apply to any Canadian Subsidiary, each of which shall join the Canadian Security Agreement and have all of its Equity Interests pledged to the extent owned by either a US Loan Party or a Canadian Guarantor. To the maximum extent permitted by applicable law, if any Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, each other Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of Parent and its Subsidiaries, including all of the outstanding capital Equity Interests of its Subsidiaries (subject to exceptions and limitations contained in the Loan Documents with respect to CFCs and their Subsidiaries).

5.13 Lender Meetings. Parent will, within 90 days after the close of each fiscal year of Parent, at the request of Agent or of the Required Lenders and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time or, at the option of Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of Parent and its Subsidiaries and the projections presented for the current fiscal year of Parent.

5.14 Location of Inventory. Parent will, and will cause each other Loan Party to, keep its Inventory only at, or in-transit between, the locations identified on Schedule 4.24 to the Disclosure Letter, except for Inventory having a fair value of not more than $500,000 in the aggregate; provided, that Borrowers may amend Schedule 4.24 to the Disclosure Letter or Schedule 4.27 to the Disclosure Letter so long as such amendment occurs by written notice to Agent not less than 10 days prior to the date on which such Inventory is moved to such new location or such chief executive office is relocated and so long as such new location is within the applicable Loan Party’s current national jurisdiction.

5.15 Center of Main Interests. Except pursuant to transactions permitted by Section 6.3 or Section 6.4, each Loan Party incorporated in England and Wales or Scotland shall maintain its center of main interests in England and Wales or Scotland (as the case may be) for the purposes of the Insolvency Regulation.

5.16 Material Contracts. Contemporaneously with the delivery of each quarterly Compliance Certificate pursuant to Section 5.1, Borrowers will provide Agent with copies of (a) each Material Contract entered into since the delivery of the previous quarterly Compliance Certificate, and (b) each material amendment or modification of any Material Contract entered into since the delivery of the previous quarterly Compliance Certificate.

5.17 Location of M&E. Parent will, and will cause each other Loan Party to, keep its machinery and Equipment only at the locations identified on Schedule 4.31 to the Disclosure Letter; provided, that Borrowers may amend Schedule 4.31 to the Disclosure Letter so long as such amendment occurs by written notice to Agent not less than 10 days prior to the date on which such machinery and Equipment is moved to such new location and so long as such new location is within the applicable Loan Party’s current national jurisdiction.

5.18 Inventory with Bailees. Each Loan Party will use commercially reasonable efforts to enter into a Collateral Access Agreement on or prior to the Collateral Access Agreement Date with any bailee, warehouseman, or similar party with which such Loan Party stores its Inventory, except for Inventory having a fair market value of not more than $500,000 in the aggregate.

6. NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:

6.1 Indebtedness. Each Borrower will not, and will not permit any of its Subsidiaries to create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

6.2 Liens. Each Borrower will not, and will not permit any of its Subsidiaries to create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3 Restrictions on Fundamental Changes. Each Borrower will not, and will not permit any of its Subsidiaries to,

(a) Other than in order to consummate a Permitted Acquisition, consummate any merger, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests, except for (i) any merger between Loan Parties, provided, that a Borrower must be the surviving entity of any such merger to which it is a party and no merger may occur between, Parent and any Borrower (unless Parent is the surviving entity) or any US Borrower and any UK Borrower (unless a US Borrower is the surviving entity) , (ii) any merger between a Loan Party and a Subsidiary of such Loan Party that is not a Loan Party so long as such Loan Party is the surviving entity of any such merger, and (iii) any merger between Subsidiaries of Parent that are not Loan Parties,

(b) liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of Parent with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than Parent or any Borrower) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of Parent that is not a Loan Party so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of Parent that is not liquidating or dissolving (other than any such Subsidiary the Equity Interests of which (or any portion thereof) is subject to a Lien in favor of Agent, in which case the assets of such liquidating or dissolving Subsidiary must be transferred to Parent or a Subsidiary of Parent the Equity Interests of which are subject to a Lien in favor of Agent), or

(c) suspend or cease operating a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with a transaction permitted under Section 6.4.

6.4 Disposal of Assets. Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.9, Parent will not, and will not permit any of its Subsidiaries to convey, sell, lease, license, assign, transfer, or otherwise dispose of any of its or their assets.

6.5 Nature of Business. Each Borrower will not, and will not permit any of its Subsidiaries to make any change in the nature of its or their business as described in Schedule 6.5 to the Disclosure Letter or acquire any properties or assets that are not reasonably related or ancillary to the conduct of such business activities; provided, that the foregoing shall not prevent Parent or its Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business.

6.6 Prepayments and Amendments. Each Borrower will not, and will not permit any of its Subsidiaries to,

(a) Except in connection with Refinancing Indebtedness permitted by Section 6.1,

(i) optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Parent or its Subsidiaries, other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances and Permitted RF2M UK Intercompany Loans, and (C) prepayments of Indebtedness in connection with the sale, transfer or other disposition of the Equity Interests of, or all or substantially all of the assets of (or any division or line of business of), a Subsidiary in a Permitted Disposition; provided, that the aggregate principal amount of all Indebtedness prepaid pursuant to this clause (C) shall not exceed $3,000,000, or

(ii) make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions,

(iii) make any voluntary prepayment of Indebtedness under the Term Loan Agreement, other than voluntary prepayments so long as after giving effect to such prepayment, (A) Borrowers have Excess Availability of not less than $15,000,000 and (B) no Event of Default exists, or

(b) Directly or indirectly, amend, modify, or change any of the terms or provisions of

(i) (A) except as permitted by the Intercreditor Agreement, the Term Loan Agreement or (B) any other agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness other than (x) the Obligations in accordance with this Agreement, (y) Permitted Intercompany Advances, and (z) Permitted Indebtedness to the extent that such amendment, modification or change does not affect the status of such Indebtedness as Permitted Indebtedness and is not materially adverse to the Lenders;

(ii) the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders; or

(iii) any Material Contract except to the extent that such amendment, modification, or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Lenders.

6.7 Restricted Payments. Each Borrower will not, and will not permit any of its Subsidiaries to, make any Restricted Payment; provided, that, so long as it is permitted by law, and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom,

(a) Parent may (i) make distributions to former employees, officers, or directors of Parent or any Subsidiary (or any spouses, ex-spouses, or estates of any of the foregoing) on account of repurchases or redemptions of Equity Interests of Parent held by such Persons or (ii) make payments in respect of other purchases or repurchases of the Equity Interests of Parent or any Subsidiary of Parent, provided, that the aggregate amount of such redemptions, purchases or repurchases made by Parent during the term of this Agreement plus the amount of Indebtedness outstanding under clause (l) of the definition of Permitted Indebtedness, does not exceed $2,500,000 in the aggregate,

(b) Intentionally Omitted.

(c) Parent may make Restricted Payments pursuant to and in accordance with stock option plans or other compensation benefit plans, including the retention of Equity Interests in payment of withholding taxes in connection with equity-based compensation plans; provided that such redemption is in accordance with the terms of such stockholder rights plans; provided, further, that the aggregate amount of Restricted Payments made pursuant to this clause (d) shall not exceed $1,000,000 in the aggregate;

(d) Parent may (i) declare and pay dividends payable solely in additional shares of Series A Mandatorily Redeemable Preferred Stock pursuant to the terms of the Series A Mandatorily Redeemable Preferred Stock or (ii) accrue or pay in kind dividends with respect to the Series A Mandatorily Redeemable Preferred Stock so long as no cash payment is made in respect thereof, and

(e) Parent may make cash payments in lieu of the issuance of fractional shares in connection with the conversion of its preferred stock that constitutes Qualified Equity Interests into common stock (including without limitation the conversion of Series A Mandatorily Redeemable Preferred Stock into common stock) in an aggregate amount not to exceed $1,000,000.

6.8 Accounting Methods. Parent will not, and will not permit any of its Subsidiaries to modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

6.9 Investments. Each Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments. Notwithstanding anything contained in this Agreement to the contrary, except for Permitted Intercompany Advances, Permitted Investments described in clause (e) of the definition thereof and transactions consummated in accordance with the requirements of Section 6.10(a), (a) no US Loan Party shall enter into any transaction with, make any loan, advance or other Investment in, or otherwise transfer any property to any UK Loan Party or any Subsidiary of Parent that is not a Loan Party, and (b) no UK Loan Party shall enter into any transaction with, make any loan, advance or other Investment in, or otherwise transfer any property to any Subsidiary of Parent that is not a Loan Party

6.10 Transactions with Affiliates. Each Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of Parent any Borrower or any of their respective Subsidiaries except for :

(a) transactions (other than the payment of management, consulting, monitoring, or advisory fees) between Parent or its Subsidiaries, on the one hand, and any Affiliate of Parent or its Subsidiaries, on the other hand, so long as such transactions (i) are fully disclosed to Agent prior to the consummation thereof, if they involve one or more payments by Parent or its Subsidiaries in excess of $500,000 for any single transaction or series of related transactions, and (ii) are no less favorable, taken as a whole, to Parent or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate,

(b) so long as it has been approved by Parent’s or its applicable Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law, any indemnity provided for the benefit of directors (or comparable managers) of Parent or its applicable Subsidiary,

(c) so long as it has been approved by Parent’s or its applicable Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of Parent such Borrower and its Subsidiaries in the ordinary course of business and consistent with industry practice,

(d) transactions permitted by Section 6.1, Section 6.3, Section 6.7, or Section 6.9, and

(e) customary fees, indemnities and reimbursements may be paid to non-officer directors of the Parent and its Subsidiaries.

6.11 Use of Proceeds. Each Borrower will not, and will not permit any of its Subsidiaries to use the proceeds of any loan made hereunder for any purpose other than (a) on the Closing Date, (i) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with the Existing Credit Facility and the other Indebtedness contemplated to be repaid on the Closing Date, (ii) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, in each case, as set forth in the Funds Flow Agreement, and (b) on the Closing Date and thereafter, consistent with the terms and conditions hereof, for their lawful and permitted purposes (including that no part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock in violation of the provisions of Regulation T, U or X of the Board of Governors or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors).

6.12 Limitation on Issuance of Equity Interests. Except for the issuance or sale of Qualified Equity Interests by Parent, each Borrower will not, and will not permit any of their Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance or sale of any of its Equity Interests, except (i) for transfers and replacements of then outstanding shares of capital stock or other Equity Interests, (ii) for stock splits, stock dividends and other issuances which do not decrease the percentage ownership of Parent or any of its Subsidiaries in any class of the capital stock or other Equity Interests of such Subsidiary, (iii) to qualify directors to the extent required by applicable law and for other nominal share issuances to Persons other than Parent and its Subsidiaries to the extent required under applicable law, (iv) for issuances by Subsidiaries of Parent which are newly created or acquired in accordance with the terms of this Agreement and (v) Subsidiaries that are not directly or indirectly wholly-owned by Parent may issue Equity Interests. Notwithstanding anything herein to the contrary, API Nanotronics Sub, Inc. may issue Equity Interests in accordance with the Plan of Arrangement undertaken pursuant to that certain Combination Agreement dated as of May 5, 2006, by and among the Borrower f/k/a Rubincon Ventures Inc., API Electronics Group Corp., and API Nanotronics Sub, Inc. f/k/a RVI Sub, Inc., and Exchangeable Shares of API Nanotronics Sub, Inc. are exchangeable for Equity Interests of Parent pursuant to (A) the Support Agreement dated November 6, 2006 between the Borrower f/k/a API Nanotronics Corp. and API Nanotronics Sub, Inc. f/k/a RVI Sub, Inc. and (B) the Voting and Exchange Trust Agreement dated November 6, 2006 among the Borrower f/k/a API Nanotronics Corp., API Nanotronics Sub, Inc. f/k/a RVI Sub, Inc. and Equity Transfer & Trust Company.

6.13 Intentionally Omitted.

6.14 Immaterial Subsidiaries. Borrowers will not permit any Immaterial Subsidiary to (a) own any assets (other than assets of a de minimis nature), (b) have any liabilities (other than liabilities of a de minimis nature), or (c) engage in any business activity other than the maintenance of its existence and any actions taken to liquidate or wind up the business of such Immaterial Subsidiary.

6.15 Canadian Pension Plans. None of the Canadian Subsidiaries shall establish or commence contributing to or otherwise participate in any Canadian Pension Plans.

7. FINANCIAL COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, commencing on the date on which a Financial Covenant Period begins and measured as of the end of the fiscal quarter immediately preceding the date on which a Financial Covenant Period first begins and as of each fiscal quarter end thereafter during such Financial Covenant Period, Borrowers will:

(a) Fixed Charge Coverage Ratio. Have a Fixed Charge Coverage Ratio, measured on a quarter-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Ratio	Applicable Period

1.0:1.0	For the one quarter period ending February 28. 2013

1.0:1.0	For the two quarter period ending May 31, 2013

1.0:1.0	For the three quarter period ending August 31, 2013

1.0:1.0	For the four quarter period ending on the last day of each November, February, May or August thereafter

(b) Capital Expenditures. Make Capital Expenditures (excluding the amount, if any, of Capital Expenditures made with Net Cash Proceeds reinvested pursuant to the proviso in Section 2.4(e)(ii)) in any fiscal year in an amount less than or equal to, but not greater than, the amount set forth in the following table for the applicable period:

Fiscal Year 2013	Fiscal Year 2014	Fiscal Year 2015	Fiscal Year 2016	Fiscal Year 2017
$4,000,000	$4,000,000	$4,000,000	$4,000,000	$4,000,000

provided, that if the amount of the Capital Expenditures permitted to be made in any fiscal year as set forth in the above table is greater than the actual amount of the Capital Expenditures (excluding the amount, if any, of Capital Expenditures made with Net Cash Proceeds reinvested pursuant to the proviso in Section 2.4(e)(ii)) actually made in such fiscal year (the amount by which such permitted Capital Expenditures for such fiscal year exceeds the actual amount of Capital Expenditures for such fiscal year, the “Excess Amount”), then the lesser of (i) such Excess Amount and (ii) 50% of the amount set forth in the above table for the next succeeding fiscal year (such lesser amount referred to as the “Carry-Over Amount”) may be carried forward to the next succeeding Fiscal Year (the “Succeeding Fiscal Year”); provided, further, that the Carry-Over Amount applicable to a particular Succeeding Fiscal Year may not be used in that Fiscal Year until the amount permitted above to be expended in such Fiscal Year has first been used in full and the Carry-Over Amount applicable to a particular Succeeding Fiscal Year may not be carried forward to another fiscal year.

8. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1 Payments. If Borrowers fail to pay when due and payable, or when declared due and payable pursuant to Section 9.1, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of three Business Days, (b) all or any portion of the principal of the Loans, or (c) any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit;

8.2 Covenants. If any Loan Party or any of its Subsidiaries:

(a) fails to perform or observe any covenant or other agreement contained in any of (i) Sections 3.6, 5.1, 5.2, 5.3 (solely if any Borrower is not in good standing in its jurisdiction of organization), 5.6, 5.7 (solely if any Borrower refuses to allow Agent or its representatives or agents to visit any Borrowers’ properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss Borrowers’ affairs, finances, and accounts with officers and employees of any Borrower), 5.10, 5.13, 5.14, or 5.15 of this Agreement, (ii) Section 6 of this Agreement, (iii) Section 7 of this Agreement, (iv) Section 7 of the US Security Agreement, Sections 6 through 12 of the debentures constituting the UK Security Agreement, Section 5 of the UK Pledge Agreement or Section 7 of the Canadian Security Agreement;

(b) fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (other than if any Borrower is not in good standing in its jurisdiction of organization), 5.4, 5.5, 5.8, 5.11, and 5.12 of this Agreement and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to any executive officer of any Borrower or (ii) the date on which written notice thereof is given to Borrowers by Agent; or

(c) fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any executive officer of any Borrower or (ii) the date on which written notice thereof is given to Borrowers by Agent;

8.3 Judgments. If one or more judgments, orders, or awards for the payment of money in an aggregate amount of $3,000,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;

8.4 Voluntary Bankruptcy, etc. If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries;

8.5 Involuntary Bankruptcy, etc. If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;

8.6 Default Under Other Agreements. If there is (A) an “Event of Default” under the Term Loan Agreement (and as defined therein) or (B) a default in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Subsidiaries’ Indebtedness involving an aggregate amount of $3,000,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder;

8.7 Representations, etc. If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.8 Guaranty. If the obligation of any Guarantor under the guaranty contained in a Security Agreement is limited or terminated by operation of law or by such Guarantor (other than as permitted by or in accordance with the terms of this Agreement);

8.9 Security Documents. If any Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Liens which are non consensual Permitted Liens, permitted purchase money Liens, the interests of lessors under Capital Leases or subject to the Intercreditor Agreement, the Liens of the Term Loan Agent, first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, (b) with respect to Collateral the aggregate value of which, for all such Collateral, does not exceed at any time, $500,000 or (c) as the result of an action or failure to act on the part of Agent;

8.10 Loan Documents. The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document;

8.11 Change of Control. A Change of Control shall occur;

9. RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent and, in respect of the UK Security Agreement, the UK Security Trustee, may and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Parent), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a) (i) declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower, and (ii) direct Borrowers to provide (and Borrowers agree that upon receipt of such notice Borrowers will provide) Letter of Credit Collateralization to Agent to be held as security for Borrowers’ reimbursement obligations for drawings that may subsequently occur under issued and outstanding Letters of Credit;

(b) declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Revolving Lender to make Revolving Loans, (ii) the obligation of the US Swing Lender to make US Swing Loans, and (iii) the obligation of Issuing Bank to issue Letters of Credit; and

(c) exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under applicable law, or in equity.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4, Section 8.5, Section 8.12 or Section 8.13 in addition to the remedies set forth above, without any notice to Borrowers or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrowers shall automatically be obligated to repay all of such Obligations in full (including Borrowers being obligated to provide (and Borrowers agree that they will provide) (1) Letter of Credit Collateralization to Agent to be held as security for Borrowers’ reimbursement obligations in respect of drawings that may subsequently occur under issued and outstanding Letters of Credit and (2) Bank Product Collateralization to be held as security for Borrowers’ or their Subsidiaries’ obligations in respect of outstanding Bank Products), without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Borrowers.

9.2 Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, the PPSA, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it. No failure to exercise, nor any delay in exercising, on the part of Agent or any member of the Lender Group, any right or remedy under the Loan Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.

10. WAIVERS; INDEMNIFICATION.

10.1 Demand; Protest; etc. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any Borrower may in any way be liable.

10.2 The Lender Group’s Liability for Collateral. Each Borrower hereby agrees that: (a) so long as the complies with its obligations, if any, under the Code, the PPSA, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.

10.3 Indemnification. Each Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons and the Lender-Related Persons (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable and documented fees and disbursements of attorneys, experts, or consultants and all other reasonable and documented costs and out-of-pocket expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrowers shall not be liable for costs and expenses (including attorneys fees) of any Lender (other than Wells Fargo) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Parent’s and its Subsidiaries’ compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders that do not involve any acts or omissions of any Loan Party, or (ii) disputes solely between or among the Lenders and their respective Affiliates that do not involve any acts or omissions of any Loan Party; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any Taxes or any costs attributable to Taxes, which shall be governed by Section 16), (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the making of any Loans or issuance of any Letters of Credit hereunder, or the use of the proceeds of the Loans or the Letters of Credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Borrower or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Borrower or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, no Borrower shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to any Borrower or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to any Borrower:	c/o Parent 4705 S. Apopka Vineland Road, Suite 210
Orlando, Florida 32819
Attn: Brian R. Kahn, Chairman
Fax No.: (208) 728-8007

with copies to:	Wilson, Sonsini Goodrich & Rosati, P.C.
One Market Plaza
Spear Tower, Suite 3300
San Francisco, California 94105
Attn: John Mao, Esq.
Fax No.: (650) 493-6811

If to Agent or UK Security Trustee:	Wells Fargo Bank, National Association
2450 Colorado Avenue, Suite 3000W
Santa Monica, California 90404-3597
Attn: Business Finance Division Manager
Fax No.: (310) 453-7413

with copies to:	Burdale Financial Limited
5th Floor, No. 1 Bread Street
London, EC4M 9BE, England
Attn: Business Finance Division Manager
Fax No.:

with copies to:	Morgan Lewis & Bockius LLP
101 Park Avenue, 46th Floor
New York, New York 10178
Attn: Marshall Stoddard, Esq.
Fax No.: (212) 309-6001

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or three Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED

UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(e) NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST THE AGENT, THE US SWING LENDER, ANY OTHER LENDER, ISSUING BANK, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

13. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1 Assignments and Participations.

(a) (i) Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more assignees (each, an “Assignee”), with the prior written consent (such consent not be unreasonably withheld or delayed) of:

(A) Borrowers; provided, that no consent of Borrowers shall be required (1) if an Event of Default has occurred and is continuing, or (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons) of a Lender; provided, further, that Borrowers shall be deemed to have consented to a proposed assignment unless they object thereto by written notice to Agent within five Business Days after having received notice thereof; and

(B) Agent, US Swing Lender, and Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) no assignment may be made (i) so long as no Event of Default has occurred and is continuing, to an Ineligible Institution, (ii) so long as no Event of Default has occurred and is continuing, to a Competitor, or (iii) to a natural person,

(B) no assignment may be made to a Loan Party, an Affiliate of a Loan Party, or any Sponsor Affiliated Entity,

(C) the amount of the Commitments and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000),

(D) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,

(E) the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrowers and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrowers and Agent by such Lender and the Assignee,

(F) unless waived by Agent, the assigning Lender or Assignee has paid to Agent, for Agent’s separate account, a processing fee in the amount of $3,500,

(G) the assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the “Administrative Questionnaire”),

(H) no assignment of UK Revolving Loans or UK Commitments may be made to a Person that cannot (directly or through an Applicable Designee) lend to UK Borrowers in the Applicable Currency,

(I) if applicable, any assignment of any portion of a Lender’s US Commitment or US Revolving Loans shall be accompanied by proportionate assignment of such Lender’s UK Commitment or UK Revolving Loans, and

(J) if applicable, any assignment of any portion of a Lender’s UK Commitment or UK Revolving Loans shall be accompanied by a proportionate assignment of such Lender’s US Commitment or US Revolving Loans.

(b) From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(a), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly permitted herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party or an Affiliate of a Loan Party, and (vii) notwithstanding anything to the contrary herein, including Section 16, all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f) In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to Parent and its Subsidiaries and their respective businesses.

(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

(h) Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of the Revolving Loans (and the principal amount thereof and stated interest thereon) held by such Lender (each, a “Registered Loan”). A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrowers shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Revolving Loans to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register.

(i) In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the “Participant Register”). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

(j) Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register in the extent it has one) available for review by Borrowers from time to time as Borrowers may reasonably request.

13.2 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by any Borrower is required in connection with any such assignment.

14. AMENDMENTS; WAIVERS.

14.1 Amendments and Waivers.

(a) No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Fee Letter), and no consent with respect to any departure by any Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i) increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate the last sentence of Section 2.4(c),

(ii) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (y) in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders), and (z) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii)),

(iv) amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(v) amend, modify, or eliminate Section 3.1 or 3.2,

(vi) amend, modify, or eliminate Section 15.11,

(vii) other than as permitted by Section 15.11, release Agent’s Lien in and to any of the Collateral,

(viii) amend, modify, or eliminate the definitions of “Required Lenders” or “Pro Rata Share”,

(ix) contractually subordinate any of Agent’s Liens (except as provided in the Intercreditor Agreement),

(x) other than in connection with a merger, liquidation, dissolution or sale of such Person permitted by the terms hereof or the other Loan Documents, release any Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,

(xi) amend, modify, or eliminate any of the provisions of Section 2.4(b)(i) or (ii) or Section 2.4(e) or (f), or

(xii) amend, modify, or eliminate any of the provisions of Section 13.1 with respect to assignments to, or participations with, Persons who are Sponsor Affiliated Entities;

(b) No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate,

(i) the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrowers (and shall not require the written consent of any of the Lenders),

(ii) any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers, and the Required Lenders;

(c) No amendment, waiver, modification, elimination, or consent shall amend, without written consent of Agent, Borrowers and the Supermajority Lenders, modify, or eliminate the definition of Borrowing Base or any of the defined terms (including the definitions of US Eligible Accounts, US Eligible Foreign Accounts, US Eligible Government Accounts, UK Eligible Accounts, UK Eligible Foreign Accounts, UK Eligible Government Accounts, US Eligible Inventory, UK Eligible Inventory and Eligible M&E) that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon the Borrowing Base, but not otherwise, or the definition of Maximum Revolver Amount, or change Section 2.1(c);

(d) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Bank, or any other rights or duties of Issuing Bank under this Agreement or the other Loan Documents, without the written consent of Issuing Bank, Agent, Borrowers, and the Required Lenders;

(e) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, Borrowers, and the Required Lenders; and

(f) Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Borrower, shall not require consent by or the agreement of any Loan Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 14.1(a)(i) through (iii) that affect such Lender.

14.2 Replacement of Certain Lenders.

(a) If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrowers or Agent, upon at least five Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Non-Consenting Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b) Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, and (ii) an assumption of its Pro Rata Share of participations in the Letters of Credit). If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Non-Consenting Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender or Tax Lender, as applicable, shall remain obligated to make the Non-Consenting Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Revolving Loans and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of participations in such Letters of Credit.

14.3 No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrowers of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15. AGENT; THE LENDER GROUP.

15.1 Appointment and Authorization of Agent. Each Lender hereby designates and appoints Wells Fargo as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Revolving Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to any Borrower or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3 Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by Parent or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Parent or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Parent or its Subsidiaries.

15.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).

15.5 Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6 Credit Decision. Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Parent and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

15.7 Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse

Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). In the event Agent is not reimbursed for such costs and expenses by Parent or its Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Revolving Loan or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8 Agent in Individual Capacity. Wells Fargo and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Wells Fargo were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding Parent or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Parent or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include Wells Fargo in its individual capacity.

15.9 Successor Agent. Agent may resign as Agent upon 30 days (10 days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrowers (unless such notice is waived by Borrowers) and without any notice to the Bank Product Providers. If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers). If, at the time that Agent’s resignation is effective, it is acting as Issuing Bank or the Swing Lender, such resignation shall also operate to effectuate its resignation as Issuing Bank or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, or to make Swing Loans. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrowers, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term

“Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10 Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Parent or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Parent or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11 Collateral Matters.

(a) The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrowers certify to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which Parent or its Subsidiaries owned any interest at the time Agent’s Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to Parent or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, or (v) in connection with a credit bid or purchase authorized under this Section 15.11. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (a) consent to, credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code or the PPSA, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders and the Bank Product Providers (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Agent or Borrowers at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent’s opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Borrowers in respect of) any and all interests retained by any Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Lender further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocably authorize) Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness or, subject to the Intercreditor Agreement, the obligations of Parent and its Subsidiaries under the Term Loan Agreement.

(b) Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) (i) to verify or assure that the Collateral exists or is owned by Parent or its Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise expressly provided herein.

15.12 Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Parent or its Subsidiaries or any deposit accounts of Parent or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13 Agency for Perfection. Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code or any similar provisions of the PPSA can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.14 Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15 Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).

15.16 Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting any Borrower or its Subsidiaries (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any field examination will inspect only specific information regarding Parent and its Subsidiaries and will rely significantly upon Parent’s and its Subsidiaries’ books and records, as well as on representations of Borrowers’ personnel,

(d) agrees to keep all Reports and other material, non-public information regarding Parent and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

(f) In addition to the foregoing, (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Parent or its Subsidiaries to Agent that has not been contemporaneously provided by Parent or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Parent or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrowers the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Parent or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Administrative Borrower a statement regarding the Loan Accounts, Agent shall send a copy of such statement to each Lender.

15.17 Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.

15.18 Agent as UK Security Trustee.

(a) In this Agreement, any rights and remedies exercisable by, any documents to be delivered to, or any other indemnities or obligations in favor of Agent shall be, as the case may be, exercisable by, delivered to, or be indemnities or other obligations in favor of Agent (or any other Person acting in such capacity) in its capacity as UK Security Trustee to the extent that the rights, remedies, deliveries, indemnities or other obligations relate to the UK Security Agreement or the security thereby created. Any obligations of Agent (or any other Person acting in such capacity) in this Agreement shall be obligations of the Agent in its capacity as UK Security Trustee to the extent that the obligations relate to any UK Security Agreement or the security thereby created. Additionally, in its capacity as UK Security Trustee, the Agent (or any other Person acting in such capacity) shall have (i) all the rights, remedies and benefits in favor of Agent contained in the provisions of the whole of this Section 15; (ii) all the powers of an absolute owner of the security constituted by the UK Security Agreement and (iii) all the rights, remedies and powers granted to it and be subject to all the obligations and duties owed by it under the UK Security Agreement.

(b) Each Lender and Agent hereby appoint UK Security Trustee to act as its trustee under and in relation to the UK Security Agreement and to hold the assets subject to the security thereby created as trustee for Agent and Lenders on the trusts and other terms contained in the UK Security Agreement and Agent and each Lender hereby irrevocably authorize the UK Security Trustee to exercise such rights, remedies, powers and discretions as are specifically delegated to UK Security Trustee by the terms of the UK Security Agreement together with all such rights, remedies, powers and discretions as are reasonably incidental thereto and the Agent accepts that appointment.

(c) Any reference in this Agreement to Liens stated to be in favor of Agent shall be construed so as to include a reference to Liens granted in favor of UK Security Trustee.

(d) The Lenders agree that at any time that the UK Security Trustee shall be a Person other than Agent, such other Person shall have the rights, remedies, benefits and powers granted to the Agent in its capacity as UK Security Trustee in this Agreement.

16. WITHHOLDING TAXES

16.1 US Withholding Taxes.

(a) Payments. All payments made by Borrowers hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, subject to Section 13.1(e), all such payments will be made free and clear of, and without deduction or withholding for, any present or future Indemnified Taxes, and in the event any deduction or withholding of Indemnified Taxes is required, Borrowers shall comply with the next sentence of this Section 16.1(a). If any Indemnified Taxes are levied or imposed (whether by deduction or withholding or imposition on a receipient), subject to Section 13.1(e), Borrowers agree to pay the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.1(a) after withholding or deduction or other payment for or on account of any Indemnified Taxes, will not be less than the amount provided for herein if no Indemnified Taxes had been imposed or levied; provided, that Borrowers shall not be required to increase any such amounts to the extent that the increase in such amount payable results from Agent’s or such Lender’s or Participant’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Borrowers will furnish to Agent as promptly as possible after the date the payment of any Indemnified Tax is due pursuant to applicable law, certified copies of tax receipts or other reasonable documentation evidencing such payment by Borrowers. Borrowers agree, subject to Section 13.1(e), to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.

(b) Exemptions.

(i) If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent and the Borrowers, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) one of the following before receiving its first payment under this Agreement:

(A) if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section

881(c)(3)(A) of the IRC, (II) a 10% shareholder of Parent (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrowers within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN or Form W-8IMY (with proper attachments);

(B) if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN;

(C) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;

(D) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments); or

(E) a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.

(ii) Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(iii) If a payment made to a Lender or Participant under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender or Participant fails to comply with the applicable reporting requirements of FATCA (contained in Section 1471(b) or 1472(b) of the IRC), such Lender or Participant shall deliver promptly to the Parent and Agent, at the time or times prescribed by applicable law, documentation prescribed by applicable law or reasonably requested by the Borrowers or Agent (as applicable) sufficient for the Borrowers or Agent (as applicable) to comply with its obligations under FATCA and to determine that such Lender or Participant has complied with such applicable reporting requirements or to determine the amount to deduct or withhold from such payment. No Borrower shall be required to pay additional amounts to any Lender or Participant pursuant to this Section 16.1 to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Lender or Participant to comply with this paragraph or Section 16.1(b)(iv). For purposes of this clause (iii), FATCA shall include any amendments to FATCA made after the date of this Agreement.

(iv) If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, that nothing in this Section 16.1(b)(iv) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(v) If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Agent (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant. To the extent of such percentage amount, Agent will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16.1(b) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16.1(b), if applicable. Subject to Section 13.1(e), Borrowers agree that each Participant shall be entitled to the benefits of this Section 16.1 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16.1 with respect thereto.

(c) Reductions.

(i) If a Lender or a Participant is entitled to a reduction in the applicable withholding tax, Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by Section 16.1(b)(i) or 16.2(b)(iii) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(ii) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16.1, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

(d) Refunds. If Agent or a Lender or Participant determines, in its sole discretion, that it has received a refund of any Indemnified Taxes with respect to which Borrowers have paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrowers (but only to the extent of payments made, or additional amounts paid, by Borrowers under this Section 16 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender or such Participant and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that Borrowers, upon the request of Agent or such Lender or such Participant, agrees to repay the amount paid over to Borrowers (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent or such Lender or such Participant hereunder) to Agent or such Lender or such Participant in the event Agent or such Lender or such Participant is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16.1 shall not be construed to require Agent or any Lender or any Participant to make available its tax returns (or any other information which it deems confidential) to Borrowers or any other Person.

(e) Priority of Section 16.2. The provisions of Section 16.2 shall apply in respect of any UK Borrowers in priority to, and instead of, the provisions of this Section 16.1.

16.2 United Kingdom Tax Matters

(a) UK Taxes. The provisions of this Section 16.2 shall only apply in respect of any UK Borrower or any other UK Loan Party to whom the provisions of Section 874 ITA would apply (ignoring any exceptions) on any payment (a “UK Relevant Borrower”) to any Lender.

(b) Tax Gross-Up.

(i) Each UK Relevant Borrower shall make all payments to be made by it under any Loan Document without any Tax Deduction unless a Tax Deduction is required by law.

(ii) A UK Relevant Borrower shall, promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify Agent accordingly. Similarly, a Lender shall promptly notify Agent on becoming so aware in respect of a payment payable to that Lender. If Agent receives such notification from a Lender it shall notify the UK Relevant Borrower.

(iii) Subject to Section 16.2(b)(iv), if a Tax Deduction is required by law to be made by a UK Relevant Borrower, the amount of the payment due from that UK Relevant Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(iv) A payment shall not be increased under Section 16.2(b)(iii) above by reason of a Tax Deduction on account of Taxes imposed by the United Kingdom if, on the date on which the payment falls due:

(A) the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(B) the relevant Lender is a Qualifying Lender solely by virtue of clause (a)(ii) of the definition of Qualifying Lender, and:

(1) an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the UK Relevant Borrower making the payment a certified copy of that Direction;

(2) the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(C) the relevant Lender is a Qualifying Lender solely by virtue of clause (a)(ii) of the definition of Qualifying Lender and:

(1) the relevant Lender has not given a Tax Confirmation to the UK Relevant Borrower; and

(2) the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the UK Relevant Borrower, on the basis that the Tax Confirmation would have enabled the UK Relevant Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or

(D) the relevant Lender is a Treaty Lender and the UK Relevant Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under Section 16.2(f) below.

(v) If a UK Relevant Borrower is required to make a Tax Deduction, that UK Relevant Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(vi) Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the UK Relevant Borrower making that Tax Deduction shall deliver to Agent for the benefit of the Lender entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(vii) A Treaty Lender and each UK Relevant Borrower which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that UK Relevant Borrower to obtain authorization to make that payment without a Tax Deduction and, until such time as the UK Relevant Borrower has obtained authorization (including under the HMRC DT Treaty Passport scheme) to make payments without any Tax Deduction, the UK Relevant Borrower will continue to comply with its obligations under the remaining provisions of this Section 16.2(b) (provided that the Treaty Lender shall use its reasonable endeavours to complete and submit as soon as practicable all forms, claims and procedural formalities as are required to be completed and submitted by that Treaty Lender to prevent any such Tax Deduction being made).

(viii) Nothing in Section 16.2(b)(vii) above shall require a Treaty Lender to:

(A) register under the HMRC DT Treaty Passport scheme;

(B) apply the HMRC DT Treaty Passport scheme to any advance if it has so registered; or

(C) file Treaty forms if it has included an indication to the effect that it wishes the HMRC DT Treaty Passport Scheme to apply to this Agreement in accordance with Section 16.2(b)(xi) or Section 16.2(f)(i) (HMRC DT Treaty Passport scheme confirmation) and the UK Relevant Borrower making that payment has not complied with its obligations under Section 16.2(b)(xii) or Section 16.2(f)(ii) (HMRC DT Treaty Passport scheme confirmation).

(ix) A UK Non-Bank Lender which becomes a party on the day on which this Agreement is entered into gives a Tax Confirmation to the UK Borrower by entering into this Agreement.

(x) A UK Non-Bank Lender shall promptly notify the UK Relevant Borrower and Agent if there is any change in the position from that set out in the Tax Confirmation.

(xi) A Treaty Lender which becomes a party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Agent and without liability to any UK Relevant Borrower) by notifying the Parent of its scheme reference number and its jurisdiction of tax residence.

(xii) Where a Lender notifies the Parent as described in Section 16.2(b)(xi) above each UK Relevant Borrower shall file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of the date of this Agreement and shall promptly provide the Lender with a copy of that filing.

(xiii) If a Lender has not included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with Section 16.2(b)(xi) above or Section 16.2(f)(i) (HMRC DT Treaty Passport scheme confirmation), no UK Relevant Borrower shall file any form relating to the HMRC DT Treaty Passport scheme in respect of that lender’s advance or its participation in any advance.

(c) Tax indemnity.

(i) Subject to Section 16.2(c)(ii), the UK Relevant Borrower shall (within three Business Days of demand by the Agent) pay to the Lender an amount equal to the loss, liability or cost which that Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Lender in respect of a Loan Document.

(ii) Section 16.2(c)(i) above shall not apply:

(1) with respect to any Tax assessed on a Lender:

(2) under the law of the jurisdiction in which that Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Lender is treated as resident for tax purposes; or

(3) under the law of the jurisdiction in which that Lender’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

(4) if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Lender; or

(5) to the extent a loss, liability or cost:

i. is compensated for by an increased payment under Section 16.2(b) (Tax Gross-Up); or

ii. would have been compensated for by an increased payment under Section 16.2(b) (Tax Gross-Up) but was not so compensated solely because one of the exclusions in Section 16.2(b) (Tax Gross-Up) applied.

(iii) A Lender making, or intending to make a claim under Section 16.2(c)(i) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the UK Relevant Borrower.

(iv) A Lender shall, on receiving a payment from a UK Relevant Borrower under Section 16.2(c)(i), notify the Agent.

(d) Tax Credit. If a UK Relevant Borrower makes a Tax Payment and the relevant Lender reasonably determines that (1) a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and that (2) Lender has obtained, utilized and retained that Tax Credit, the Lender shall pay an amount to the UK Relevant Borrower which that Lender reasonably determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the UK Relevant Borrower. Each Lender shall promptly notify the UK Relevant Borrower of any Tax Credit that may give rise to a payment under this Section 16.2(d).

(e) Lender Status Confirmation. Each Lender which becomes a party to this Agreement after the date of this Agreement (“New Lender”) shall indicate, in the Assignment and Acceptance Agreement which it executes on becoming a party, and for the benefit of Agent and without liability to any UK Relevant Borrower, which of the following categories it falls within:

(i) not a Qualifying Lender;

(ii) a Qualifying Lender (other than a Treaty Lender); or

(iii) a Treaty Lender.

If a New Lender fails to indicate its status in accordance with this Section 16.2(e), then such New Lender or Lender (as appropriate) shall be treated for the purposes of this Agreement (including by each UK Relevant Borrower) as if it is not a Qualifying Lender until such time as it notifies Agent which category of Qualifying Lender applies (and Agent, upon receipt of such notification, shall inform the UK Relevant Borrower). For the avoidance of doubt, an Assignment and Acceptance shall not be invalidated by any failure of a New Lender to comply with this Section 16.2. A New Lender who has indicated its status in accordance with this Section 16.2(e) shall use reasonable efforts to notify the UK Relevant Borrower if it becomes aware of a change in that status.

(f) HMRC DT Treaty Passport Scheme Confirmation.

(i) A New Lender that is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Agent and without liability to any UK Relevant Borrower) in the Assignment and Acceptance which it executes by including its scheme reference number and its jurisdiction of tax residence in that Assignment and Acceptance.

(ii) Where an Assignment and Acceptance includes the indication described in Section 16.2(f)(i) above in the relevant Assignment and Acceptance each UK Relevant Borrower which is a Party as a Borrower as at the date that the relevant Assignment and Acceptance Agreement is executed (the “Transfer Date”) shall file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of that Transfer Date and shall promptly provide the Lender with a copy of that filing.

(g) Stamp Taxes. The UK Relevant Borrower shall pay and, within three Business Days of demand, indemnify each Lender against any cost, loss or liability that Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Loan Document.

(h) Value Added Tax.

(i) All amounts set out or expressed in a Loan Document to be payable by any party to any Lender which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to Section 16.2(h)(ii) below, if VAT is or becomes chargeable on any supply made by any Lender to any party under a Loan Document, that party shall pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Lender shall promptly provide an appropriate VAT invoice to such party).

(ii) If VAT is or becomes chargeable on any supply made by any Lender (the “Supplier”) to any other Lender (the “Recipient”) under a Loan Document, and any party other than the Recipient (the “Subject Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration):

(1) (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Subject Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

(2) (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Subject Party shall promptly, following demand from the Recipient, pay to the Recipient an amount equal to VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii) Where a Loan Document requires any party to reimburse or indemnify a Lender for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv) Any reference in this Section 16.2(h) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the United Kingdom Value Added Tax Act 1994).

(v) In relation to any supply made by a Lender or the Agent to any party under any Loan Document, if reasonably requested by such Lender or Agent, that party shall promptly provide such Lender or Agent with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Lender’s or Agent’s VAT reporting requirements in relation to such supply.

(i) Determination. Except as otherwise expressly provided in Section 16.2, a reference to “determines” or “determined” in connection with tax provisions contained in Section 16.2 means a determination made in the absolute discretion of the person making the determination.

17. GENERAL PROVISIONS.

17.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by each Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or any Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5 Bank Product Providers. Each Bank Product Provider in its capacity as such shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents. It is understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrowers may obtain Bank Products from any Bank Product Provider, although Borrowers are not required to do so. Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

17.6 Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8 Revival and Reinstatement of Obligations; Certain Waivers. If any member of the Lender Group or any Bank Product Provider repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group or such Bank Product Provider in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document or any Bank Product Agreement, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such member of the Lender Group or Bank Product Provider elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group or Bank Product Provider elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys fees of such member of the Lender Group or Bank Product Provider related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist and (ii) Agent’s Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made. If, prior to any of the foregoing, (A) Agent’s Liens shall have been released or terminated or (B) any provision of this Agreement shall have been terminated or cancelled, Agent’s Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability.

17.9 Confidentiality.

(a) Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Parent and its Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrowers with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 17.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 17.9 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b) Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials so long as such information is otherwise publicly available and may otherwise use the name, logos, and other insignia of any Borrower or the other Loan Parties and the Commitments provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of the Agent.

(c) The Loan Parties hereby acknowledge that Agent or its Affiliates may make available to the Lenders materials or information provided by or on behalf of Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).

17.10 Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, Issuing Bank, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or been terminated.

17.11 Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act. In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties’ senior management and key principals, and each Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Group Expenses hereunder and be for the account of Borrowers.

17.12 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

17.13 Parent as Agent for Borrowers. Each Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Agent with all notices with respect to Revolving Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by Administrative Borrower shall be deemed to be given by Borrowers hereunder and shall bind each Borrower), (b) to receive notices and instructions from members of the Lender Group (and any notice or instruction provided by any member of the Lender Group to the Administrative Borrower in accordance with the terms hereof shall be deemed to have been given to each Borrower), and (c) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Revolving Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the UK Loan Account and UK Collateral in a combined fashion and the US Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to UK Borrowers and US Borrowers, as the case may be, in order to utilize the collective borrowing powers of such Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof. Each US Borrower and Canadian Guarantor expects to derive benefit, directly or indirectly, from the handling of the US Loan Accounts and the Collateral in a combined fashion since the successful operation of each US Borrower and Canadian Guarantor is dependent on the continued successful performance of the integrated group. Each UK Borrower expects to derive benefit, directly or indirectly, from the handling of the UK Loan Accounts and the UK Collateral in a combined fashion since the successful operation of each UK Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (i) the handling of the Loan Accounts and Collateral of Borrowers as herein provided, or (ii) the Lender Group’s relying on any instructions of the Administrative Borrower, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.13 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

17.14 UK “Know Your Customer” Checks.

(a) If (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement; (ii) any change in the status of a UK Loan Party after the date of this Agreement; or (iii) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each UK Loan Party shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

(b) Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

17.15 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to Agent or any Lender in such currency, Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

US BORROWERS:	API TECHNOLOGIES CORP., a Delaware corporation

	By:	/s/ Bel W. Lazar
	Name:	Bel W. Lazar
	Title:	Chief Executive Officer and President

SENDEC CORP., a New York Corporation

	By:	/s/ Bel W. Lazar
	Name:	Bel W. Lazar
	Title:	Vice President, Treasurer, Secretary and Chief Financial Officer

CMT FILTERS, INC., a Delaware corporation

	By:	/s/ Bel W. Lazar
	Name:	Bel W. Lazar
	Title:	President and Chief Operating Officer

SPECTRUM CONTROL INC., a Pennsylvania corporation

	By:	/s/ Bel W. Lazar
	Name:	Bel W. Lazar
	Title:	Vice President, Secretary and Treasurer

SPECTRUM CONTROL TECHNOLOGY, INC., a Delaware corporation

	By:	/s/ Bel W. Lazar
	Name:	Bel W. Lazar
	Title:	Chairman, Chief Executive Officer and President

SPECTRUM SEI MICROWAVE, INC., a Delaware corporation

	By:	/s/ Bel W. Lazar
	Name:	Bel W. Lazar
	Title:	Vice President and Secretary

SPECTRUM SENSORS AND CONTROLS, INC., a California corporation

By:	/s/ Bel W. Lazar
Name:	Bel W. Lazar
Title:	Chairman, Chief Executive Officer and President

SPECTRUM SENSORS AND CONTROLS, INC., an Ohio corporation

By:	/s/ Brian R. Kahn
Name:	Brian R. Kahn
Title:	Chairman, Chief Executive Officer and President

SPECTRUM FSY MICROWAVE, INC., a Maryland corporation

By:	/s/ Bel W. Lazar
Name:	Bel W. Lazar
Title:	Vice President and Secretary

SPECTRUM MICROWAVE, INC., a Delaware corporation

By:	/s/ Bel W. Lazar
Name:	Bel W. Lazar
Title:	Secretary

SPECTRUM SENSORS AND CONTROLS, INC., a Pennsylvania corporation

By:	/s/ Brian R. Kahn
Name:	Brian R. Kahn
Title:	Chairman, Chief Executive Officer and President

API PASSIVE COMPONENTS INC., a Delaware corporation

By:	/s/ Bel W. Lazar
Name:	Bel W. Lazar
Title:	Secretary

API SYSTEMS, INC., a Delaware corporation

	By:	/s/ Bel W. Lazar
	Name:	Bel W. Lazar
	Title:	Chairman and Chief Executive Officer

API CRYPTEK, INC., a Delaware corporation

	By:	/s/ Bel W. Lazar
	Name:	Bel W. Lazar
	Title:	Chairman

API DEFENSE, INC., a Delaware corporation

	By:	/s/ Bel W. Lazar
	Name:	Bel W. Lazar
	Title:	Chairman and Treasurer

UK BORROWERS:	RF2M MICROELECTORNICS LTD, a limited company incorporated in England and Wales

	By:	/s/ Bel W. Lazar
	Name:	Bel W. Lazar
	Title:	Director

RF2M MICROWAVE LTD, a limited company incorporated in England and Wales

	By:	/s/ Bel W. Lazar
	Name:	Bel W. Lazar
	Title:	Director

AGENT, UK SECURITY TRUSTEE AND LENDER:	WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Agent, as UK Security Trustee and as a Lender

	By:	/s/ Carolyn Glick
	Name:	Carolyn Glick
Its Authorized Signatory

LENDER:	BURDALE FINANCIAL LIMITED, as a UK Lender

	By:	/s/ N. B. Hogg
	Name:	N. B. Hogg
Its Authorized Signatory

	By:	/s/ S. J. Chait
	Name:	S. J. Chait
Its Authorized Signatory

EXHIBIT A-1

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (“Assignment Agreement”) is entered into as                     of                    between                     (“Assignor”) and (“Assignee”). Reference is made to the Credit Agreement described in Annex I hereto (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.

1. In accordance with the terms and conditions of Section 13 of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, and Assignor’s portion of the Commitments, all to the extent specified on Annex I.

2. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, representations or warranties made in or in connection with the Loan Documents, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or any Guarantor or the performance or observance by the Borrowers or any Guarantor of any of their respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto; (d) represents and warrants that the amount set forth as the Purchase Price on Annex I represents the amount owed by the Borrowers to Assignor with respect to Assignor’s share of the Revolving Loans assigned hereunder, as reflected on Assignor’s books and records; and (e) represents and warrants that the assignment hereunder is made in compliance with Sections 13.1(a)(ii)(I) and (J) of the Credit Agreement.

3. The Assignee (a) confirms that it has received copies of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon Agent, Assignor, or any other Lender, based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents; (c) confirms that it is an Eligible Transferee; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; (f) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty; and (g) if the assignment made to the Assignee hereunder includes UK Revolving Loans or UK Commitments, represents and warrants that the Assignee (directly or through an Applicable Designee) can lend to the UK Borrowers in the Applicable Currency.

4. Following the execution of this Assignment Agreement by the Assignor and Assignee, the Assignor will deliver this Assignment Agreement to the Agent for recording by the Agent. The effective date of this Assignment (the “Settlement Date”) shall be the latest to occur of (a) the date of the execution and delivery hereof by the Assignor and the Assignee, (b) the receipt by Agent for its sole and separate account a processing fee in the amount of $3,500 (if required by the Credit Agreement), (c) the receipt of any required consent of the Agent, and (d) the date specified in Annex I.

5. As of the Settlement Date (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents, provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Article 15 and Section 17.9(a) of the Credit Agreement.

6. Upon the Settlement Date, Assignee shall pay to Assignor the Purchase Price (as set forth in Annex I). From and after the Settlement Date, Agent shall make all payments that are due and payable to the holder of the interest assigned hereunder (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued up to but excluding the Settlement Date and to Assignee for amounts which have accrued from and after the Settlement Date. On the Settlement Date, Assignor shall pay to Assignee an amount equal to the portion of any interest, fee, or any other charge that was paid to Assignor prior to the Settlement Date on account of the interest assigned hereunder and that are due and payable to Assignee with respect thereto, to the extent that such interest, fee or other charge relates to the period of time from and after the Settlement Date.

7. This Assignment Agreement may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Assignment Agreement may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.

8. THIS ASSIGNMENT AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement and Annex I hereto to be executed by their respective officers, as of the first date written above.

[NAME OF ASSIGNOR]

as Assignor

By
Name:
Title:

[NAME OF ASSIGNEE]

as Assignee

By
Name:
Title:

ACCEPTED THIS DAY OF
:

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Agent

By
Name:
Title:

CONSENTED TO AS OF THIS DAY OF
:[1]

API TECHNOLOGIES CORP., a Delaware corporation, as Administrative Borrower

By
Name:
Title:

[1]	To be included to the extent Borrowers’ consent is required pursuant to Section 13.1 of the Credit Agreement.

[Exhibit A-1 Form of Assignment and Acceptance]

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1.

Borrowers: API Technologies Corp.; SenDEC Corp.; CMT Filters, Inc.; Spectrum Control Inc. (PA); Spectrum Control Technology, Inc.; Spectrum SEI Microwave, Inc.; Spectrum Sensors and Controls, Inc. (CA); Spectrum Sensors and Controls, Inc. (OH); Spectrum FSY Microwave, Inc.; Spectrum Microwave, Inc.; Spectrum Sensors and Controls, Inc. (PA); API Passive Components, Inc.; API Systems, Inc.; API Cryptek, Inc.; API Defense, Inc.; RF2M Microelectronics Ltd; and RF2M Microwave Ltd. (collectively, the “Borrowers”).

2.	Name and Date of Credit Agreement:

Credit Agreement dated as of February 6, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among the lenders identified on the signature pages thereof, Wells Fargo Bank, National Association, a national banking association, a national banking association, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Agent”) and as UK Security Trustee, and the Borrowers.

3.	Date of Assignment Agreement:	__________
4.	Amounts:

a. Assigned Amount of US Revolver Commitment	$

b. Assigned Amount of UK Revolver Commitment	$

c. Assigned Amount of US Revolving Loans	$

d. Assigned Amount of UK Revolving Loans	$

5.	Settlement Date:
6.	Purchase Price	$
7.	Notice and Payment Instructions, etc.

Assignee:	Assignor:

Summary Page Borrowing Base Certificate

Date	2/6/13
Name	API Technologies Corp
		A/R As of:	11/30/12
F/X	1.60218	Inventory As of:	11/30/12

The undersigned, API Technologies Corp. (“Borrower”), pursuant to that certain Credit Agreement dated as of             (as amended, restated, modified, supplemented, refinanced, renewed, or extended from time to time, the “Credit Agreement”), entered into among Borrower, the lenders signatory thereto from time to time and Wells Fargo Bank, N.A. as the arranger and administrative agent (in such capacity, together with its successors and assigns, if any, in such capacity, “Agent”), hereby certifies to Agent that the following items, calculated in accordance with the terms and definitions set forth in the Credit Agreement for such items are true and correct, and that Borrower is in compliance with and, after giving effect to any currently requested Advances, will be in compliance with, the terms, conditions, and provisions of the Credit Agreement.

Accounts Receivable

			UK in GBP	UK in USD	North America	Combined
Accounts Receivable Balance per Aging Report Assigned To Wells Fargo Capital Finance			—	—	—	—

Less Ineligibles (detailed on page 2)			—	—	—	—

Net Eligible Accounts Receivable			—	—	—	—

Accounts Receivable Availability before Sublimit(s)			—	—	—	—

Net Available Accounts Receivable after Sublimit(s)			—	—	—	—

Inventory
Inventory Balance Assigned To Wells Fargo Capital Finance			—	—	—	—

Less Ineligibles (detailed on page 3)			—	—	—	—

Eligible Inventory			—	—	—	—

Inventory Availability before Sublimit(s)			—	—	—	—

Total Available Before Inventory Sublimit			—	—	—	—

Available Inventory after Sublimit (50% of Total available)						—

Machinery & Equipment

Appraised M&E NOLV				—	—	—

Advance Rate (Steps down 1.25% per month; reset to 85% when reappraised)				85%	85%	85%

Available Appraised M&E				—	—	—

New M&E				—	—	—

Advance Rate				80%	80%	80%

Available New M&E				—	—	—

Total Available Before Inventory Sublimit				—	—	—

Available M&E after UK Sublimit		3,000,000.00		—	—	—

Available M&E after Total Sublimit		10,000,000.00				—

Total Availability before Reserves				—	—	—

Reserves
Enterprices Act 2003			219,827.94		—	—

EA03 (£1M/employee)				—	—	—

Bank Reserve				—		—

Total Reserves						—

Total Availability after Reserves before Loan Balance and LCs				—	—	—

Total Credit Line	50,000,000.00	Suppressed Availability		—		—

Availability before Loan Balance				—	—	—

Letter of Credit Balance		As of:		—		—

Loan Ledger Balance		As of:		—		—

Cash in-transit
Adjusted Loan Balance
Net Availability				—	—	—

Additionally, the undersigned hereby certifies and represents and warrants to the Lender Group on behalf of Borrower that (i) as of the date hereof, each representation or warranty contained in or pursuant to any Loan Document, any agreement, instrument, certificate, document or other writing furnished at any time under or in connection with any Loan Document, and as of the effective date of any advance, continuation or conversion requested above is true and correct in all material respects (except to the extent any representation or warranty expressly related to an earlier date), (ii) each of the covenants and agreements contained in any Loan Document have been performed (to the extent required to be performed on or before the date hereof or each such effective date), (iii) no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above, and (iv) all of the foregoing is true and correct as of the effective date of the calculations set forth above and that such calculations have been made in accordance with the requirements of the Credit Agreement.

List of attachments with this Borrowing Base Certificate:
Authorized Signer	Page 2—Accounts Receivable Availability Detail
Page 2b—Accounts Receivable Concentrations
Page 2c—Accounts Receivable Dilution
Page 3—Inventory Availability Detail
Page 3a—Inventory Availability Detail
Page 3b—Inventory Availability Summary

EXHIBIT B-2

FORM OF BANK PRODUCT PROVIDER AGREEMENT

[Letterhead of Specified Bank Products Provider]

[Date]

Wells Fargo Bank, N.A., as Agent

2450 Colorado Avenue

Suite 3000 West

Santa Monica, California 90404

Attention:

Fax No.:

Reference is hereby made to that certain Credit Agreement dated as of February 6, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among the lenders identified on the signature pages thereof, Wells Fargo Bank, National Association, a national banking association, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Agent”), as English law security trustee (in such capacity, together with its successors and assigns in such capacity, the “UK Security Trustee”), API Technologies Corp. (“Parent”), the Subsidiaries of Parent identified on the signature pages thereof as United States borrowers (such Subsidiaries together with Parent, each individually a “US Borrower”, and collectively, jointly and severally, the “US Borrowers”), RF2M Microelectronics, Ltd. (“RF2M”), and RF2M Microwave Ltd, ( together with RF2M, each individually a “UK Borrower”, and collectively, jointly and severally, the “UK Borrowers”). The US Borrowers and UK Borrowers are referred to hereinafter each individually as a “Borrower” and collectively, jointly and severally, as “Borrowers”).

Reference is also made to that certain [describe the Bank Product Agreement or Agreements] (the “Specified Bank Product Agreement [Agreements]”) dated as of             , by and between [Lender or Affiliate of Lender] (the “Specified Bank Products Provider”) and [identify the Loan Party].

1. Appointment of Agent. The Specified Bank Products Provider hereby designates and appoints Agent, and Agent by its signature below hereby accepts such appointment, as its agent under the Credit Agreement and the other Loan Documents. The Specified Bank Products Provider hereby acknowledges that it has reviewed Sections 15.1 through 15.15 and Sections 15.17, 15.18 and 17.5 (collectively such sections are referred to herein as the “Agency Provisions”), including, as applicable, the defined terms used therein. Specified Bank Products Provider and Agent each agree that the Agency Provisions which govern the relationship, and certain representations, acknowledgements, appointments, rights, restrictions, and agreements, between the Agent, on the one hand, and the Lenders or the Lender Group, on the other hand, shall, from and after the date of this letter agreement also apply to and govern, mutatis mutandis, the relationship between the Agent, on the one hand, and the Specified Bank Product Provider with respect to the Bank Products provided pursuant to the Specified Bank Product Agreement[s], on the other hand.

2. Acknowledgement of Certain Provisions of Credit Agreement. The Specified Bank Products Provider hereby acknowledges that it has reviewed the provisions of Sections 2.4(b)(ii), 14.1, 15, and 17.5 of the Credit Agreement, including, as applicable, the defined terms used therein, and agrees to be bound by the provisions thereof. Without limiting the generality of any of the foregoing referenced provisions, Specified Bank Product Provider understands and agrees that its rights and benefits under the Loan Documents consist solely of it being a beneficiary of the Liens and security interests granted to Agent and the right to share in proceeds of the Collateral to the extent set forth in the Credit Agreement.

3. Reporting Requirements. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products. On a monthly basis (not later than the 10th Business Day of each calendar month) or as more frequently as Agent shall request, the Specified Bank Products Provider agrees to provide Agent with a written report, in form and substance satisfactory to Agent, detailing Specified Bank Products Provider’s reasonable determination of the liabilities and obligations (and mark- to-market exposure) of Parent and the other Loan Parties in respect of the Bank Products provided by Specified Bank Products Provider pursuant to the Specified Bank Products Agreement[s]. If Agent does not receive such written report within the time period provided above, Agent shall be entitled to assume that the reasonable determination of the liabilities and obligations of Parent and the other Loan Parties with respect to the Bank Products provided pursuant to the Specified Bank Products Agreement[s] is zero.

4. Bank Product Reserve Conditions. Specified Bank Products Provider further acknowledges and agrees that Agent shall have the right (to the extent permitted pursuant to the Credit Agreement), but shall have no obligation to establish, maintain, relax, or release reserves in respect of any of the Bank Product Obligations and that if reserves are established there is no obligation on the part of the Agent to determine or insure whether the amount of any such reserve is appropriate or not (including whether it is sufficient in amount). If Agent chooses to implement a reserve, Specified Bank Products Provider acknowledges and agrees that Agent shall be entitled to rely on the information in the reports described above to establish the Bank Product Reserve Amount.

5. Bank Product Obligations. From and after the delivery to Agent of this agreement duly executed by Specified Bank Product Provider and the acknowledgement of this agreement by Agent and Borrower, the obligations and liabilities of Parent and the other Loan Parties to Specified Bank Product Provider in respect of Bank Products evidenced by the Specified Bank Product Agreement[s] shall constitute Bank Product Obligations (and which, in turn, shall constitute Obligations), and Specified Bank Product Provider shall constitute a Bank Product Provider until such time as Specified Bank Products Provider or its Affiliate is no longer a Lender. Specified Bank Products Provider acknowledges that other Bank Products (which may or may not be Specified Bank Products) may exist at any time.

6. Notices. All notices and other communications provided for hereunder shall be given in the form and manner provided in Section 11 of the Credit Agreement, and, if to Agent, shall be mailed, sent, or delivered to Agent in accordance with Section 11 in the Credit Agreement, if to Borrower, shall be mailed, sent, or delivered to Borrower in accordance with Section 11 in the Credit Agreement, and, if to Specified Bank Products Provider, shall be mailed, sent, or delivered to the address set forth below, or, in each case as to any party, at such other address as shall be designated by such party in a written notice to the other party.

If to Specified Bank Products Provider:

Attn:
Fax No.

7. Miscellaneous. This agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties hereto (including any successor agent pursuant to Section 15.9 of the Credit Agreement); provided, that Borrower may not assign this agreement or any rights or duties hereunder without the other parties’ prior written consent and any prohibited assignment shall be absolutely void ab initio. Unless the context of this agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” This agreement may be executed in any number of counterparts and by different parties on separate counterparts. Each of such counterparts shall be deemed to be an original, and all of such counterparts, taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this letter by telefacsimile or other means of electronic transmission shall be equally effective as delivery of a manually executed counterpart.

8. Governing Law, Etc. THIS AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

[Signature pages to follow.]

Sincerely,

[SPECIFIED BANK PRODUCTS PROVIDER]

By:
Name:
Title:

[Exhibit B-2 Form of Bank Products Provider Agreement]

Acknowledged, accepted, and agreed as of the date first written above:

API TECHNOLOGIES CORP., a Delaware corporation, as Administrative Borrower

By:
Name:
Title:

[Exhibit B-2 Form of Bank Products Provider Agreement]

Acknowledged, accepted, and agreed as of :

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Agent

By:
Name:
Title:

[Exhibit B-2 Form of Bank Products Provider Agreement]

EXHIBIT C-1

FORM OF COMPLIANCE CERTIFICATE

[on Parent’s letterhead]

To:	Wells Fargo Bank, National Association

2450 Colorado Avenue, Suite 3000 West

Santa Monica, California 90404

Attn: Business Finance Division Manager

Re:	Compliance Certificate dated , 20__

Ladies and Gentlemen:

Reference is hereby made to that certain Credit Agreement dated as of February 6, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among the lenders identified on the signature pages thereof, Wells Fargo Bank, National Association, a national banking association, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Agent”), as English law security trustee (in such capacity, together with its successors and assigns in such capacity, the “UK Security Trustee”), API Technologies Corp. (“Parent”), the Subsidiaries of Parent identified on the signature pages thereof as United States borrowers (such Subsidiaries together with Parent, each individually a “US Borrower”, and collectively, jointly and severally, the “US Borrowers”), RF2M Microelectronics, Ltd. (“RF2M”), and RF2M Microwave Ltd, ( together with RF2M, each individually a “UK Borrower”, and collectively, jointly and severally, the “UK Borrowers”). The US Borrowers and UK Borrowers are referred to hereinafter each individually as a “Borrower” and collectively, jointly and severally, as “Borrowers”).

Pursuant to Section 5.1 of the Credit Agreement, the undersigned officer of Parent, in his/her capacity as an officer of Parent and not in any individual capacity, hereby certifies as of the date hereof that:

1. The financial information of Parent and its Subsidiaries furnished in Schedule 1 attached hereto, has been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for year-end audit adjustments and the lack of footnotes), and fairly presents in all material respects the financial condition of Parent and its Subsidiaries as of the date set forth therein.

2. Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and financial condition of Parent and its Subsidiaries during the accounting period covered by the financial statements delivered pursuant to Section 5.1 of the Credit Agreement.

3. Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, in each case specifying the nature and period of existence thereof and what action Parent and/or its Subsidiaries have taken, are taking, or propose to take with respect thereto.

4. Except as set forth on Schedule 3 attached hereto, the representations and warranties of Parent and its Subsidiaries set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date.

5. As of the date hereof, Parent and its Subsidiaries are in compliance with the covenants contained in Section 7 of the Credit Agreement as demonstrated on Schedule 4 hereof.1

6. The calculations to arrive at EBITDA, the Fixed Charge Coverage Ratio and the amount of Capital Expenditures for the current fiscal year, and the results of performing such calculations, are set forth on Schedule 5 attached hereto.

7. Attached hereto as Annex 1 is a true and complete copy of (a) each Material Contract entered into since the delivery of the previous quarterly Compliance Certificate, and (b) each material amendment or modification of any Material Contract entered into since the delivery of the previous quarterly Compliance Certificate.

[Signature page follows.]

[1]	To be included during any Financial Covenant Period.

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned, in his/her capacity as an officer of Parent and not in any individual capacity, as of the day and year first above written.

API TECHNOLOGIES CORP., a Delaware corporation, as Parent

By:
Name:
Title:

[Exhibit C-1 Form of Compliance Certificate]

EXHIBIT L-1

FORM OF LIBOR NOTICE

Wells Fargo Bank, N.A., as Agent

under the below referenced Credit Agreement

2450 Colorado Avenue

Suite 3000 West

Santa Monica, California 90404

Ladies and Gentlemen:

Reference is hereby made to that certain Credit Agreement dated as of February 6, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among the lenders identified on the signature pages thereof, Wells Fargo Bank, National Association, a national banking association, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Agent”), as English law security trustee (in such capacity, together with its successors and assigns in such capacity, the “UK Security Trustee”), API Technologies Corp. (“Parent”), the Subsidiaries of Parent identified on the signature pages thereof as United States borrowers (such Subsidiaries together with Parent, each individually a “US Borrower”, and collectively, jointly and severally, the “US Borrowers”), RF2M Microelectronics, Ltd. (“RF2M”), and RF2M Microwave Ltd, ( together with RF2M, each individually a “UK Borrower”, and collectively, jointly and severally, the “UK Borrowers”). The US Borrowers and UK Borrowers are referred to hereinafter each individually as a “Borrower” and collectively, jointly and severally, as “Borrowers”).

This LIBOR Notice represents the Borrowers’ request to elect the LIBOR Option with respect to outstanding [US / UK] Revolving Loans in the amount of $            (the “LIBOR Rate Loan”)[, and is a written confirmation of the telephonic notice of such election given to Agent].

The LIBOR Rate Loan will have an Interest Period of 1, 2, 3, 6, 9 or 121 month(s) commencing on                     .

This LIBOR Notice further confirms each Borrower’s acceptance, for purposes of determining the rate of interest based on the LIBOR Rate under the Credit Agreement, of the LIBOR Rate as determined pursuant to the Credit Agreement.

[1]	Note that for an Interest Period election of 9 or 12 months, all Lenders must agree to such Interest Period.

Wells Fargo Bank, N.A., as Agent

Each Borrower represents and warrants that (i) as of the date hereof, the representations and warranties of Parent or its Subsidiaries contained in the Credit Agreement and in the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date)), (ii) each of the covenants and agreements contained in any Loan Document have been performed (to the extent required to be performed on or before the date hereof or each such effective date), and (iii) no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above.

Dated:

API TECHNOLOGIES CORP., a Delaware Corporation, as Administrative Borrower

By
Name:
Title:

Acknowledged by:

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Agent

By:
Name:
Title:

[Exhibit L-1 Form of LIBOR Notice]

EXHIBIT P-1

FORM OF PERFECTION CERTIFICATE

Dated as of February 6, 2013

Reference is hereby made to (A) (i) that certain Credit Agreement dated as of February 6, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “ABL Credit Agreement”) by and among API Technologies Corp., as parent and borrower (“Parent”), the subsidiaries of Parent party thereto as “Borrowers” (collectively with Parent, “ABL Borrowers”), the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and permitted assigns, is referred to hereinafter as a “ABL Lender”), and Wells Fargo Bank, National Association (“Wells Fargo”), in its separate capacities as administrative agent for each member of the Lender Group (as defined in the ABL Credit Agreement) and the Bank Product Providers (as defined in the ABL Credit Agreement) (in such capacity, together with its successors and assigns in such capacity, “ABL Agent”) and as English law security trustee (“UK Security Trustee”), (ii) the US Security Agreement (as defined in the ABL Credit Agreement), (iii) the UK Security Agreement (as defined in the ABL Credit Agreement) and (iv) the Canadian Security Agreement (as defined in the ABL Credit Agreement) and (B) (i) that certain Credit Agreement dated as of February 6, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “Term Loan Agreement”) by and among Parent as Borrower (“Term Borrower”), the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Term Lender”), and Guggenheim Corporate Funding, LLC, in its separate capacities as administrative agent for each member of the Lender Group (as defined in the Term Loan Agreement) (in such capacity, together with its successors and assigns in such capacity, “Term Loan Agent”), (ii) the U.S. Security Agreement (as defined in the Term Loan Agreement) and (iii) the Canadian Security Agreement (as defined in the Term Loan Agreement). The documents referred to in clauses (A) (ii) through (iv) and (B) (ii) through (iii) are collectively referred to herein as the “Security Agreements”. The ABL Agent and the Term Loan Agent are referred to herein collectively as the “Agents” and each as an “Agent”. The term “Loan Party” and “Loan Parties” as used herein shall include all “Loan Parties” under the ABL Credit Agreement and all “Loan Parties” under the Term Loan Agreement; it being understood and agreed that no entity organized in the United Kingdom shall constitute a Loan Party under the Term Loan Agreement.

All initially capitalized terms used herein without definition shall have the meanings ascribed thereto in the ABL Credit Agreement or the Term Loan Agreement, as applicable. Any terms (whether capitalized or lower case) used in this Perfection Certificate that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein or in the ABL Credit Agreement or the Term Loan Agreement, as applicable; provided, that to the extent that the Code is used to define any term used herein and if such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

The undersigned, an authorized officer of each Loan Party, having the title specified below his or her name, hereby certifies (in his/her capacity as an authorized officer of such Loan Party and not in his/her individual capacity) to each Agent and each of the other members of the Lender Group (as such term is defined in both the ABL Credit Agreement and the Term Loan Agreement) and the Bank Product Providers as follows as of the date hereof:

1. Names.

(a) The exact legal name of each Loan Party, as such name appears in its certified certificate of incorporation, articles of incorporation, certificate of formation, or any other organizational document, is set forth in Schedule 1(a). Each Loan Party is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Loan Party that is a registered organization, the Federal Taxpayer Identification Number of each Loan Party (or, in the case of a Loan Party organized in a jurisdiction outside the United States, the equivalent thereof in the applicable jurisdiction) and the jurisdiction of formation of each Loan Party. Each Loan Party has qualified to do business in the states, provinces or territories, as applicable, listed on Schedule 1(a) where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect.

(b) Set forth in Schedule 1(b) hereto is a list of any other legal names each Loan Party has had in the past five years, together with the date of the relevant name change.

(c) Set forth in Schedule 1(c) is a list of all other names used by each Loan Party in connection with any business or organization to which such Loan Party became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise or on any filings with the Internal Revenue Service, in each case, at any time in the past five years. Except as set forth in Schedule 1(c), no Loan Party has changed its jurisdiction of organization at any time during the past four months.

2. Chief Executive Offices. The chief executive office of each Loan Party is located at the address set forth in Schedule 2 hereto.

3. Real Property.

(a) Attached hereto as Schedule 3(a) is a list of all (i) Real Property (as defined in the applicable Security Agreement) of each Loan Party, (ii) common names and addresses of each parcel of Real Property and (iii) other information relating thereto required by such Schedule. Except as described on Schedule 3(a) attached hereto: (A) no Loan Party has entered into any leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the real property described on Schedule 3(a) and (B) no Loan Party has any leases which require the consent of the landlord, tenant or other party thereto to the transactions contemplated by the Loan Documents where the failure to obtain such consent could reasonably be expected to result in a Material Adverse Effect.

(b) Schedule 3(b) sets forth all third parties (“Bailees”) with possession of any Collateral (including inventory and equipment) of the Loan Parties, including the name and address of such Bailee, a description of the inventory and equipment in such Bailee’s possession and the location of such inventory and equipment (if none please so state).

4. Extraordinary Transactions. Except for those purchases, mergers, amalgamations, acquisitions, consolidations, and other transactions described on Schedule 4 attached hereto, all of the Collateral has been originated by each Loan Party in the ordinary course of business or consists of goods which have been acquired by such Loan Party in the ordinary course of business from a person in the business of selling goods of that kind.

5. File Search Reports. Attached hereto as Schedule 5 is a true and accurate summary of certified file search reports from (a) the Uniform Commercial Code, Personal Property Security Act (“PPSA”), the Companies House or equivalent foreign filing offices (i) in each jurisdiction of formation (or, in the case of business entities organized under the laws of a jurisdiction in Canada, each jurisdiction where a business entity carries on business or owns assets) identified in Section 1(a) and in each location identified Section 2 with respect to each legal name set forth in Section 1 and (ii) in each

2

jurisdiction described in Schedule 1(c) or Schedule 4 relating to any of the transactions described in Schedule 1(c) or Schedule 4 with respect to each legal name of the person or entity from which each Loan Party purchased or otherwise acquired any assets and (b) each filing office in each real estate recording office identified on Schedule 3(a) for any Real Property Collateral. A true copy of each financing statement, including judgment and tax liens, bankruptcy and pending lawsuits or other filing identified in such file search reports has been delivered to Agent.

6. UCC / PPSA Filings and Other Filings. The financing statements (duly authorized by each Loan Party constituting the debtor therein), including the indications of the collateral, attached as Schedule 6 relating to the applicable Security Agreement or the Real Property, are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 6 hereof.

7. Schedule of Filings. Attached hereto as Schedule 7 is a schedule of (i) the appropriate filing offices for the financing statements attached hereto as Schedule 6 and (ii) the appropriate filing offices for the filings described in Schedule 11(c) and (iii) any other actions required to create, preserve, protect and perfect the security interests in the Collateral (as defined in the Security Agreements) granted, assigned or pledged to Agent or the UK Security Trustee pursuant to any Security Agreement or any other Loan Document. No other filings or actions are required to create, preserve, protect and perfect the security interests in the Collateral granted, assigned or pledged to Agent or the UK Security Trustee pursuant to the Loan Documents.

8. Termination Statements. Attached hereto as Schedule 8 are the duly authorized termination statements in the appropriate form for filing in each applicable jurisdiction identified in Schedule 8 hereto with respect to each Lien described therein.

9. Stock Ownership and Other Equity Interests. Attached hereto as Schedule 9(a) is a true and correct list of each of all of the authorized, and the issued and outstanding, Equity Interests of each Loan Party (other than Parent) and its Subsidiaries and the record and beneficial owners of such Equity Interests. Also set forth on Schedule 9(a) is each equity investment of each Loan Party that represents 50% or less of the equity of the entity in which such investment was made. Attached hereto as Schedule 9(b) is a true and correct organizational chart of Parent and its Subsidiaries.

10. Instruments and Chattel Paper. Attached hereto as Schedule 10 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of Indebtedness held by each Loan Party as of the date hereof having an aggregate value or face amount in excess of $500,000, including all intercompany notes between or among any two or more Loan Parties or any of their Subsidiaries.

11. Intellectual Property.

(a) Schedule 11(a) provides a complete and correct list of all registered Copyrights (as defined in the applicable Security Agreements) owned by any Loan Party, all applications for registration of Copyrights owned by any Loan Party, and all other Copyrights owned by any Loan Party and material to the conduct of the business of any Loan Party. Schedule 11(a) provides a complete and correct list of all Patents (as defined in the applicable Security Agreements) owned by any Loan Party and all applications for Patents owned by any Loan Party. Schedule 11(a) provides a complete and correct list of all registered Trademarks (as defined in the Security Agreements) owned by any Loan Party, all applications for registration of Trademarks owned by any Loan Party, and all other Trademarks owned by any Loan Party and material to the conduct of the business of any Loan Party.

3

(b) Schedule 11(b) provides a complete and correct list of all Intellectual Property Licenses (as defined in the applicable Security Agreements) entered into by any Loan Party pursuant to which (i) any Loan Party has provided any license or other rights in Intellectual Property (as defined in the applicable Security Agreements) owned or controlled by such Loan Party to any other Person (other than non-exclusive software licenses granted in the ordinary course of business) or (ii) any Person has granted to any Loan Party any license or other rights in Intellectual Property owned or controlled by such Person that is material to the business of such Loan Party, including any Intellectual Property that is incorporated in any Inventory, software, or other product marketed, sold, licensed, or distributed by such Loan Party;

(c) Attached hereto as Schedule 11(c) in proper form for filing with the United States Patent and Trademark Office, United States Copyright Office, UK Intellectual Property Office or Canadian Intellectual Property Office (as applicable) are the filings necessary to preserve, protect and perfect the security interests in the Trademarks, Patents, Copyrights and Intellectual Property Licenses set forth on Schedule 11(a) and Schedule 11(b), including duly signed copies of each of the Patent Security Agreements, Trademark Security Agreements, the Copyright Security Agreements and Security Agreements, as applicable.

12. Commercial Tort Claims. Attached hereto as Schedule 12 is a true and correct list of all commercial tort claims that exceed $500,000 held by each Loan Party, including a brief description thereof.

13. Deposit Accounts and Securities Accounts. Attached hereto as Schedule 13 is a true and complete list of all Deposit Accounts and Securities Accounts (as defined in the applicable Security Agreements) maintained by each Loan Party, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account.

14. Letter-of-Credit Rights. Attached hereto as Schedule 14 is a true and correct list of all letters of credit issued in favor of any Loan Party, as beneficiary thereunder, having an aggregate value or face amount in excess of $500,000.

15. Other Assets: A Loan Party owns the following kinds of assets:

Aircraft:	Yes	☐ No ☐

Vessels, boats or ships:	Yes	☐ No ☐

Railroad rolling stock:	Yes	☐ No ☐

If the answer is yes to any of these other types of assets, please describe on Schedule 15.

[The Remainder of this Page has been intentionally left blank]

4

IN WITNESS WHEREOF, the undersigned have executed and delivered this Perfection Certificate as of the date first above written.

LOAN PARTIES:	API TECHNOLOGIES CORP., a Delaware corporation

By:
Name:
Title:

SENDEC CORP., a New York Corporation

By:
Name:
Title:

CMT FILTERS, INC., a Delaware corporation

By:
Name:
Title:

SPECTRUM CONTROL INC., a Pennsylvania corporation

By:
Name:
Title:

SPECTRUM CONTROL TECHNOLOGY, INC., a Delaware corporation

By:
Name:
Title:

SPECTRUM SEI MICROWAVE, INC., a Delaware corporation

By:
Name:
Title:

[Signature page to Perfection Certificate]

SPECTRUM SENSORS AND CONTROLS, INC., a California corporation

By:
Name:
Title:

SPECTRUM SENSORS AND CONTROLS, INC., an Ohio corporation

By:
Name:
Title:

SPECTRUM FSY MICROWAVE, INC., a Maryland corporation

By:
Name:
Title:

SPECTRUM MICROWAVE, INC., a Delaware corporation

By:
Name:
Title:

SPECTRUM SENSORS AND CONTROLS, INC., a Pennsylvania corporation

By:
Name:
Title:

API PASSIVE COMPONENTS INC., a Delaware corporation

By:
Name:
Title:

[Signature page to Perfection Certificate]

API SYSTEMS, INC., a Delaware corporation

By:
Name:
Title:

API CRYPTEK INC., a Delaware corporation

By:
Name:
Title:

API DEFENSE, INC., a Delaware corporation

By:
Name:
Title:

API DEFENSE USA, INC., a Delaware corporation

By:
Name:
Title:

API NANOFABRICATION AND RESEARCH CORPORATION, a Delaware corporation

By:
Name:
Title:

EMCON USA, INC., a Delaware corporation

By:
Name:
Title:

[Signature page to Perfection Certificate]

NATIONAL HYBRID, INC., a New York corporation

By:
Name:
Title:

SPECTRUM CONTROL INC., a Delaware corporation

By:
Name:
Title:

SPECTRUM ENGINEERING INTERNATIONAL, INC., a Delaware corporation

By:
Name:
Title:

RF2M MICROELECTRONICS LTD., a limited company incorporated in England and Wales

By:
Name:
Title:

RF2M MICROWAVE LTD., a limited company incorporated in England and Wales

By:
Name:
Title:

RF2M LIMITED, a limited company incorporated in England and Wales

By:
Name:
Title:

[Signature page to Perfection Certificate]

API TECHNOLOGIES (UK) LIMITED, a limited company incorporated in England and Wales

By:
Name:
Title:

API ELECTRONICS GROUP CORP.

By:
Name:
Title:

API NANOTRONICS HOLDING CORP.

By:
Name:
Title:

API NANOTRONICS SUB, INC.

By:
Name:
Title:

EMCON EMANATION CONTROL LTD.

By:
Name:
Title:

EMCON2007 HOLDCO INC.

By:
Name:
Title:

[Signature page to Perfection Certificate]

FILTRAN LIMITED

By:
Name:
Title:

[Signature page to Perfection Certificate]

FORM OF SUPPLEMENT TO PERFECTION CERTIFICATE

This SUPPLEMENT (this “Supplement”), dated as of             ,             , to the Perfection Certificate, dated as of February 6, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Perfection Certificate”) by each of the parties listed on the signature pages thereto and those additional entities that thereafter become Loan Parties (collectively, jointly and severally, “Grantors” and each individually “Grantor”).

Reference is hereby made to (A) (i) that certain Credit Agreement dated as of February 6, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “ABL Credit Agreement”) by and among API Technologies Corp., as parent and borrower (“Parent”), the subsidiaries of Parent party thereto as “Borrowers” (collectively with Parent, “ABL Borrowers”), the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and permitted assigns, is referred to hereinafter as a “ABL Lender”), and Wells Fargo Bank, National Association (“Wells Fargo”), in its separate capacities as administrative agent for each member of the Lender Group (as defined in the ABL Credit Agreement) and the Bank Product Providers (as defined in the ABL Credit Agreement), (ii) the US Security Agreement (as defined in the ABL Credit Agreement), (iii) the UK Security Agreement (as defined in the ABL Credit Agreement) and (iv) the Canadian Security Agreement (as defined in the ABL Credit Agreement) and (B) (i) that certain Credit Agreement dated as of February 6, 2013 (as amended, restated, supplement or otherwise modified from time to time, the “Term Loan Agreement”) by and among Parent as Borrower (“Term Borrower”), the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Term Lender”), and Guggenheim Corporate Funding, LLC, in its separate capacities as administrative agent for each member of the Lender Group (as defined in the Term Loan Agreement) (in such capacity, together with its successors and assigns in such capacity, “Term Loan Agent”), (ii) the US Security Agreement (as defined in the Term Loan Agreement), and (iii) the Canadian Security Agreement (as defined in the Term Loan Agreement). The documents referred to in clauses (A)(ii) through (iv) and (B)(ii) through (iii) are collectively referred to herein as the “Security Agreements”. The ABL Agent and the Term Loan Agent are referred to herein collectively as the “Agents” and each as an “Agent”.

All initially capitalized terms used herein without definition shall have the meanings ascribed thereto in the ABL Credit Agreement or the Term Loan Agreement, as applicable. Any terms (whether capitalized or lower case) used in this Perfection Certificate that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein or in the ABL Credit Agreement or the Term Loan Agreement, as applicable; provided, that to the extent that the Code is used to define any term used herein and if such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

WHEREAS, pursuant to Section 5.2 of the ABL Credit Agreement and Section 5.2 of the Term Loan Agreement, the Loan Parties must execute and deliver a Perfection Certificate and the execution and delivery of the Perfection Certificate may be accomplished by the execution of this Supplement in favor of each Agent, for the benefit of each member of the Lender Group (as such term is defined in the ABL Credit Agreement and the Term Loan Agreement) and the Bank Product Providers;

The undersigned, an authorized officers of each Loan Party, having the title specified below his or her name, hereby certifies (in my capacity as an authorized officer of such Loan Party and not in his/her individual capacity) to each Agent and each of the other members of the Lender Group (as such term is defined in both the ABL Credit Agreement and the Term Loan Agreement) and the Bank Product Providers as follows as of the date hereof: [the information in the Perfection Certificate delivered on or prior to the Closing Date is true, correct, and complete on and as of the date hereof.] [Schedule 1(a), “Legal Names, Etc.”, Schedule 1(b), “Prior Names”, Schedule 1(c), “Changes in Corporate Identity;

Other Names”, Schedule 2, “Chief Executive Offices”, Schedule 3(a), “Real Property”, Schedule 3(b), “Bailees”, Schedule 4, “Transactions Other Than in the Ordinary Course of Business”, Schedule 9(a), “Equity Interests”, Schedule 9(b), “Organizational Chart” Schedule 10, “Instruments and Chattel Paper”, Schedule 11(a), “Copyrights, Patents and Trademarks”, Schedule 11(b), “Intellectual Property Licenses”, Schedule 12, “Commercial Tort Claims”, Schedule 13, “Deposit Accounts and Securities Accounts”, Schedule 14, “Letter-of-Credit Rights”, and Schedule 15, “Other Assets” attached hereto supplement Schedule 1(a), Schedule (1(b), Schedule 1(c), Schedule 2, Schedule 3, Schedule 4, Schedule 9(a), Schedule 9(b), Schedule 10, Schedule 11(a), Schedule 11(b), Schedule 12, Schedule 13, Schedule 14, and Schedule 15 respectively, to the Perfection Certificate and shall be deemed a part thereof for all purposes of the Perfection Certificate.]

The undersigned officers of each of the Loan Parties hereby certify as of the date hereof on behalf of the Loan Parties in their capacity as officers of the Loan Parties and not in their individual capacities that no additional filings or actions are required to create, preserve or perfect the security interests in the Collateral granted, assigned or pledged to Agent pursuant to the Loan Documents.

Except as expressly supplemented hereby, the Perfection Certificate shall remain in full force and effect.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Supplement to Perfection Certificate as of the date first above written.

LOAN PARTIES:	API TECHNOLOGIES CORP., a Delaware corporation

By:
Name:
Title:

SENDEC CORP., a New York Corporation

By:
Name:
Title:

CMT FILTERS, INC., a Delaware corporation

By:
Name:
Title:

SPECTRUM CONTROL INC., a Pennsylvania corporation

By:
Name:
Title:

SPECTRUM CONTROL TECHNOLOGY, INC., a Delaware corporation

By:
Name:
Title:

SPECTRUM SEI MICROWAVE, INC., a Delaware corporation

By:
Name:
Title:

[Signature page to Supplement to Perfection Certificate]

SPECTRUM SENSORS AND CONTROLS, INC., a California corporation

By:
Name:
Title:

SPECTRUM SENSORS AND CONTROLS, INC., an Ohio corporation

By:
Name:
Title:

SPECTRUM FSY MICROWAVE, INC., a Maryland corporation

By:
Name:
Title:

SPECTRUM MICROWAVE, INC., a Delaware corporation

By:
Name:
Title:

SPECTRUM SENSORS AND CONTROLS, INC., a Pennsylvania corporation

By:
Name:
Title:

[Signature page to Supplement to Perfection Certificate]

API PASSIVE COMPONENTS INC., a Delaware corporation

By:
Name:
Title:

API SYSTEMS, INC., a Delaware corporation

By:
Name:
Title:

API CRYPTEK INC., a Delaware corporation

By:
Name:
Title:

API DEFENSE, INC., a Delaware corporation

By:
Name:
Title:

API DEFENSE USA, INC., a Delaware corporation

By:
Name:
Title:

API NANOFABRICATION AND RESEARCH CORPORATION, a Delaware corporation

By:
Name:
Title:

[Signature page to Supplement to Perfection Certificate]

EMCON USA, INC., a Delaware corporation

By:
Name:
Title:

NATIONAL HYBRID, INC., a New York corporation

By:
Name:
Title:

SPECTRUM CONTROL INC., a Delaware corporation

By:
Name:
Title:

SPECTRUM ENGINEERING INTERNATIONAL, INC., a Delaware corporation

By:
Name:
Title:

RF2M MICROELECTRONICS LTD., a limited company incorporated in England and Wales

By:
Name:
Title:

[Signature page to Supplement to Perfection Certificate]

RF2M MICROWAVE LTD., a limited company incorporated in England and Wales

By:
Name:
Title:

RF2M LIMITED, a limited company incorporated in England and Wales

By:
Name:
Title:

API TECHNOLOGIES (UK) LIMITED, a limited company incorporated in England and Wales

By:
Name:
Title:

API ELECTRONICS GROUP CORP.

By:
Name:
Title:

API NANOTRONICS HOLDING CORP.

By:
Name:
Title:

API NANOTRONICS SUB, INC.

By:
Name:
Title:

[Signature page to Supplement to Perfection Certificate]

EMCON EMANATION CONTROL LTD.

By:
Name:
Title:

EMCON2007 HOLDCO INC.

By:
Name:
Title:

FILTRAN LIMITED

By:
Name:
Title:

[Signature page to Supplement to Perfection Certificate]

Schedule C-1

Commitments

Lender	US Revolver Commitment	UK Revolver Commitment	Total Commitment
Wells Fargo Bank, National Association	$50,000,000	$0.00	$50,000,000
Burdale Financial Limited	$0.00	$10,000,000	$10,000,000
All Lenders	$50,000,000	$10,000,000	$50,000,000

[Schedule C-1]

Schedule 1.1

As used in the Agreement, the following terms shall have the following definitions:

“Account” means an account (as that term is defined in the Code).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Acquired Indebtedness” means Indebtedness of a Person whose assets or Equity Interests are acquired by Parent or any of its Subsidiaries in a Permitted Acquisition; provided, that such Indebtedness (a) is either purchase money Indebtedness or a Capital Lease with respect to Equipment or mortgage financing with respect to Real Property, (b) was in existence prior to the date of such Permitted Acquisition, and (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.

“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Equity Interests of any other Person.

“Additional Documents” has the meaning specified therefor in Section 5.12 of the Agreement.

“Administrative Borrower” has the meaning specified therefor in Section 17.13 of the Agreement.

“Administrative Questionnaire” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Affected Lender” has the meaning specified therefor in Section 2.14(b) of the Agreement.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that, for purposes of any the component definitions included in Eligible Accounts and Section 6.10 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Agent” has the meaning specified therefor in the preamble to the Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Liens” means the Agent’s UK Liens and/or Agent’s US Liens as the context requires.

“Agent’s UK Account (Euro)” means the Deposit Account of Agent identified on Schedule A-1 to the Disclosure Letter as the Agent’s UK Account (Euro) (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to UK Borrowers and the Lenders).

“Agent’s UK Account (Sterling)” means the Deposit Account of Agent identified on Schedule A-1 to the Disclosure Letter as the Agent’s UK Account (Sterling) (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to UK Borrowers and the Lenders).

“Agent’s US Account” means the Deposit Account of Agent identified on Schedule A-1 to the Disclosure Letter as the Agent’s US Account (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to US Borrowers and the Lenders).

“Agent’s UK Liens” means the Liens granted by Parent or its Subsidiaries to the UK Security Trustee under the Loan Documents and securing the UK Obligations.

“Agent’s US Liens” means the Liens granted by Parent, its Domestic Subsidiaries or its Canadian Subsidiaries to Agent under the Loan Documents and securing the US Obligations.

“Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.

“Applicable Currency” means (a) Dollars, (b) Sterling and (c) Euros.

“Applicable Designee” means any office, branch or Affiliate of a UK Lender designated thereby from time to time with the consent of Agent (which such consent shall not be unreasonably withheld) to fund any UK Revolving Loans. As of the Closing Date, the Applicable Designees of each UK Lender are set forth on Schedule C-1 (which schedule may be updated from time to time upon written notice by any UK Lender to Agent). For all purposes of this Agreement, any designation of an Applicable Designee by a UK Lender shall not affect such UK Lender’s rights and obligations with respect to its Commitment and the Loan Parties, the other UK Lenders and Agent shall continue to deal solely and directly with such UK Lender in connection with such UK Lender’s rights and obligations under this Agreement and the other Loan Documents, except as otherwise expressly provided in this Agreement.

“Applicable Margin” means, as of any date of determination and with respect to Base Rate Loans or LIBOR Rate Loans, as applicable, the applicable margin set forth in the following table that corresponds to the Average Excess Availability of Borrowers for the most recently completed calendar quarter; provided, that for the period from the Closing Date through and including June 30, 2013, the Applicable Margin shall be set at the margin in the row styled “Level III”; provided further, that any time an Event of Default has occurred and is continuing, the Applicable Margin shall be set at the margin in the row styled “Level III”:

Level	Average Excess Availability	Applicable Margin Relative to Base Rate Loans (the “Base Rate Margin”)	Applicable Margin Relative to LIBOR Rate Loans (the “ LIBOR Rate Margin”)
I	> $17,500,000	1.50 percentage points	2.50 percentage points
II	> $12,500,000 and < $17,500,000	1.75 percentage points	2.75 percentage points
III	< $12,500,000	2.00 percentage points	3.00 percentage points

The Applicable Margin shall be re-determined as of the first day of each calendar quarter of Borrowers.

“Applicable Unused Line Fee Percentage” means, as of any date of determination, the applicable percentage set forth in the following table that corresponds to the Average Revolver Usage of Borrowers for the most recently completed month as determined by Agent in its Permitted Discretion; provided, that for the period from the Closing Date through and including June 30, 2013, the Applicable Unused Line Fee Percentage shall be set at the rate in the row styled “Level I”; provided further, that any time an Event of Default has occurred and is continuing, the Applicable Unused Line Fee Percentage shall be set at the margin in the row styled “Level II”:

Level	Average Revolver Usage	Applicable Unused Line Fee Percentage
I	> 50% of the Maximum Revolver Amount	0.375 percentage points
II	< 50% of the Maximum Revolver Amount	0.50 percentage points

The Applicable Unused Line Fee Percentage shall be determined on the first date of each calendar quarter by Agent.

“Application Event” means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(ii) of the Agreement.

“Assignee” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to the Agreement.

“Authorized Person” means any one of the individuals identified on Schedule A-2 to the Disclosure Letter, as such schedule is updated from time to time by written notice from Administrative Borrower to Agent.

“Availability” means, as of any date of determination, the sum of (a) US Availability at such time plus (b) UK Availability (excluding UK US Availability) at such time.

“Average Excess Availability” means, with respect to any period, the sum of the aggregate amount of Excess Availability for each Business Day in such period (calculated as of the end of each respective Business Day) divided by the number of Business Days in such period.

“Average Revolver Usage” means, with respect to any period, the sum of the aggregate amount of Revolver Usage for each Business Day in such period (calculated as of the end of each respective Business Day) divided by the number of Business Days in such period.

“Bank Product Agreement” means the US Bank Product Agreement and/or the UK Bank Product Agreement as the context requires.

“Bank Product Collateralization” means, with respect to the US Bank Product Obligations or the UK Bank Product Obligations, as applicable, providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) in the Applicable Currency to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).

“Bank Product Obligations” means the US Bank Product Obligations and/or the UK Bank Product Obligations as the context requires.

“Bank Product Provider” means any Lender or any of its Affiliates, including each of the foregoing in its capacity, if applicable, as a Hedge Provider; provided, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until Agent receives a Bank Product Provider Agreement from such Person and with respect to the applicable Bank Product within 10 days after the provision of such Bank Product to Parent or its Subsidiaries; provided, further, that if, at any time, a Lender ceases to be a Lender under the Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Bank Product Obligations.

“Bank Product Provider Agreement” means an agreement in substantially the form attached hereto as Exhibit B-2 to the Agreement, in form and substance satisfactory to Agent, duly executed by the applicable Bank Product Provider, Borrowers, and Agent.

“Bank Product Reserves” means, the US Bank Product Reserves and/or the UK Bank Product Reserves as the context requires.

“Bank Products” means US Bank Products and/or UK Bank Products as the context requires.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Base Rate” means the greatest of (a) the Federal Funds Rate plus  1/2%, ( b) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 3 months and shall be determined on a daily basis), plus 1 percentage point, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“Base Rate Loan” means each portion of the Revolving Loans that bears interest at a rate determined by reference to the Base Rate.

“Base Rate Margin” has the meaning set forth in the definition of Applicable Margin.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Parent or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble to the Agreement.

“Borrower Materials” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Borrowing” means a US Borrowing and/or a UK Borrowing as the context requires.

“Borrowing Base Certificate” means a certificate in the form of Exhibit B-1.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York, except that, if a determination of a Business Day shall relate to (a) a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market, (b) any UK Revolving Loans denominated in an Applicable Currency, the term “Business Day” shall also exclude any date that is not a TARGET Day, and (c) with respect to transactions to be conducted in England and Wales, the term “Business Day” shall exclude any day on which banks in London, England are closed for the purposes of making wire transfers or any other electronic transfer of funds.

“Canadian Benefit Plans” means all plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered, to which Parent or any of its Subsidiaries is a party or bound or in which their employees participate or under which Parent or any of its Subsidiaries has, or will have, any liability or contingent liability, or pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to, any of their employees or former employees, their directors or officers, individuals working on contract with Parent or any of its Subsidiaries or other individuals providing services to Parent or any of its Subsidiaries of a kind normally provided by employees (or any spouses, dependants, survivors or beneficiaries of any such persons).

“Canadian Collateral” means all “Collateral” as defined in the Canadian Security Agreement.

“Canadian Dollars” means Canadian dollars.

“Canadian Guarantor” means a Canadian Subsidiary of Parent that is or becomes a guarantor of all or any part of the US Obligations.

“Canadian Insolvency Law” means any of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and the Winding-up and Restructuring Act (Canada), each as now and hereafter in effect, and any successors to such statutes and any proceeding under applicable corporate law seeking an arrangement or compromise of some or all of the debts of a Person or a stay of proceedings to enforce some or all claims of creditors against a Person.

“Canadian Pension Plans” means all Canadian Benefit Plans which are required to be registered under Canadian provincial or federal pension benefits standards legislation.

“Canadian Security Agreement” means a Canadian guaranty and security agreement, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each of the Canadian Guarantors to Agent, as may be amended, restated, supplemented or otherwise modified from time to time.

“Canadian Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in Canada.

“Capital Expenditures” means, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding, without duplication (a) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time, (b) expenditures made during such period to consummate one or more Permitted Acquisitions, (c) expenditures made during such period to the extent made with the identifiable proceeds of an equity investment in Parent or any of its Subsidiaries which equity investment is made substantially contemporaneously with the making of the expenditure, (d) capitalized software development costs to the extent such costs are deducted from net earnings under the definition of EBITDA for such period, (e) expenditures during such period that, pursuant to a written agreement, are reimbursed by a third Person (excluding Parent or any of its Affiliates), and (f) expenditures to the extent financed with Net Cash Proceeds of any voluntary or involuntary sale or disposition by Parent or any of its Subsidiaries of assets which Parent or such Subsidiary reinvests pursuant to Section 2.4(e)(ii).

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Dominion Period” means any Period (a) (i) commencing at any time that Excess Availability is less than the greater of (A) $12,500,000 and (B) an amount equal to 20% of the Maximum Revolver Amount, and (ii) continuing until Excess Availability has been not less than (A) $12,500,000 or (B) an amount equal to 20% of the Maximum Revolver Amount, as applicable, for 30 consecutive days, or (b) (i) commencing upon the occurrence of an Event of Default and (ii) continuing until such Event of Default is cured or waived in accordance with the Agreement.

“Cash Equivalents” means (a) Domestic Cash Equivalents and (b) Foreign Cash Equivalents.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“CFC” means a controlled foreign corporation (as that term is defined in the IRC) and any Subsidiary organized under the laws of the United States substantially all of the assets of which consist of Equity Interests in one or more CFCs.

“Change in Control” means that:

(a) any Person or two or more Persons acting in concert (other than Permitted Holders), shall have acquired beneficial ownership, directly or indirectly, of Equity Interests of Parent (or other securities convertible into such Equity Interests) representing 35% or more of the combined voting power of all Equity Interests of Parent entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Parent;

(b) any Person or two or more Persons acting in concert (other than Permitted Holders), shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Parent or control over the Equity Interests of such Person entitled to vote for members of the Board of Directors of Parent on a fully-diluted basis (and taking into account all such Equity Interests that such Person or group has the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such Equity Interests;

(c) during any period of 24 consecutive months commencing on or after the Closing Date, the occurrence of a change in the composition of the Board of Directors of Parent such that a majority of the members of such Board of Directors are not Continuing Directors;

(d) Parent fails to own and control, directly or indirectly, 100% of the Equity Interests of each other Loan Party (other than issuances of Equity Interests to qualify directors to the extent required by applicable law and for other nominal share issuances to Persons other than Parent and its Subsidiaries to the extent required under applicable law); or

(e) Vintage Capital Management fails to own and control, directly or indirectly, 25% of the Equity Interests of Parent.

“Change in Law” means the occurrence after the date of the Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything in the Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International

Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Closing Date” means the date of the making of the initial Revolving Loan (or other extension of credit) under the Agreement.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Parent or its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents, including without limitation, the UK Collateral and Canadian Collateral.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Parent’s or its Subsidiaries’ books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

“Collateral Access Agreement Date” means the date that is 60 days after the Closing Date.

“Commitment” means, with respect to each Lender, its US Commitment and/or its UK Commitment as the context requires and, with respect to all Lenders, their US Commitments and/or their UK Commitments as the context requires.

“Competitor” means any Person which is a direct competitor of Borrowers or their Subsidiaries if, at the time of a proposed assignment, Agent and the assigning Lender have actual knowledge that such Person is a direct competitor of Borrowers or their Subsidiaries; provided, that in connection with any assignment or participation, the Assignee or Participant with respect to such proposed assignment or participation that is an investment bank, a commercial bank, a finance company, a fund, or other Person which merely has an economic interest in any such direct competitor, and is not itself such a direct competitor of Borrowers or their Subsidiaries, shall not be deemed to be a direct competitor for the purposes of this definition.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 to the Agreement delivered by the chief financial officer of Parent to Agent.

“Confidential Information” has the meaning specified therefor in Section 17.9(a) of the Agreement.

“Consolidated Net Income” means, with respect to any fiscal period, the net income (or loss) of Parent and its Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with GAAP, provided, that the following items shall be excluded in computing Consolidated Net Income (without duplication): (i) the net income (or loss) of any Person in which a Person or Persons other than Parent and its Wholly-Owned Subsidiaries has an Equity Interest or Equity Interests to the extent of such Equity Interests held by Persons other than Borrower and its Wholly-Owned Subsidiaries in such Person, (ii) except for determinations expressly required to be made on a pro forma basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or all or substantially all of the property or assets of such Person are acquired by a Subsidiary and (iii) the net income of any Subsidiary to the extent that the declaration or payment of cash dividends or similar cash distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by either the Permitted Holders or a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent and whose initial assumption of office resulted from such contest or the settlement thereof.

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Parent or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account) or its equivalent in any jurisdiction (including, without limitation, any notice and acknowledgment of any Lien granted over such account pursuant to any UK Security Agreement).

“Copyright Security Agreement” has the meaning specified therefor in the US Security Agreement.

“CTA” means the United Kingdom Corporation Tax Act 2009.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under the Agreement within one Business Day of the date that it is required to do so under the Agreement (including the failure to make available to Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit Disbursement), (b) notified Borrowers, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under the Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit, (d) failed, within one Business Day after written request by Agent, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement, (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under the Agreement within one Business Day of the date that it is required to do so under the Agreement, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Defaulting Lender Rate” means (a) with respect to US Obligations, (i) for the first three days from and after the date the relevant payment is due, the Base Rate, and (ii) thereafter, the interest rate then applicable to US Revolving Loans that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto), and (b) with respect to UK Obligations, the greater of (i) a rate equal to Agent’s aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by Agent as a result of the failure to deliver funds hereunder) of carrying such amount and (ii) a rate reasonably determined by Agent in accordance with banking industry rules on interbank compensation.

“Defaulting UK Lender” means a Defaulting Lender that is a UK Lender.

“Defaulting US Lender” means a Defaulting Lender that is a US Lender.

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Disclosure Letter” means the Disclosure Letter, dated as of the date hereof, delivered by the Borrowers to the Agent in connection with the Agreement, as may be updated from time to time in accordance with the terms of the Agreement or the other Loan Documents.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date; provided, that, notwithstanding the foregoing, the Series A Mandatorily Redeemable Preferred Stock shall not constitute Disqualified Equity Interests.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in an Applicable Currency or Canadian Dollars, the equivalent amount thereof in Dollars as determined by Agent, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or such other date determined by Agent) for the purchase of Dollars with such Applicable Currency or Canadian Dollars, as the case may be. Unless otherwise specified herein, the Dollar Equivalent shall be determined as of the most recent Revaluation Date.

“Dollars” or “$” means United States dollars.

“Domestic Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d)

certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America, other than (i) any such Subsidiary substantially all of the assets of which consist of stock of one or more Subsidiaries that are CFCs or (ii) any such Subsidiary that is owned by a Subsidiary that is a CFC.

“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.

“DSS” means the Defense Security Service of the United States Department of Defense.

“Earn-Outs” means unsecured liabilities of a Loan Party arising under an agreement to make any deferred payment as a part of the Purchase Price for a Permitted Acquisition, including performance bonuses or consulting payments in any related services, employment or similar agreement, in an amount that is subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the target of such Permitted Acquisition.

“EBITDA” means, with respect to any fiscal period, Consolidated Net Income for such period (without giving effect to (x) any extraordinary gains, (y) any non-cash income, and (z) any gains or losses from sales of assets other than inventory sold in the ordinary course of business) adjusted by:

A. adding thereto (in each case to the extent deducted in determining Consolidated Net Income for such period), without duplication, the amount of:

i.	total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., commitment fees)) of Parent and its Subsidiaries determined on a consolidated basis for such period,

ii.	provisions for taxes based on income, profits or capital (including federal, foreign, state, franchise, excise, withholding and similar taxes) for Parent and its Subsidiaries determined on a consolidated basis for such period,

iii.	all depreciation and amortization expense of Parent and its Subsidiaries determined on a consolidated basis for such period,

iv.	[intentionally omitted],

v.	the amount of all fees and expenses incurred in connection with any proposed or actual Permitted Acquisition, any proposed or actual issuance of debt or equity, any proposed or actual asset disposition or Investment permitted hereunder, or any proposed or actual amendment, modification or refinancing of any Indebtedness, in each case, during such period; provided, that the amount of fees and expenses incurred in connection with any proposed transaction that is not consummated shall not exceed $250,000 in any given year,

vi.	the amount of all other non-cash charges of Parent and its Subsidiaries determined on a consolidated basis for such period for (a) goodwill write-offs and write-downs, (b) employee compensation plans, (c) purchase accounting adjustments, including, without limitation, a dollar-for-dollar adjustment for that portion of revenue that would have been recorded in the relevant period had the balance of deferred revenue (unearned income) recorded on the closing balance sheet before application of purchase accounting not been adjusted downward to fair value to be recorded on the opening balance sheet in conformity with GAAP purchase accounting rules and (d) any extraordinary, unusual or nonrecurring losses, in each case, without duplication of any amounts pursuant to clauses (vii) and (viii) below,

vii.	cash restructuring charges (including severance) or reserves and business optimization expenses incurred during such period, including any restructuring costs and integration costs incurred in connection with any Permitted Acquisitions after the Closing Date; provided, that the aggregate amount of add backs made pursuant to this clause (vii) for any Reference Period shall not exceed an amount equal to 7.5% of EBITDA for such Reference Period (determined on a pro forma basis during such period but before giving effect to any increase thereto pursuant to this clause (vii) or clause (viii) below),

viii.	unusual, extraordinary or non-recurring losses; provided, that the aggregate amount of add backs made pursuant to this clause (vii) for any Reference Period shall not exceed an amount equal to 2% of EBITDA for such Reference Period (determined on a pro forma basis during such period but before giving effect to any increase thereto pursuant to this clause (viii) or clause (vii) above),

ix.	expenses incurred or payments made during such period to the extent covered by contractual indemnification, reimbursement or refunding provisions in favor of Parent or any of its Subsidiaries in connection with any Permitted Acquisition, and to the extent actually paid, reimbursed, credited or refunded in cash during such period by a third party other than Parent or any Subsidiary,

x.	Insurance Loss Addbacks,

xi.	fees, costs and expenses paid in cash in connection with the repayment or prepayment of the Indebtedness under the Term Loan Agreement or any other Indebtedness, including the after-tax effect of any income (or loss) for such period attributable to the early extinguishment of Indebtedness,

xii.	any foreign currency translation or transaction losses (including losses related to currency remeasurement of Indebtedness),

xiii.	a one-time loss in connection with any Loan Party’s obligations directly relating to the matter specified in paragraph 1 of Schedule 4.6(b) to the Disclosure Letter in an amount not to exceed $500,000, and

B. subtracting therefrom (to the extent not otherwise deducted in determining Consolidated Net Income for such period):

i.	the amount of all cash payments or cash charges made (or incurred) by Parent or any of its Subsidiaries for such period on account of any non-cash charges added back to EBITDA pursuant to preceding subclause (A)(vi) in a previous period, and

ii.	Insurance Loss Deductions.

For the avoidance of doubt, it is understood and agreed that, to the extent any amounts are excluded from Consolidated Net Income by virtue of the proviso to the definition thereof contained herein, any add backs to Consolidated Net Income in determining EBITDA as provided above shall be limited (or denied) in a fashion consistent with such proviso. Notwithstanding anything to the contrary contained above, for purposes of determining EBITDA for any Reference Period, EBITDA shall be calculated in accordance with the definition of Reference Period contained herein.

“Eligible Accounts” means the US Eligible Accounts, the UK Eligible Accounts, the US Eligible Foreign Accounts, the UK Eligible Foreign Accounts, the US Eligible Government Accounts and/or the UK Eligible Government Accounts, in each case, as the context requires.

“Eligible Inventory” means the US Eligible Inventory and/or the UK Eligible Inventory as the context requires.

“Eligible M&E” means machinery and Equipment that is

(a) owned by the Borrowers and for which the applicable Borrower has good and marketable title thereto,

(b) a Borrower has actual and exclusive possession thereof,

(c) is subject to the first priority perfected lien in favor of the Agent or the Security Trustee,

(d) is not substantially worn, damaged or obsolete or no longer used or useful in the ordinary course of business,

(e) is located at one of the locations set forth on Schedule 4.31 to the Disclosure Letter,

(f) is located either on real property owned by the Borrowers or is located on leased real property of the Borrowers if, following the Collateral Access Agreement Date, (i) such leased real property is subject to a Collateral Access Agreement executed by the lessor or (ii) Agent has established a Landlord Reserve with respect to such property, and

(g) with respect to recently acquired machinery and Equipment, has been fully accepted for delivery, as shown to Agent’s reasonable satisfaction.

“Eligible Transferee” means (a) any Lender (other than a Defaulting Lender), any Affiliate of any Lender and any Related Fund of any Lender; and (b) (i) a commercial bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (A) (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country, and (B) such bank has total assets in excess of $1,000,000,000; (d) any other entity (other than a natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, investment or mutual funds and lease financing companies, and having total assets in excess of $1,000,000,000; and (f) during the continuation of an Event of Default, any other Person approved by Agent; provided, that no Sponsor Affiliated Entity shall qualify as an Eligible Transferee.

“EMU” means the economic and monetary union in accordance with the Treaty of Roma 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Action” means any written complaint, summons, citation, directive, order, claim, litigation, investigation, judicial or administrative proceeding, or judgment from any Governmental Authority, or any third party alleging violations of Environmental Laws or releases of, or exposure to, Hazardous Materials.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Borrower or its Subsidiaries, relating to the environment, the effect of Hazardous Materials in the indoor working environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien recorded by any Governmental Authority to secure payment or performance of Remedial Actions arising from Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the Code).

“Equity Interest” means, with respect to a Person, all of the shares, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), and any options or warrants with respect thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Parent or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Parent or any of its Subsidiaries and whose employees are aggregated with the employees of Parent or its Subsidiaries under IRC Section 414(o).

“Euro” or “€” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Euro Extensions” has the meaning specified therefor in Section 2.18(a) of the Agreement.

“Euro Letters of Credit” has the meaning specified therefor in Section 2.18(a) of the Agreement.

“Euro Revolving Loans” has the meaning specified therefor in Section 2.18(a) of the Agreement.

“Euro Equivalent” means, at any time, with respect to any amount denominated in Dollars or Sterling, as applicable, the equivalent amount thereof in Euros as determined by Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or such other date as determined by Agent) for the purchase of Euros with Dollars or Sterling, as applicable.

“Event of Default” has the meaning specified therefor in Section 8 of the Agreement.

“Excess Availability” means, as of any date of determination, the Dollar Equivalent of the amount equal to Availability minus the Dollar Equivalent of the aggregate amount, if any, of all trade payables of Parent and its Subsidiaries aged in excess of historical levels with respect thereto and all book overdrafts of Parent and its Subsidiaries in excess of historical practices with respect thereto, in each case, as determined by Agent in its Permitted Discretion; provided; however, that for the purposes of calculating Excess Availability, that portion of Availability constituting UK Availability shall be (a) until the tenth day following the Closing Date the lesser of (i) UK Availability (excluding UK US Availability) and (ii) $7,500,000 and (b) at all times thereafter, the lesser of (i) UK Availability (excluding UK US Availability) and (ii) $2,500,000.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Exchange Rate” means and refers to the nominal rate of exchange (vis-à-vis Dollars) for a currency other than Dollars published in the Wall Street Journal (Western Edition) on the date of determination (which shall be a Business Day on which the Wall Street Journal (Western Edition) is published), expressed as the number of units of such other currency per one Dollar.

“Excluded Taxes” means (i) any tax imposed on the net income or net profits of any Lender or any Participant (including any branch profits taxes), in each case, imposed (A) by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s principal office or applicable lending office is located or (B) otherwise as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (ii) taxes resulting from a Lender’s or a Participant’s failure to comply with the requirements of Section 16.1(b) of the Agreement, (iii) any U.S. withholding taxes imposed under FATCA, and (iv) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), except that Taxes shall include (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16.1(a) of the Agreement, if any, with respect to such withholding tax at the time such Foreign Lender designates a new lending office (or becomes a party to the Agreement), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), as a result of a change after such time in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority.

“Existing Credit Facility” means that certain Amended and Restated Credit Agreement, dated as of June 27, 2011, among Parent, the lenders party thereto from time to time and Morgan Stanley Senior Funding, Inc., as administrative agent, as amended, supplemented and otherwise modified from time to time.

“Existing M&E” means all machinery and Equipment for which Agent has received a M&E Appraisal.

“Extraordinary Advances” means the US Extraordinary Advances and/or the UK Extraordinary Advances as the context requires.

“FATCA” means sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor provisions that are substantively comparable and not materially more onerous to comply with), and any current or future regulations thereunder or official interpretations thereof.

“Fee Letter” means that certain fee letter, dated as of even date with the Agreement, among Borrowers and Agent, in form and substance reasonably satisfactory to Agent, as may be amended, restated, supplemented or otherwise modified from time to time.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Covenant Period” means a period which shall commence on any date (the “Commencement Date”) on which either (a) an Event of Default has occurred or (b) Excess Availability is less than the Threshold Amount and shall continue until the later of:

(i) the date that is the last day of the second full fiscal quarter after the Commencement Date, and

(ii) the last day of the fiscal quarter after the Commencement Date in which (x) in the case of a Financial Covenant Period triggered pursuant to clause (a) above, such Event of Default has been waived or cured in accordance with the terms hereof or (y) in the case of a Financial Covenant Period triggered pursuant to clause (b) above, Excess Availability for a period of 30 consecutive days is greater than or equal to the Threshold Amount.

“Financial Support Direction” means a financial support direction issued by the Pensions Regulator under Section 43 of the Pensions Act 2004.

“Fixed Charges” means, with respect to any fiscal period and with respect to Parent determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense accrued (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense) during such period, (b) scheduled principal payments in respect of Indebtedness that are required to be paid during such period, mandatory principal payments pursuant to Section 2.4(e)(vi) of the Term Loan Agreement (excess cash flow sweep), and (c) all federal, state, and local income taxes accrued during such period, and (d) all Restricted Payments paid in cash during such period.

“Fixed Charge Coverage Ratio” means, with respect to any fiscal period and with respect to Parent determined on a consolidated basis in accordance with GAAP, the ratio of (a) EBITDA for such period minus unfinanced Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, to (b) Fixed Charges for such period.

“Floating Rate” means (a) with respect to US Loans and US Letters of Credit, the rate applicable from time to time with respect to US Loans that are Base Rate Loans and (b) with respect to UK Loans and UK Letters of Credit, the London Market Index Rate plus the Applicable Margin for LIBOR Rate Loans applicable from time to time, plus any Mandatory Costs.

“Flow of Funds Agreement” means a disbursement letter, dated as of even date herewith, in form and substance reasonably satisfactory to Agent, executed and delivered by each Loan Party and Agent.

“Foreign Cash Equivalents” means (a) certificates of deposit, bankers’ acceptances, or time deposits maturing within one year from the date of acquisition thereof, in each case payable in an Applicable Currency or Canadian Dollars and issued by any bank organized under the laws of any Specified State and having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000 (calculated at the then applicable Exchange Rate), (b) Deposit Accounts maintained with any bank that satisfies the criteria described in clause (a) above, and (c) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (b) above.

“Foreign Lender” means any Lender that is not a United States person within the meaning of IRC section 7701(a)(30).

“Funded Indebtedness” means, as of any date of determination, all Indebtedness for borrowed money or letters of credit of Parent, determined on a consolidated basis in accordance with GAAP, that by its terms matures more than one year after the date of determination, and any such Indebtedness maturing within one year from such date that is renewable or extendable at the option of Parent or its Subsidiaries, as applicable, to a date more than one year from such date, including, in any event, but without duplication, with respect to Parent and its Subsidiaries, the Revolver Usage and the amount of their Capitalized Lease Obligations.

“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” has the meaning specified therefor in Section 2.13(b)(ii) of the Agreement.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person (including with respect to any Canadian Guarantor, its shareholder agreements).

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” means US Guarantors and/or UK Guarantors and/or Canadian Guarantors as the context requires.

“Hard Cost” means, with respect to the purchase by a Borrower of any Eligible M&E, the net cash amount actually paid or intercompany amounts transferred to acquire such Eligible M&E, net of all incentives, discounts and rebates, and exclusive of freight, delivery charges, installation costs and charges, charges and fees, warranty costs, taxes, insurance and other incidental costs or expenses and all indirect costs or expenses of any kind.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code; provided, that, for the avoidance of doubt, the following shall not be deemed a “Hedge Agreement”: (i) any stock option plan or any phantom stock or similar benefit plan, (ii) any option or warrant agreement for the purchase of equity or debt securities of Parent or its Subsidiaries, (iii) the purchase of equity or debt securities of Parent of its Subsidiaries pursuant to delayed delivery contracts or (iv) any of the foregoing to the extent that it constitutes a derivative embedded in a convertible security issued by Parent or its Subsidiaries (such as the conversion feature of convertible Indebtedness or convertible preferred stock).

“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of Parent and its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.

“Hedge Provider” means any Lender or any of its Affiliates; provided, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Hedge Provider unless and until Agent receives a Bank Product Provider Agreement from such Person and with respect to the applicable Hedge Agreement within 10 days after the execution and delivery of such Hedge Agreement with Parent or its Subsidiaries; provided further, that if, at any time, a Lender ceases to be a Lender under the Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Hedge Providers and the obligations with respect to Hedge Agreements entered into with such former Lender or any of its Affiliates shall no longer constitute Hedge Obligations.

“Immaterial Subsidiaries” means the Subsidiaries listed on Schedule I-1 to the Disclosure Letter and “Immaterial Subsidiary” means any one of them.

“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses), (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Equity Interests of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Person” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Taxes” means, any Taxes other than Excluded Taxes.

“Ineligible Institution” means the Persons identified in writing to Agent by Borrowers on or prior to the Closing Date, which list of Persons is consented to in writing by Agent (such consent not to be unreasonably withheld or delayed).

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code, any Insolvency Regulation or under any other national, state, provincial or federal bankruptcy or insolvency law or equivalent laws in any other jurisdictions (including any Canadian Insolvency Law), assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief, and including, (a) in the case of a UK Loan Party, any corporate action, legal proceedings or other procedure commenced or other step taken (including the making of an application, the presentation of a petition, the filing or service of a notice or the passing of a resolution) in relation to (i) such UK Loan Party being adjudicated or found insolvent, (ii) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of such UK Loan Party other than a solvent liquidation or reorganization of such UK Loan Party, the terms of which have been previously approved in writing by Agent, (iii) a composition, assignment or arrangement with any class of creditors of such UK Loan Party, or (iv) the appointment of a liquidator, supervisor, receiver, administrator, administrative receiver, compulsory manager, trustee or other similar officer in respect of such UK Loan Party or any of its assets or (b) for any analogous insolvency proceedings under any applicable law (including any Canadian Insolvency Law) or for the appointment of a receiver or a similar officer of either of them or of any or all of their assets.

“Insolvency Regulation” means the Council Regulation (EC) No.1346/2000 29 May 2000 on Insolvency Proceedings.

“Insurance Loss Addback” means, with respect to any period, the amount of any loss incurred during such period for which there is insurance or indemnity coverage and for which a related insurance or indemnity recovery is not recorded in accordance with GAAP, but for which such insurance or indemnity recovery is reasonably expected to be received by Parent or one of its Subsidiaries in a subsequent period and within one year of the date of the underlying loss.

“Insurance Loss Deduction” means, with respect to any period, the amount of any Insurance Loss Addback included in determining EBITDA for a prior period in the event that either (a) any insurance or indemnity recovery related to such Insurance Loss Addback is actually and finally denied by the applicable insurer or indemnifying party during such period, or (b) one year has elapsed from the date of the underlying loss without the receipt of an actual insurance or indemnity recovery.

“Intercompany Note” means the intercompany note, dated as of even date with the Agreement, executed and delivered by Parent and its Subsidiaries, in form and substance reasonably satisfactory to Agent, as may be amended, restated, supplemented or otherwise modified from time to time.

“Intercompany Note Endorsement” means an endorsement to the Intercompany Note, executed and delivered by each Loan Party, in form and substance reasonably satisfactory to Agent.

“Intercompany Subordination Agreement” means an intercompany subordination agreement, dated as of even date with the Agreement, executed and delivered by Parent, each of its Subsidiaries, and Agent, the form and substance of which is reasonably satisfactory to Agent, as may be amended, restated, supplemented or otherwise modified from time to time.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of even date herewith between Agent and the Term Loan Agent, as may be amended, restated, supplemented or otherwise modified from time to time.

“Interest Expense” means, for any period, the aggregate of the interest expense of Parent for such period, determined on a consolidated basis in accordance with GAAP.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, 3 , or 6 months thereafter or, if agreed to by all Lenders, 9 or 12 months thereafter; provided, that (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3, 6, 9, or 12 months after the date on which the Interest Period began, as applicable, and (d) Borrowers may not elect an Interest Period which will end after the Maturity Date.

“Inventory” means inventory (as that term is defined in the Code).

“Inventory Reserves” means, as of any date of determination, (a) Landlord Reserves, and (b) those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(d), to establish and maintain (including reserves for slow moving Inventory and Inventory shrinkage) with respect to Eligible US Inventory, Eligible UK Inventory, the Maximum Revolver Amount, or the Maximum UK Revolver Amount.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“Issuer Document” means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by a Borrower in favor of Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means Wells Fargo or any other Lender that, at the request of Borrowers and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 2.11 and/or Section 2.12 of the Agreement, and Issuing Bank shall be a Lender.

“ITA” means the United Kingdom Income Tax Act 2007.

“Judgment Currency” has the meaning specified therefor in Section 17.15 of the Agreement.

“Landlord Reserve” means, as to each location at which a Borrower has Inventory or books and records located and as to which a Collateral Access Agreement has not been received by Agent, a reserve in an amount equal to the greater of (a) the number of months rent for which the landlord will have, under applicable law, a Lien in the Inventory of such Borrower to secure the payment of rent or other amounts under the lease relative to such location, or (b) 3 months rent under the lease relative to such location.

“Lender” has the meaning set forth in the preamble to the Agreement, shall include Issuing Bank, each US Lender, each UK Lender and the US Swing Lender, and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement and “Lenders” means each of the Lenders or any one or more of them. Furthermore, with respect to (a) each provision of this Agreement relating to the funding or participation in any Revolving Loans or Letters of Credit denominated in Euros or Sterling or the repayment or the reimbursement thereof by a Borrower in connection therewith, (b) any rights of set-off, (c) any rights of indemnification or expense reimbursement, and (d) reserves, capital adequacy or other provisions, each reference to a Lender shall be deemed to include such Lender’s Applicable Designee. Notwithstanding the designation by any Lender of an Applicable Designee, Borrowers and Agent shall deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; provided, that each Applicable Designee shall be subject to the provisions obligating or restricting Lenders under this Agreement.

“Lender Group” means each of the Lenders (including Issuing Bank and the US Swing Lender), Agent and UK Security Trustee, or any one or more of them.

“Lender Group Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by Parent or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) reasonable documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Parent and its Subsidiaries under any of the Loan Documents, including, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to Parent or its Subsidiaries, (d) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise), together with any reasonable documented out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (f) reasonable and documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) field examination, appraisal, and valuation fees and expenses of Agent related to any field examinations, appraisals, or valuation to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 2.10 of the Agreement, (h) Agent’s reasonable documented costs and expenses (including reasonable documented attorneys fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with Parent or any of its Subsidiaries, (i) Agent’s reasonable documented costs and expenses (including reasonable documented attorneys fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to CUSIP, DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), or amending, waiving, or modifying the Loan Documents, and (j) Agent’s and each Lender’s reasonable documented costs and expenses (including reasonable documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Parent or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral.

“Lender Group Representatives” has the meaning specified therefor in Section 17.9 of the Agreement.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Letter of Credit” means a US Letter of Credit and/or a UK Letter of Credit as the context requires.

“Letter of Credit Collateralization” means with respect to the US Letter of Credit Obligations or the UK Letter of Credit Obligations, as applicable, either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the applicable Letter of Credit Fees and all fees, charges and commissions provided for in the Agreement (including any fronting fees) will continue to accrue while the applicable Letters of Credit are outstanding) to be held by Agent for the benefit of the applicable Revolving Lenders in an amount equal to 105% (or 110% for UK Letter of Credit Usage) of the then existing applicable Letter of Credit Usage, (b) delivering to Agent documentation executed by all beneficiaries under the applicable Letters of Credit, in form and substance reasonably satisfactory to Agent and Issuing Bank, terminating all of such beneficiaries’ rights under the Letters of Credit, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to 105% (or 110% for UK Letter of Credit Usage) of the then existing applicable Letter of Credit Usage (it being understood that the applicable Letter of Credit Fee and all fronting fees set forth in the Agreement will continue to accrue while the applicable Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Disbursement” means a US Letter of Credit Disbursement and/or a UK Letter of Credit Disbursement as the context requires.

“Letter of Credit Exposure” means the US Letter of Credit Exposure and/or UK Letter of Credit Exposure as the context requires.

“Letter of Credit Fees” means the US Letter of Credit Fees and/or the UK Letter of Credit Fees as the context requires.

“Letter of Credit Indemnified Costs” has the meaning specified therefor in Section 2.11(f) of the Agreement.

“Letter of Credit Related Person” has the meaning specified therefor in Section 2.11(f) of the Agreement.

“Letter of Credit Usage” means the US Letter of Credit Usage and/or the UK Letter of Credit Usage as the context requires.

“LIBOR Base Rate” means the rate per annum rate appearing on Macro*World’s (https://capitalmarkets.mworld.com; the “Service”) Page BBA LIBOR—USD (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) 2 Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Floating Rate Loan to a LIBOR Rate Loan) by Borrowers in accordance with the Agreement (and, if any such rate is below zero, the LIBOR Rate shall be deemed to be zero), which determination shall be made by Agent and shall be conclusive in the absence of manifest error.

“LIBOR Deadline” has the meaning specified therefor in Section 2.13(b)(i) of the Agreement.

“LIBOR Notice” means a written notice in the form of Exhibit L-1 to the Agreement.

“LIBOR Option” has the meaning specified therefor in Section 2.13(a) of the Agreement.

“LIBOR Rate” means the rate per annum rate determined by Agent pursuant to the following formula:

“LIBOR Rate Loan” means each portion of a Revolving Loan that bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate Margin” has the meaning set forth in the definition of Applicable Margin.

“LIBOR Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day applicable to member banks under regulations issued from time to time by the Federal Reserve Bank for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to LIBOR Rate Loans (currently referred to as “Eurocurrency liabilities”). The LIBOR Rate for each outstanding LIBOR Rate Loan shall be adjusted automatically as of the effective date of any change in the LIBOR Reserve Percentage.

“Lien” means any mortgage, deed of trust, debenture, pledge, hypothecation, collateral assignment, charge (whether fixed or floating), deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan” means any Revolving Loan, US Swing Loan, or Extraordinary Advance made (or to be made) hereunder.

“Loan Account” means the US Loan Account and/or the UK Account as the context requires.

“Loan Documents” means the Agreement, the Control Agreements, the Copyright Security Agreement, any Borrowing Base Certificate, the Fee Letter, the Intercompany Note, the Intercompany Subordination Agreement, any Issuer Documents, the Letters of Credit, the Mortgages, the Patent Security Agreement, the Security Agreements, the Trademark Security Agreement, any note or notes executed by Borrowers in connection with the Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by Parent or any of its Subsidiaries and any member of the Lender Group in connection with the Agreement.

“Loan Parties” means the US Loan Parties and/or the UK Loan Parties as the context requires.

“London Market Index Rate” or “LIMR” means for any day, the rate for (one) month interbank offered rate for deposits in the appropriate page of the Reuters screen on which rates for deposits in the Applicable Currency are displayed at approximately 11:00 am London Time.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 1.1A.

“Margin Stock” has the meaning specified therefor in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means (a) a material adverse effect in the business, operations, results of operations, assets, liabilities or financial condition of Parent and its Subsidiaries, taken as a whole, (b) a material impairment of Parent’s and its Subsidiaries ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral (other than as a result of as a result of an action taken or not taken that is solely in the control of Agent), (c) a material impairment of the enforceability or priority of Agent’s Liens or UK Security Trustee’s Liens with respect to all or a material portion of the Collateral or (d) Parent and its Subsidiaries, taken as a whole, cease to be an approved vendor under Department of Defense contracts.

“Material Contract” means, with respect to any Person, (a) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $10,000,000 or more (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days notice without penalty or premium) and (b) all other contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Effect.

“Maturity Date” means February 6, 2018.

“Maximum Revolver Amount” means $50,000,000, as may be from time to time decreased in accordance with Section 2.4(c) of the Agreement.

“Maximum UK Revolver Amount” means $10,000,000, as may be from time to time decreased in accordance with Section 2.4(c) of the Agreement.

“M&E Advance Rate” means (a) for the period commencing as of the Closing Date and as of date of each M&E Appraisal thereafter and through but excluding the first day of the first month following such date, 85%; (b) as of the first day of the first month commencing after the Closing Date or the date of such M&E Appraisal, as the case may be, 83.75%; and (c) as of the first day of each month thereafter, the M&E Advance Rate in effect immediately prior to such date, less 1.25%.

“M&E Appraisal” means a written appraisal of the Eligible M&E delivered to Agent, in form, scope and methodology reasonably acceptable to Agent in its Permitted Discretion and by an appraiser reasonably acceptable to Agent and Parent, addressed to Agent and upon which Agent and Lenders are expressly permitted to rely.

“Moody’s” has the meaning specified therefor in the definition of Domestic Cash Equivalents.

“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by Parent or one of its Subsidiaries in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral.

“Net Cash Proceeds” means with respect to any sale or disposition by Parent or any of its Subsidiaries of assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of Parent or such Subsidiary, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by Parent or such Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Parent or any of its Subsidiaries, and are properly attributable to such transaction, (iii) taxes paid or payable to any taxing authorities by Parent or such Subsidiary in connection with such sale or disposition; and (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP, and (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, to the extent that in each case the funds described above in this clause (iv) are (x)

deposited into escrow with a third party escrow agent or set aside in a separate Deposit Account that is subject to a Control Agreement in favor of Agent or otherwise subject to a perfected first priority lien (subject only to Permitted Liens) in favor of Agent and (y) paid to Agent as a prepayment of the applicable Obligations in accordance with Section 2.4(e) of the Agreement at such time when such amounts are no longer required to be set aside as such a reserve.

“Net Recovery Percentage” means, as of any date of determination, the percentage of the book value of Borrowers’ Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory net of all associated costs and expenses of such liquidation, such percentage to be determined as to each category of Inventory and to be as specified in the most recent appraisal received by Agent from an appraisal company selected by Agent.

“New M&E” means, as of any date of determination, all machinery and Equipment owned by Borrowers for which: (a) acquisition thereof has been completed not longer than one (1) year prior to such date; and (b) Agent has not received a M&E Appraisal.

“New M&E Advance Rate” means (a) from the date of acquisition of Eligible M&E consisting of New M&E until but excluding the first day of the first month following the date of the first anniversary of such date of acquisition, 80%, (b) as of the first day of the first month following the date of the first anniversary of the date of acquisition of such Eligible M&E consisting of New M&E, 78.75%, and (c) as of the first day of each month thereafter, the New M&E Advance Rate in effect immediately prior to such date, less 1.25%.

“Non-Consenting Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Non-Defaulting Lender” means a Non-Defaulting US Lender or a Non-Defaulting UK Lender as the context requires.

“Non-Defaulting UK Lender” means each UK Lender other than a Defaulting UK Lender.

“Non-Defaulting US Lender” means each US Lender other than a Defaulting US Lender.

“Obligations” means the US Obligations and the UK Obligations.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Originating Lender” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Overadvance” means a US Overadvance and/or UK Overadvance as the context requires.

“Parent” has the meaning specified therefor in the preamble to the Agreement.

“Participant” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Participant Register” has the meaning specified therefor in Section 13.1(i) of the Agreement.

“Participating Member State” means each state so described in any EMU Legislation.

“Patent Security Agreement” has the meaning specified therefor in the US Security Agreement.

“Patriot Act” has the meaning specified therefor in Section 4.13 of the Agreement.

“Pensions Regulator” means the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004 (UK).

“Perfection Certificate” means a certificate in the form of Exhibit P-1 to the Agreement.

“Permitted Acquisition” means any Acquisition so long as:

(a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual,

(b) no Indebtedness will be incurred, assumed, or would exist with respect to Parent or its Subsidiaries as a result of such Acquisition, other than Permitted Indebtedness and no Liens will be incurred, assumed, or would exist with respect to the assets of Parent or its Subsidiaries as a result of such Acquisition other than Permitted Liens,

(c) Borrowers have provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis created by adding the historical combined financial statements of Parent (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, Parent and its Subsidiaries (i) would have been in compliance with the financial covenants in Section 7 of the Agreement for the 4 fiscal quarter period ended immediately prior to the proposed date of consummation of such proposed Acquisition, and (ii) are projected to be in compliance with the financial covenants in Section 7 of the Agreement for the 4 fiscal quarter period ended one year after the proposed date of consummation of such proposed Acquisition,

(d) Borrowers have provided Agent with its due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person’s (or assets’) historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the 1 year period following the date of the proposed Acquisition, on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent,

(e) Borrowers shall have Excess Availability in an amount equal to or greater than (i) $20,000,000 or (ii) 33% of the Maximum Revolver Amount immediately after giving effect to the consummation of the proposed Acquisition,

(f) the assets being acquired or the Person whose Equity Interests are being acquired did not have negative EBITDA during the 12 consecutive month period most recently concluded prior to the date of the proposed Acquisition,

(g) Borrowers have provided Agent with written notice of the proposed Acquisition at least 10 Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than 5 Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition, which agreement and documents must be reasonably acceptable to Agent,

(h) the assets being acquired (other than a de minimis amount of assets in relation to Parent’s and their Subsidiaries’ total assets), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of Parent and their Subsidiaries or a business reasonably related or incidental thereto,

(i) the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States, Canada or the United Kingdom, or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States, Canada or the United Kingdom,

(j) the subject assets or Equity Interests, as applicable, are being acquired directly by a Borrower or one of its Subsidiaries that is a Loan Party, and, in connection therewith, the applicable Loan Party shall have complied with Section 5.11 or 5.12 of the Agreement, as applicable, of the Agreement and, in the case of an acquisition of Equity Interests, the applicable Loan Party shall have demonstrated to Agent that the new Loan Parties have received consideration sufficient to make the joinder documents binding and enforceable against such new Loan Parties, and

(k) the purchase consideration payable in respect of all Permitted Acquisitions (including the proposed Acquisition and including deferred payment obligations) shall not exceed $10,000,000 in the aggregate; provided, that the purchase consideration payable in respect of any single Acquisition or series of related Acquisitions shall not exceed $5,000,000 in the aggregate.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Dispositions” means:

(a) sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business and, in any event was not included in the Borrowing Base Certificate most recently delivered pursuant to Section 5.2 as Eligible M&E and leases or subleases of Real Property not useful in the conduct of the business of Parent and its Subsidiaries,

(b) sales of Inventory to buyers in the ordinary course of business,

(c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,

(d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(e) the granting of Permitted Liens,

(f) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

(g) any involuntary loss, damage or destruction of property,

(h) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

(i) the leasing or subleasing of assets of Parent or its Subsidiaries in the ordinary course of business,

(j) the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of Parent,

(k) (i) the lapse of registered patents, trademarks, copyrights and other intellectual property of Parent or any of its Subsidiaries to the extent not economically desirable in the conduct of its business or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Lender Group,

(l) the making of Restricted Payments that are expressly permitted to be made pursuant to the Agreement,

(m) the making of Permitted Investments,

(n) so long as no Event of Default has occurred and is continuing or would immediately result therefrom, transfers of assets (i) from any Subsidiary of Parent (other than any Borrower) to a Loan Party, (ii) from any US Borrower to any other US Borrower, (iii) from any UK Borrower to any other UK Borrower, and (iv) from any Subsidiary of Parent that is not a Loan Party to any other Subsidiary of Parent,

(o) dispositions of assets acquired by Parent and its Subsidiaries pursuant to a Permitted Acquisition consummated within 12 months of the date of the proposed disposition so long as (i) the consideration received for the assets to be so disposed is at least equal to the fair market value of such assets, (ii) the assets to be so disposed are not necessary or economically desirable in connection with the business of Parent and its Subsidiaries, and (iii) the assets to be so disposed are readily identifiable as assets acquired pursuant to the subject Permitted Acquisition,

(p) sales or dispositions outside of the ordinary course of business made from the Closing Date through the first anniversary of the Closing Date, so long as (i) to the extent any such sale or disposition includes (A) any division whose assets were included in the calculation of either the US Borrowing Base or UK Borrowing Base or (B) any other Accounts or Inventory included in the US Borrowing Base or UK Borrowing Base in amount equal to or greater than $2,500,000 in the aggregate, Borrowers have contemporaneously delivered a pro forma Borrowing Base Certificate giving effect to such sale or disposition, (ii) after giving effect to any such sale or disposition, Excess Availability is at least $10,000,000, (iii) after giving pro forma effect to any such sale of disposition, Parent has EBITDA for the Reference Period immediately preceding such sale of disposition of not less than $20,000,000, (iv) no Event of Default has occurred and is continuing, (v) 80% of the consideration received for any such sale or disposition is in cash (which, for the avoidance of doubt, will not include any Earn-Outs, deferred purchase price or any seller’s note) and equal to the fair market value of the assets sold or disposed of; provided, that no Borrower or any of its Subsidiaries shall be permitted to sell or dispose of the systems, subsystems and components line of business,

(q) sales or dispositions outside of the ordinary course of business made from the first anniversary of the Closing Date through the Maturity Date, so long as (i) to the extent any such sale or disposition includes (A) any division whose assets were included in the calculation of either the US Borrowing Base or UK Borrowing Base or (B) any other Accounts or Inventory included in the US Borrowing Base or UK Borrowing Base in amount equal to or greater than $2,500,000 in the aggregate, Borrowers have contemporaneously delivered a pro forma Borrowing Base Certificate giving effect to such sale or disposition, (ii) after giving effect to any such sale or disposition, Excess Availability is at least $10,000,000, (iii) after giving pro forma effect to any such sale of disposition, Parent has EBITDA for the Reference Period immediately preceding such sale of disposition of not less than $20,000,000, (iv) no Event of Default has occurred and is continuing, (v) 80% of the consideration received for any such sale or disposition is in cash (which, for the avoidance of doubt, will not include any Earn-Outs, deferred purchase price or any seller’s note) and equal to the fair market value of the assets sold or disposed of, and (vi) sales and dispositions pursuant to this clause (q) shall not exceed $5,000,000 per fiscal year or $10,000,000 in the aggregate when combined with all sales and dispositions made pursuant to this clause (q) through the Maturity Date; provided, that no Borrower or any of its Subsidiaries shall be permitted to sell or dispose of the systems, subsystems and components line of business,

(r) Parent or any of its Subsidiaries may dispose of fixed or capital assets to the extent that (A) (1) such assets are exchanged for credit against the purchase price of other replacement fixed or capital assets or (2) the proceeds of such disposition are reasonably promptly applied to the purchase price of replacement fixed or capital assets and (B) the aggregate fair market value of all assets disposed of pursuant to this clause (q) (including the proposed disposition) would not exceed $1,000,000,

(s) Parent or any of its Subsidiaries may dispose of any of its Real Property; provided, that such disposition is permitted under the Term Loan Agreement or is otherwise consented to by the Term Loan Lender,

(t) Spectrum Control, Inc. shall be permitted to dispose of its Real Property located in Palm Bay, Florida,

(u) Parent or any of its Subsidiaries may enter into Sale Leaseback; provided, that (i) any such Sale Leaseback shall not in the aggregate exceed $10,000,000 at any time, (ii) the amount of such Sale Leaseback shall not exceed 100% of the most recent appraised value of the real property subject to such Sale Leaseback and (iii) Agent shall have consented to such Sale Leaseback in writing prior to the occurrence thereof (such consent not to be unreasonably withheld).

(v) sales or dispositions of assets (other than Accounts, Inventory, Equity Interests of Subsidiaries of Parent) not otherwise permitted in clauses (a) through (u) above so long as made at fair market value and the aggregate fair market value of all assets disposed of in the current fiscal year (including the proposed disposition) would not exceed $1,000,000.

“Permitted Holder” means Vintage Capital Management and any Sponsor Affiliated Entity.

“Permitted Indebtedness” means:

(a) Indebtedness evidenced by the Agreement or the other Loan Documents,

(b) Indebtedness set forth on Schedule 4.14 to the Disclosure Letter and any Refinancing Indebtedness in respect of such Indebtedness,

(c) Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

(d) endorsement of instruments or other payment items for deposit,

(e) Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations, in each case as described on Schedule P-3 to the Disclosure Letter (as such schedule may be updated in writing from time to time in accordance herewith); (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of Parent or one of its Subsidiaries, to the extent that (A) the Person that is obligated under such guaranty could have incurred such underlying Indebtedness and (B) such guarantees constitute Permitted Intercompany Advances,

(f) unsecured Indebtedness of Parent that is incurred on the date of the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) such unsecured Indebtedness is not incurred for working capital purposes, (iii) such unsecured Indebtedness does not mature prior to the date that is 12 months after the Maturity Date, (iv) such unsecured Indebtedness does not amortize until 12 months after the Maturity Date, (v) such unsecured Indebtedness does not provide for the payment of interest thereon in cash or Cash Equivalents prior to the date that is 12 months after the Maturity Date, (vi) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to Agent and (vii) all Indebtedness incurred pursuant to this clause (f) shall not exceed $5,000,000,

(g) Acquired Indebtedness in an amount not to exceed (i) $5,000,000 minus (ii) the amount of Indebtedness under clause (c) above, in each case, outstanding at any one time,

(h) Indebtedness incurred in the ordinary course of business under performance, surety, statutory, or appeal bonds in each case as described on Schedule P-3 to the Disclosure Letter (as such schedule may be updated in writing from time to time in accordance herewith),

(i) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to Parent or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,

(j) the incurrence by Parent or its Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with Parent’s and its Subsidiaries’ operations and not for speculative purposes,

(k) Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”), or Cash Management Services,

(l) [intentionally omitted],

(m) [intentionally omitted],

(n) contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of any Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions,

(o) Indebtedness composing Permitted Investments,

(p) unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,

(q) unsecured Indebtedness of Parent owing to employees, former employees, officers, former officers, directors, or former directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the redemption by Parent of the Equity Interests of Parent that has been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $2,500,000, and (iii) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably acceptable to Agent,

(r) unsecured Indebtedness of Parent or its Subsidiaries in respect of Earn-Outs owing to sellers of assets or Equity Interests to such Borrower or its Subsidiaries that is incurred in connection with the consummation of one or more Permitted Acquisitions so long as such unsecured Indebtedness is on terms and conditions reasonably acceptable to Agent; provided, that all Indebtedness incurred pursuant to this clause (r) shall not exceed $2,500,000,

(s) Indebtedness in an aggregate outstanding principal amount not to exceed $5,000,000 at any time outstanding for all Subsidiaries of Parent that are not Loan Parties; provided, that such Indebtedness is not directly or indirectly recourse to any of the Loan Parties or of their respective assets,

(t) accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness,

(u) subject to the terms and conditions of the Intercreditor Agreement, Indebtedness under the Term Loan Agreement and any Refinancing Indebtedness in respect of such Indebtedness,

(v) unsecured Indebtedness of the Parent or any of its Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the acquisition or disposition of assets in accordance with the requirements of this Agreement, so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person except as under this Agreement in an aggregate amount not to exceed $2,500,000,

(w) Indebtedness comprising deferred compensation, severance, pension, health and retirement benefits or the equivalent thereof to current and former employees of Parent and its Subsidiaries,

(y) Indebtedness incurred in connection with Sale Leasebacks permitted under this Agreement, and

(z) any other unsecured Indebtedness incurred by Parent or any of its Subsidiaries in an aggregate outstanding amount not to exceed $2,500,000 at any one time.

“Permitted Intercompany Advances” means loans, guaranties or other Investments (other than Permitted RF2M UK Intercompany Loans) made by (a) a US Loan Party to another US Loan Party (other than a Canadian Guarantor), (b) from a Canadian Guarantor to another Canadian Guarantor, (c) by a UK Loan Party to another UK Loan Party, (d) a Subsidiary of Parent that is not a Loan Party to another Subsidiary of Parent that is not a Loan Party, (e) a Subsidiary of Parent that is not a Loan Party to a Loan

Party, so long as the parties thereto are party to the Intercompany Subordination Agreement, (f) a UK Loan Party or Canadian Guarantor to a US Loan Party (other than a Canadian Guarantor), (g) a US Loan Party (other than a Canadian Guarantor) to a Canadian Guarantor in a net aggregate amount not to exceed $5,000,000 at any one time outstanding, (h) a US Loan Party to a UK Loan Party in a net aggregate amount not to exceed $5,000,000 at any one time outstanding, and (i) a Loan Party to a Subsidiary of Parent that is not a Loan Party so long as (1) the net aggregate amount of all such loans, guaranties and Investments incurred after the Closing Date under this clause (i) does not exceed the sum of (i) $5,000,000 at any one time outstanding plus (ii) in the case of Investments by a US Loan Party, the aggregate amount of any returns on Investments in a Subsidiary that is not a US Loan Party received by the US Loan Parties following the Closing Date plus (iii) in the case of Investments by a UK Loan Party, the aggregate amount of any returns on Investments in a Subsidiary of Parent that is not a Loan Party following the Closing Date, (2) at the time of the making of such loan, no Event of Default has occurred and is continuing or would result therefrom, and (3) immediately after giving effect to such loans, guaranties or other Investments, Excess Availability is equal to or greater than $15,000,000.

“Permitted Investments” means:

(a) Investments in cash and Cash Equivalents,

(b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(c) advances made in connection with purchases of goods or services in the ordinary course of business,

(d) Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,

(e) Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1 to the Disclosure Letter, including any modification, replacement, renewal or extension thereof which does not increase the amount thereof,

(f) guarantees permitted under the definition of Permitted Indebtedness,

(g) Permitted Intercompany Advances,

(h) Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(i) deposits of cash made in the ordinary course of business to secure performance of operating leases,

(j) (i) non-cash loans and advances to employees, officers, and directors of Parent or any of its Subsidiaries for the purpose of purchasing Equity Interests in Parent so long as the proceeds of such loans are used in their entirety to purchase such Equity Interests in Parent, and (ii) loans and advances to employees and officers of Parent or any of its Subsidiaries in the ordinary course of business for any other business purpose and in an aggregate amount not to exceed $2,500,000 at any one time,

(k) Permitted Acquisitions,

(l) Investments in the form of capital contributions and the acquisition of Equity Interests made by any Loan Party in any other Loan Party (other than capital contributions to or the acquisition of Equity Interests of Parent),

(m) Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to Indebtedness that is permitted under clause (j) of the definition of Permitted Indebtedness,

(n) equity Investments by any Loan Party in any Subsidiary of such Loan Party which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law,

(o) Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition,

(p) at any time that RF2M is a Wholly-Owned Subsidiary, Permitted RF2M UK Intercompany Loans,

(q) promissory notes and other non-cash consideration received by Parent or a Subsidiary in connection with dispositions permitted by Section 6.4,

(r) acquisitions of shares of API Nanotronics Sub, Inc. in exchange for Equity Interests of the Parent,

(s) Investments by the Parent or its Subsidiaries existing on the date hereof in the Equity Interests of their respective Subsidiaries, and

(t) so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $2,500,000 during the term of the Agreement.

“Permitted Liens” means

(a) Liens granted to, or for the benefit of, Agent to secure the Obligations,

(b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,

(c) judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of the Agreement,

(d) Liens set forth on Schedule P-2 to the Disclosure Letter; provided, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 to the Disclosure Letter shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,

(e) the interests of lessors under operating leases and non-exclusive licensors under license agreements,

(f) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof and (iii) the aggregate amount of Liens and interests under this clause (f) does not exceed $5,000,000 at any time outstanding,

(g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

(h) Liens on amounts deposited to secure Parent’s and its Subsidiaries obligations in connection with worker’s compensation or other unemployment insurance and social security benefits,

(i) Liens on amounts deposited to secure Parent’s and its Subsidiaries obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,

(j) Liens on amounts deposited to secure Parent’s and its Subsidiaries reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business,

(k) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof,

(l) non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(m) Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,

(n) rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such Deposit Accounts or Securities Accounts in the ordinary course of business,

(o) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,

(p) Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and (ii) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets or proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets,

(q) Liens solely on any cash earnest money deposits made by Parent or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition,

(r) Liens assumed by Parent or its Subsidiaries in connection with a Permitted Acquisition that secure Acquired Indebtedness,

(s) subject to the Intercreditor Agreement, Liens pursuant to the Term Loan Agreement,

(t) Liens arising from precautionary UCC financing statement filings regarding operating leases or consignments entered into in the ordinary course of business or any other UCC financing statement filing under Section 9-505 of the UCC,

(u) Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;

(v) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(w) Liens on assets of Subsidiaries that are not Loan Parties securing Indebtedness permitted to be incurred by such Subsidiaries; and

(x) other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $2,500,000.

“Permitted Protest” means the right of Parent or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on Parent’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Parent or its Subsidiary, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred after the Closing Date and at the time of, or within 45 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, in an aggregate principal amount outstanding at any one time not in excess of $5,000,000.

“Permitted RF2M UK Intercompany Loans” means one or more intercompany loans made by Parent and/or one or more of its Subsidiaries (other than RF2M or its Subsidiaries) to RF2M or API Technologies (UK) Limited in an aggregate principal amount not to exceed (a) from the Closing Date until the tenth day following the Closing Date, $35,500,000, and (b) at all times thereafter, $30,500,000.

“Person” means individuals, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Platform” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“PPSA” means the Personal Property Security Act (Ontario) (or any successor statute) or similar legislation of any other Canadian jurisdiction, including the Civil Code of Québec, the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, opposability, priority, validity or effect of security interests in the Collateral.

“Projections” means Parent’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Parent’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means, as of any date of determination:

(a) with respect to a Lender’s obligation to make all or a portion of the US Revolving Loans or UK Revolving Loans, as applicable, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the Revolving Loans, and with respect to all other computations and other matters related to the Commitments or the Revolving Loans, the percentage obtained by dividing (i) the Dollar Equivalent of the Revolving Loan Exposure of such Lender by (ii) the aggregate Dollar Equivalent of the Revolving Loan Exposure of all Lenders,

(b) with respect to a Lender’s obligation to participate in the US Letters of Credit or UK Letters of Credit, as applicable, with respect to such Lender’s obligation to reimburse Issuing Bank, and with respect to such Lender’s right to receive payments of Letter of Credit Fees, and with respect to all other computations and other matters related to the Letters of Credit, the percentage obtained by dividing (i) the Dollar Equivalent of the Revolving Loan Exposure of such Lender by (ii) the aggregate Dollar Equivalent of the Revolving Loan Exposure of all Lenders; provided, that if all of the Revolving Loans have been repaid in full and all Commitments have been terminated, but Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined as if the Commitments had not been terminated and based upon the Commitments as they existed immediately prior to their termination, and

(c) with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), the percentage obtained by dividing (i) the Dollar Equivalent of the Revolving Loan Exposure of such Lender by (ii) the aggregate Dollar Equivalent of the Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 13.1; provided, that if all of the Loans have been repaid in full, all Letters of Credit have been made the subject of Letter of Credit Collateralization, and all Commitments have been terminated, Pro Rata Share under this clause shall be determined as if the Revolving Loan Exposures had not been repaid, collateralized, or terminated and shall be based upon the Revolving Loan Exposures as they existed immediately prior to their repayment, collateralization, or termination.

“Public Lender” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Purchase Price” means, with respect to any Acquisition, an amount equal to the aggregate consideration, whether cash, property or securities (including the fair market value of any Equity Interests of Parent issued in connection with such Acquisition and including the maximum amount of Earn-Outs), paid or delivered by Parent or one of its Subsidiaries in connection with such Acquisition (whether paid at the closing thereof or payable thereafter and whether fixed or contingent), but excluding therefrom (a) any cash of the seller and its Affiliates used to fund any portion of such consideration and (b) any cash or Cash Equivalents acquired in connection with such Acquisition.

“Qualified Equity Interest” means and refers to any Equity Interests issued by Parent (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

“Qualifying Lender” means:

(a) for the purposes of Section 16.2 of this Agreement a Lender (other than a Lender within clause (b) below) which is beneficially entitled to interest payable to that Lender in respect of a Revolving Loan and is:

(i) a Lender:

(A) that is a bank (as defined for the purpose of section 879 of the ITA) making a Revolving Loan; or

(B) in respect of a Revolving Loan by a person that was a bank (as defined for the purpose of section 879 of         the ITA) at the time that such Revolving Loan was made,

and, in each case, which is within the charge to United Kingdom corporation tax with respect to any payments of interest made in respect of that Revolving Loan or would be within such charge as respects such payments apart from Section 18A of the CTA; or

(ii) a Lender which is:

(A) a company resident in the United Kingdom for United Kingdom tax purposes;

(B) a partnership, each member of which is:

     (1) a company so resident in the United Kingdom; or

     (2) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom               through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning               of Section 19 of the CTA) the whole of any share of interest payable in respect of that Revolving Loan that falls to it by               reason of Part 17 of the CTA; or

(C) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through         a permanent establishment and which brings into account interest payable in respect of that Revolving Loan in computing the         chargeable profits (within the meaning of Section 19 of the CTA) of that company; or

(iii) a Treaty Lender; or

(b) for the purposes of Section 16.2 of the Agreement a building society (as defined for the purposes of section 880 of the ITA) making a Revolving Loan; or

“RBS Indemnity Reserve” means a reserve in an amount equal to the maximum amount of any indemnification obligations owed to National Westminster Bank plc or any of its Affiliates by Agent or any Lender hereunder pursuant to the Interbank Guarantee Notice, dated on or about February 6, 2013, as determined by Agent in its sole discretion.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by Parent or one of its Subsidiaries and the improvements thereto.

“Real Property Collateral” means (a) the Real Property identified on Schedule R-1 to the Disclosure Letter and (b) any Real Property hereafter acquired by Parent or one of its Subsidiaries with a fair market value in excess of $500,000.

“Receivable Reserves” means, as of any date of determination, those reserves, without duplication of any other reserves established pursuant to Section 2.1(d), that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(d), to establish and maintain (including reserves for rebates, discounts, warranty claims, and returns) with respect to the US Eligible Accounts, US Eligible Foreign Accounts, UK Eligible Accounts, UK Eligible Foreign Accounts, Maximum Revolver Amount, and/or the Maximum UK Revolver Amount.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Reference Period” mean each period of four consecutive fiscal quarters of Parent then last ended in respect of which financial statements for each fiscal quarter or fiscal year were required to be delivered pursuant to Section 5.1 of the Agreement, in each case taken as one accounting period; provided, that in the case of determinations of EBITDA or the Fixed Charge Coverage Ratio pursuant to this Agreement, if the Reference Period includes:

i.	the fiscal quarter of Parent ended February 29, 2012, EBITDA for such fiscal quarter shall be deemed to be $10,827,685;

ii.	the fiscal quarter of Parent ended May 31, 2012, EBITDA for such fiscal quarter shall be deemed to be $11,206,557;

iii.	the fiscal quarter of Parent ended August 31, 2012, EBITDA for such fiscal quarter shall be deemed to be $9,347,952; or

iv.	the fiscal quarter of Parent ended November 30, 2012, EBITDA for such fiscal quarter shall be deemed to be $8,253,537; and

provided, further, that additional adjustments may be made on a pro forma basis to the amounts specified above to the extent provided in the Agreement, and adjustments may be made on a pro forma basis to the determinations of EBITDA and the Fixed Charge Coverage Ratio for the months ended December 31, 2012 and January 31, 2013 as may be agreed between Agent and Parent.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:

(a) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith,

(b) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders,

(c) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and

(d) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

“Register” has the meaning specified therefor in Section 13.1(h) of the Agreement.

“Registered Loan” has the meaning specified therefor in Section 13.1(h) of the Agreement.

“Related Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Replacement Lender” has the meaning specified therefor in Section 2.14(b) of the Agreement.

“Report” has the meaning specified therefor in Section 15.16(a) of the Agreement.

“Required Availability” means that Excess Availability exceeds $15,000,000.

“Required Lenders” means, at any time, Lenders having or holding more than 50% of the aggregate Revolving Loan Exposure of all Lenders; provided, that (i) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders and (ii) at any time there are 2 or more Lenders, “Required Lenders” must include at least 2 Lenders (who are not Affiliates of one another).

“Reserves” means, as of any date of determination, those reserves (other than Receivable Reserves, Bank Product Reserves, and Inventory Reserves) that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(d), to establish and maintain (including reserves with respect to (a) sums that Parent or its Subsidiaries are required to pay under any Section of the Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, and (b) amounts owing by Parent or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral) with respect to the US Borrowing Base, the UK Borrowing Base, the Maximum UK Amount or the Maximum Revolver Amount.

“Restricted Payment” means to (a) declare or pay any dividend or make any other payment or distribution, directly or indirectly, on account of Equity Interests issued by Parent (including any payment in connection with any merger or consolidation involving Parent) or to the direct or indirect holders of Equity Interests issued by Parent in their capacity as such (other than dividends or distributions payable in Qualified Equity Interests issued by Parent), or (b) purchase, redeem, make any sinking fund or similar payment, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Parent) any Equity Interests issued by Parent, and (c) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of Parent now or hereafter outstanding.

“Revolver Commitment” means, with respect to each Revolving Lender, its US Revolver Commitment and/or UK Revolver Commitment, and, with respect to all Revolving Lenders, their US Revolver Commitments and/or UK Revolver Commitments, in each case, in such Dollar amounts set forth beside such Revolving Lender’s name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Revolving Lender became a Revolving Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to and in accordance with the provisions of Section 2.4, 2.19 or 13.1 of the Agreement.

“Revaluation Date” means (a) with respect to any Revolving Loan denominated in Euros or Sterling, each of the following: (i) each date of a Borrowing of such Revolving Loan, (ii) each date of a continuation of such Revolving Loan pursuant to Section 2.14, and (iii) such additional dates as Agent shall determine or the Required Lenders shall require, (b) with respect to any Letter of Credit denominated in Euros or Sterling, each of the following: (i) each date of issuance of such Letter of Credit, (ii) each date of an amendment of such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the Issuing Bank under such Letter of Credit, and (iv) such additional dates as Agent or the Issuing Bank shall determine or the Required Lenders shall require and (c) with respect to any other Obligations denominated in Euros or Sterling, each date as Agent shall determine unless otherwise prescribed in this Agreement or any other Loan Documents.

“Revolver Usage” means the US Revolver Usage and/or the UK Revolver Usage as the context requires.

“Revolving Lender” means a US Lender and/or a UK Lender as the context requires.

“Revolving Loan Exposure” means, with respect to any Revolving Lender, as of any date of determination (a) prior to the termination of the Revolver Commitments, the amount of such Lender’s Revolver Commitment, and (b) after the termination of the Revolver Commitments, the aggregate outstanding principal amount of the Revolving Loans of such Lender.

“Revolving Loans” means a US Revolving Loan and/or a UK Revolving Loan as the context requires.

“RF2M” has the meaning specified therefor in the recitals to the Agreement.

“RF2M Microwave” has the meaning specified therefor in the recitals to the Agreement.

“Sale Leaseback” means any transactions or series of related transactions pursuant to which Parent or any of its Subsidiaries (a) sells, transfers or otherwise disposes of any real property whether now owned or hereafter acquired and (b) as part of such transaction, thereafter rents or leases such property.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“S&P” has the meaning specified therefor in the definition of Domestic Cash Equivalents.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a securities account (as that term is defined in the Code).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreements” means the US Security Agreement, the UK Security Agreement and the Canadian Security Agreement.

“Series A Mandatorily Redeemable Preferred Stock” means the Series A Mandatorily Redeemable Preferred Stock of Parent outstanding on the date of the Agreement.

“Settlement” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.

“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.

“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, and (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified State” means any one of (a) England and (b) Canada.

“Sponsor Affiliated Entity” means Vintage Capital Management or any of its Affiliates (other than Loan Parties or their Subsidiaries) and other than operating portfolio companies of Vintage Capital Management and its Affiliates.

“Spot Rate” means, for a currency, the rate determined by Agent to be the rate quoted by Agent acting in such capacity as the spot rate for the purchase by Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. (New York time) on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided, that Agent may obtain such spot rate from another financial institution designated by Agent if Agent acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Standard Letter of Credit Practice” means, for Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

“Sterling” or “£” means the lawful currency of the United Kingdom.

“Sterling Equivalent” means, at any time, with respect to any amount denominated in Dollars or Euros, the equivalent amount thereof in Sterling as determined by Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or such other date as determined by Agent) for the purchase of Sterling with Dollars or Euros, as applicable.

“Sterling Extensions” has the meaning specified therefor in Section 2.18(b).

“Sterling Letters of Credit” has the meaning specified therefor in Section 2.18(b).

“Sterling Revolving Loans” has the meaning specified therefor in Section 2.18(b).

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.

“Supermajority Lenders” means, at any time, Lenders having or holding more than 66 2/3% of the aggregate Revolving Loan Exposure of all Lenders; provided, that (i) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders and (ii) at any time there are 2 or more Lenders, “Supermajority Lenders” must include at least 2 Lenders (who are not Affiliates of one another).

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET 2) payment system which utilizes a single shared platform of which was launched on November 19, 2007 (or, if such payment system ceases to be operative, such other payment system (if any) determined by Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of a Revolving Loan is either:

(a) a company resident in the United Kingdom for United Kingdom tax purposes; or

(b) a partnership each member of which is:

(i) a company so resident in the United Kingdom; or

(ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of Section 19 of the CTA) the whole of any share of interest payable in respect of that Revolving Loan that falls to it by reason of Part 17 of the CTA; or

(iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that Revolving Loan in computing the chargeable profits (within the meaning of Section 19 of the CTA) of that company.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Taxes.

“Tax Deduction” means a deduction or withholding from a payment under any Loan Document for and on account of any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments and all interest, penalties or similar liabilities with respect thereto.

“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto.

“Tax Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Tax Payment” means the increase in a payment made by a Relevant Borrower to a Lender under Section 16.2(b)(iii).

“Term Loan Agent” means Guggenheim Corporate Funding, LLC, or any successor administrative agent under the Term Loan Agreement.

“Term Loan Agreement” means that certain Credit Agreement dated as of February 6, 2013 (as amended, restated, supplemented or otherwise modified from time to time) by and among Parent as “Borrower”, the lenders party thereto as “Lenders”, and Term Loan Agent, in its capacity as administrative agent for each member of the Lender Group (as defined in the Term Loan Agreement) and any and all agreements, documents, instruments, and certificates executed in connection therewith.

“Threshold Amount” means the greater of (a) $10,000,000 and (b) 20% of the Maximum Revolver Amount.

“Trademark Security Agreement” has the meaning specified therefor in the US Security Agreement.

“Treaty Lender” means in respect of a UK Borrower, a Lender which, on the date a payment of interest falls due under this Agreement:

(a) is treated as a resident of a Treaty State for the purposes of the relevant Treaty; and

(b) does not carry on a business in the jurisdiction of incorporation of the relevant UK Borrower through a permanent establishment with which that Lender’s participation in any Revolving Loan is effectively connected.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the jurisdiction where the relevant UK Borrower is tax resident which makes provision for full exemption from, or a full refund of, Taxes on interest imposed by the jurisdiction where the relevant UK Borrower is tax resident.

“TTM EBITDA” means, as of any date of determination, EBITDA of Parent determined on a consolidated basis in accordance with GAAP, for the Reference Period most recently ended on or prior to such date.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“UK Accounts” means, collectively and individually as the context requires, UK Eligible Accounts, UK Eligible Foreign Accounts and UK Eligible Government Accounts.

“UK Availability” means, as of any date of determination, the Dollar Equivalent amount that UK Borrowers are entitled to borrow as UK Revolving Loans under Section 2.1 of the Agreement (after giving effect to the then outstanding UK Revolver Usage).

“UK Bank Product” means any one or more of the following financial products or accommodations extended to a UK Loan Party by a Bank Product Provider: (a) credit cards (including commercial credit cards (including so-called “procurement cards” or “P-cards”)), (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.

“UK Bank Product Agreements” means those agreements entered into from time to time by a UK Loan Party with a Bank Product Provider in connection with the obtaining of any of the UK Bank Products.

“UK Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by UK Loan Parties to any Bank Product Provider pursuant to or evidenced by a UK Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all UK Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the UK Bank Products provided by such Bank Product Provider to UK Loan Parties; provided, in order for any item described in clauses (a) (b), or (c) above, as applicable, to constitute “Bank Product Obligations”, if the applicable Bank Product Provider is any Person other than Agent or its Affiliates, then the applicable Bank Product must have been provided on or after the Closing Date and Agent shall have received a Bank Product Provider Agreement within 10 days after the date of the provision of the applicable Bank Product to the applicable UK Loan Party; provided, in order for any item described in clauses (a) (b), or (c) above, as applicable, to constitute “Bank Product Obligations”, if the applicable Bank Product Provider is any Person other than Wells Fargo or its Affiliates, then the applicable Bank Product must have been provided on or after the Closing Date and Agent shall have received a Bank Product Provider Agreement within 10 days after the date of the provision of the applicable Bank Product to the applicable UK Loan Party.

“UK Bank Product Reserves” means, as of any date of determination, those reserves that Agent deems necessary or appropriate to establish (based upon the Bank Product Providers’ determination of the liabilities and obligations of UK Loan Parties in respect of UK Bank Product Obligations) in respect of UK Bank Products then provided or outstanding.

“UK Borrower” has the meaning specified therefore in the preamble to the Agreement.

“UK Borrowing” means a borrowing consisting of UK Revolving Loans made on the same day by the UK Lenders (or Agent or any Applicable Designee on behalf thereof) or by Agent in the case of a UK Extraordinary Advance.

“UK Borrowing Base” means, as of any date of determination, the Dollar Equivalent amount of result of:

(a) 85% of the amount of UK Eligible Accounts less the amount, if any, of the UK Dilution Reserve, plus

(b) the lowest of (i) 75% of the amount of UK Eligible Foreign Accounts less the amount, if any, of the UK Dilution Reserve and (ii) $3,500,000, plus

(c) 90% of the amount of UK Eligible Government Accounts less the amount, if any, of the UK Dilution Reserve, plus

(d) the lowest of

(i) UK US Availability and

(ii) $2,500,000, plus

(e) the lowest of

(i) the amount equal to the sum of the amounts obtained pursuant to clause (a)-(c) above, and

(ii) the sum of

(A) the lesser of (1) the product of 65% multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of UK Eligible Finished Goods Inventory at such time, and (2) the product of 85% multiplied by the Net Recovery Percentage identified in the most recent inventory appraisal ordered and obtained by Agent multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of UK Eligible Finished Goods Inventory (such determination may be made as to different categories of UK Eligible Finished Goods Inventory based upon the Net Recovery Percentage applicable to such categories) at such time, plus

(B) the lesser of (1) the product of 65% multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of UK Eligible Raw Materials Inventory at such time, and (2) the product of 85% multiplied by the Net Recovery Percentage identified in the most recent inventory appraisal ordered and obtained by Agent multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of UK Eligible Raw Materials Inventory (such determination may be made as to different categories of UK Eligible Raw Materials Inventory based upon the Net Recovery Percentage applicable to such categories) at such time, plus

(C) the lesser of (1) the product of 65% multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of UK Eligible Work-in-Process Inventory at such time, and (2) the product of 85% multiplied by the Net Recovery Percentage identified in the most recent inventory appraisal ordered and obtained by Agent multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of UK Eligible Work-in-Process Inventory (such determination may be made as to different categories of UK Eligible Work-in-Process Inventory based upon the Net Recovery Percentage applicable to such categories) at such time in case, less the amount, if any, of the WIP Reserve, plus

(f) the lowest of

(i) $3,000,000, and

(ii) the sum of

(A) the product of (i) the M&E Advance Rate times (iii) the appraised value of Eligible M&E as set forth in the most recent M&E Appraisal (calculated on a basis consistent with Borrowers’ historical accounting practices and, for the avoidance of doubt, after giving effect to adjustments for purchase accounting) consisting of Existing M&E owned by UK Borrowers, plus

(B) the product of (x) the New M&E Advance Rate times (y) the Hard Cost of Eligible M&E consisting of New M&E owned by UK Borrowers, less

(g) the sum of the aggregate amount of Reserves, if any, established by Agent under Section 2.1(d) of the Agreement to the extent such reserves relate to UK Accounts or liabilities of any UK Loan Parties.

“UK Collateral” means Collateral of the UK Loan Parties.

“UK Collection Deposit Accounts” means a Deposit Account into which Account Debtors of UK Borrowers are to direct payment.

“UK Commitment” means, with respect to each UK Lender, its UK Revolver Commitment, and with respect to all UK Lenders, their UK Revolver Commitments, in each case, in such Dollar amounts set forth beside such UK Lender’s name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such UK Lender became a UK Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to, and in accordance with, the provisions of Sections 2.4 and 13.1 of the Agreement.

“UK Deposit Accounts” means a Deposit Account of a UK Loan Party listed on Schedule 2.17 to the Disclosure Letter.

“UK Designated Account” means the UK Deposit Account of a UK Borrower identified on Schedule D-1 to the Disclosure Letter (or such other Deposit Account of a UK Borrower located at UK Designated Account Bank that has been designated as such, in writing, by Administrative Borrower to Agent).

“UK Designated Account Bank” has the meaning specified therefor in Schedule D-1 to the Disclosure Letter (or such other bank that is located within England that has been designated as such, in writing, by Administrative Borrower to Agent).

“UK Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 12 months, that is the result of dividing the Dollar Equivalent amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to all UK Borrowers’ Accounts during such period, by (b) all UK Borrowers’ billings with respect to their Accounts during such period.

“UK Dilution Reserve” means, as of any date of determination, with respect to the advance rate applicable to (i) UK Eligible Accounts, (ii) UK Eligible Foreign Accounts and (iii) UK Eligible Government Accounts, in each case, an amount sufficient to reduce such advance rate by 1 percentage point for each percentage point by which UK Dilution is in excess of 5%.

“UK Eligible Accounts” means those Accounts created by any UK Borrowers in the ordinary course of its business, that arise out of any UK Borrower’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting UK Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion. In determining the amount to be included, UK Eligible Accounts shall be calculated net of customer deposits, unapplied cash, taxes, discounts, credits, allowances, and rebates. UK Eligible Accounts shall not include the following:

(a) Accounts (i) with respect to which invoice payment terms exceed 60 days (or 90 days with respect to Accounts owing by an Account Debtor listed on Schedule W-1 to the Disclosure Letter) or (ii) Accounts that the Account Debtor has failed to pay within 90 days of original invoice date or 60 days of original due date,

(b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) to Borrowers are deemed ineligible under clause (a) above,

(c) Accounts with respect to which the Account Debtor is an Affiliate of a Loan Party or an employee or agent of a Loan Party or any Affiliate of a Loan Party,

(d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

(e) Accounts that are not payable in Dollars, Sterling or Euros,

(f) Accounts with respect to which the Account Debtor (i) is not organized under the laws of the United States (or any jurisdiction thereof), Canada (or any jurisdiction thereof), or England, or

(ii) is the government of any country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent,

(g) Accounts with respect to which the Account Debtor is any federal, state, city, county or municipal Governmental Authority,

(h) Accounts with respect to which the Account Debtor is a creditor of any Borrower, has or has asserted a right of recoupment or setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of recoupment or setoff, or dispute,

(i) Accounts with respect to (i) an Account Debtor whose total obligations owing to the UK Borrowers exceed 10% of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(j) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which any UK Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(k) Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful, including by reason of the Account Debtor’s financial condition,

(l) Accounts that are not subject to a valid and perfected first priority Agent’s Lien,

(m) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

(n) Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,

(o) Accounts owned by a target acquired in connection with a Permitted Acquisition, until the completion of a field examination with respect to such target, in each case, reasonably satisfactory to Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition),

(p) Accounts with respect to which the Account Debtor is located in a jurisdiction that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the applicable UK Borrower has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent that the applicable UK Borrower may qualify subsequently as a foreign entity authorized to transact business in such jurisdiction and gain access to such courts, without incurring any cost or penalty viewed by Agent to be significant in amount, and such later qualification cures any access to such courts to enforce payment of such Account,

(q) Accounts for which the assignment thereof are restricted or prohibited by the terms of such Account or by law,

(r) Accounts with respect to which the Account Debtor has delivered a notice of contract termination or suspension or of a dispute relating to the scope of engagement or billing,

(s) Accounts with respect to which a Loan Party delivered a performance, surety or similar bond (it being understood that Accounts supported by bank guaranties shall not be excluded pursuant to this clause (s)),

(t) Accounts not governed by the laws of England and Wales,

(u) Accounts containing a submission by the debtor to the exclusive jurisdiction of any court other than an English competent court,

(v) Accounts which are not subject to the pledge created pursuant to the UK Security Agreement over Accounts Receivables on the Closing Date and notice of such pledge has not been delivered to the applicable Account Debtor pursuant to the terms of the UK Security Agreement over Accounts Receivables, or

(w) Accounts which have been transferred or transferred by way of security to any third party.

“UK Eligible Finished Goods Inventory” mean Inventory that qualifies as UK Eligible Inventory and consists of first quality finished goods held for sale in the ordinary course of UK Borrowers’ business.

“UK Eligible Foreign Accounts” means Accounts of any UK Borrower arising from the rendition of services for the applicable Account Debtor which otherwise qualify as UK Eligible Accounts except that such Accounts do not meet the standard of clauses (e), (f) or (p) of the definition of UK Eligible Accounts. In determining the amount to be included, UK Eligible Foreign Accounts shall be calculated net of customer deposits and unapplied cash. UK Eligible Foreign Accounts shall only include the following:

(a) Accounts with respect to which the applicable Account Debtor is listed on Schedule X-1 to the Disclosure Letter on Schedule X-1 to the Disclosure Letter (as such schedule may be revised to add or exclude additional Account Debtors from time to time in Agent’s Permitted Discretion); or

(b) Accounts with respect to which the Account Debtor is organized under the laws of a country set forth under the heading “UK Eligible Foreign Accounts” on Schedule X-2 to the Disclosure Letter (as such schedule may be revised to add or exclude additional countries from time to time in Agent’s Permitted Discretion).

“UK Eligible Government Accounts” means Accounts of any UK Borrower arising from the rendition of services for the applicable Account Debtor which otherwise qualify as UK Eligible Accounts except that such Accounts do not meet the standard of clause (g) of the definition of UK Eligible Accounts. In determining the amount to be included, UK Eligible Government Accounts shall be calculated net of customer deposits and unapplied cash.

“UK Eligible Inventory” means Inventory of a UK Borrower, that complies with each of the representations and warranties respecting UK Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any field examination or appraisal performed by Agent from time to time after the Closing Date. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:

(a) a UK Borrower does not have good, valid, and marketable title thereto,

(b) a UK Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of a UK Borrower),

(c) it is not located at one of the locations in England set forth on Schedule E-2 to the Disclosure Letter (or in-transit from one such location to another such location),

(d) it is in-transit to or from a location of a UK Borrower (other than in-transit from one location set forth on Schedule E-2 to the Disclosure Letter to another location set forth on Schedule E-2 to the Disclosure Letter),

(e) it is located on real property leased by a UK Borrower or in a contract warehouse, in each case, unless, following the Collateral Access Agreement Date, (i) (A) it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, or (B) Agent has established a Landlord Reserve with respect to such real property or a contract warehouse, and (ii) unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises,

(f) it is the subject of a bill of lading or other document of title,

(g) it is not subject to a valid and perfected first priority Agent’s UK Lien,

(h) it consists of goods returned or rejected by a UK Borrower’s customers,

(i) it consists of goods that are obsolete or slow moving, restrictive or custom items, work-in-process, raw materials, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in UK Borrowers’ business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment,

(j) it is subject to third party trademark, licensing or other proprietary rights, unless Agent is satisfied that such Inventory can be freely sold by Agent on and after the occurrence of an Event of a Default despite such third party rights, or

(k) it was acquired in connection with a Permitted Acquisition, until the completion of an appraisal and field examination of such Inventory, in each case, reasonably satisfactory to Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition).

“UK Eligible Raw Material Inventory” means Inventory that qualifies as UK Eligible Inventory and consists of goods that are first quality raw materials.

“UK Eligible Work-in-Process Inventory” means Inventory that qualifies as UK Eligible Inventory and consists of goods that are first quality work-in-process; provided that, anything to the contrary contained herein notwithstanding, the value of such Inventory shall not include the value of any labor or other services rendered to produce such Inventory.

“UK Extraordinary Advances” has the meaning specified therefor in Section 2.3(d)(iii) of the Agreement.

“UK Guarantor” means each Subsidiary of Parent incorporated in any legal jurisdiction of the United Kingdom that is or becomes a guarantor of all or any part of the UK Obligations.

“UK Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of any UK Loan Party arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.

“UK Lender” means a Lender with a UK Commitment and/or that is holding outstanding UK Revolver Usage.

“UK Letter of Credit” means a letter of credit (as that term is defined in the Code) issued for the account of any UK Borrower pursuant to the terms of the Agreement by Issuing Bank.

“UK Letter of Credit Disbursement” means a payment made by Issuing Bank pursuant to a UK Letter of Credit.

“UK Letter of Credit Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the UK Letter of Credit Usage on such date.

“UK Letter of Credit Fee” has the meaning specified therefor in Section 2.6(b) of the Agreement.

“UK Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding UK Letters of Credit.

“UK Loan Account” has the meaning specified therefor in Section 2.9 of the Agreement.

“UK Loan Party” means any UK Borrower or any UK Guarantor.

“UK Non-Bank Lender” means:

(a) a Lender (which falls within clause (a)(ii) of the definition of Qualifying Lender) which is a party to this Agreement and which has provided a Tax Confirmation to the Agent; and

(b) where a Lender becomes a party after the Closing Date, an Assignee which gives a Tax Confirmation in the Assignment and Acceptance Agreement which it executes on becoming a party.

“UK Obligations” means (a) all loans (including the UK Revolving Loans (inclusive of UK Extraordinary Advances)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to UK Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the UK Loan Account pursuant to the Agreement), obligations (including indemnification obligations) of any UK Loan Party, fees (including the fees provided for in the Fee Letter) of any UK Loan Party, Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding) of any UK Loan Party, guaranties by any UK Loan Party, and all covenants and duties of any other kind and description owing by any UK Loan Party arising out of, under, pursuant to, in connection with, or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any UK Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents and (b) all UK Bank Product Obligations. Without limiting the generality of the foregoing, the UK Obligations under the Loan Documents include the obligation to pay (i) the principal of the UK Revolving Loans, (ii) interest accrued on the UK Revolving Loans, (iii) the amount necessary to reimburse Issuing Bank for amounts paid or payable pursuant to UK Letters of Credit, (iv) Letter of Credit commissions, charges, expenses, and fees, in each case in respect of UK Letters of Credit (v) Lender Group Expenses of any UK Loan Party, (vi) fees payable by any UK Loan Party under the Agreement or any of the other Loan Documents, and (vii) indemnities and other amounts payable by any UK Loan Party under any Loan Document. Any reference in the Agreement or in the Loan Documents to the UK Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“UK Overadvance” means, as of any date of determination, that the UK Revolver Usage is greater than any of the limitations set forth in Section 2.1 or Section 2.12.

“UK Pledge Agreement” means the share charge executed on or about the date of this Agreement in favor of the UK Security Trustee, for the benefit of the Lender Group, granted over shares in each API Technologies (UK) Ltd as security for the UK Obligations, as may be amended, restated, supplemented or otherwise modified from time to time.

“UK Protective Advances” has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.

“UK Relevant Borrower” has the meaning specified therefor in Section 16.2(a) of the Agreement.

“UK Revolver Commitment” means, with respect to each UK Revolving Lender, its UK Revolver Commitment, and, with respect to all UK Revolving Lenders, their UK Revolver Commitments, in each case as such Dollar amounts are set forth beside such UK Revolving Lender’s name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such UK Revolving Lender became a UK Revolving Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to, and in accordance with, the provisions of 2.4 and 13.1 of the Agreement.

“UK Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding UK Revolving Loans (inclusive of UK Extraordinary Advances), plus (b) the amount of the UK Letter of Credit Usage.

“UK Revolving Loans” has the meaning specified therefor in Section 2.1(b) of the Agreement.

“UK Security Agreement” means, collectively, (a) the debenture dated on or about the Closing Date, in form and substance reasonably satisfactory to Agent, executed and delivered by each UK Loan Party in favor of the UK Security Trustee, as may be amended, restated, supplemented or otherwise modified from time to time, and (b) the UK Pledge Agreement.

“UK Security Trustee” has the meaning specified therefor in the preamble to the Agreement.

“UK US Availability” means, as of any date of determination, the amount by which the US Borrowing Base exceeds US Revolver Usage.

“UK US Availability Usage” means, as of any date of determination, the Dollar Equivalent of the amount by which the UK Revolver Usage exceeds the UK Borrowing Base (without giving effect to clause (e) of the definition thereof).

“United Kingdom” means the United Kingdom of Great Britain and Northern Ireland.

“United States” means the United States of America.

“Unused Line Fee” has the meaning specified therefor in Section 2.10(b) of the Agreement.

“US Accounts” means, collectively and individually as the context requires, US Eligible Accounts, US Eligible Foreign Accounts and US Eligible Government Accounts.

“US Availability” means, as of any date of determination, the amount that US Borrowers are entitled to borrow as US Revolving Loans under Section 2.1 of the Agreement (after giving effect to the then outstanding US Revolver Usage).

“US Bank Product” means any one or more of the following financial products or accommodations extended to Parent or its Domestic Subsidiaries by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.

“US Bank Product Agreements” means those agreements entered into from time to time by Parent or its Domestic Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the US Bank Products.

“US Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Parent and its Domestic Subsidiaries to any Bank Product Provider pursuant to or evidenced by a US Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any US Lender is obligated to pay to a Bank Product Provider as a result of Agent or such US Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the US Bank Products provided by such Bank Product Provider to Parent or one of its Domestic Subsidiaries; provided, in order for any item described in clauses (a) (b), or (c) above, as applicable, to constitute “Bank Product Obligations”, if the applicable Bank Product Provider is any Person other than Wells Fargo or its Affiliates, then the applicable Bank Product must have been provided on or after the Closing Date and Agent shall have received a Bank Product Provider Agreement within 10 days after the date of the provision of the applicable Bank Product to Parent or one of its Domestic Subsidiaries.

“US Bank Product Reserves” means, as of any date of determination, those reserves that Agent deems necessary or appropriate to establish (based upon the Bank Product Providers’ determination of the liabilities and obligations of Parent and its Domestic Subsidiaries in respect of US Bank Product Obligations) in respect of US Bank Products then provided or outstanding.

“US Borrower” has the meaning specified therefore in the preamble to the Agreement.

“US Borrowing” means a borrowing consisting of US Revolving Loans made on the same day by the US Lenders (or Agent on behalf thereof), or by US Swing Lender in the case of a US Swing Loan, or by Agent in the case of a US Extraordinary Advance.

“US Borrowing Base” means, as of any date of determination, the result of:

(a) 85% of the amount of US Eligible Accounts, less the amount, if any, of the US Dilution Reserve, plus

(b) the lowest of (A) 75% of the amount of US Eligible Foreign Accounts, less the amount, if any, of the US Dilution Reserve and (B) $2,500,000, plus

(c) (i) to the extent Borrowers have not complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC §3727), the lowest of (i) 90% of the amount of US Eligible Government Accounts, less the amount, if any, of the US Dilution Reserve and (ii) $2,500,000, or

(ii) to the extent Borrowers have complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC §3727, 90% of the amount of US Eligible Government Accounts, less the amount, if any, of the US Dilution Reserve, plus

(d) the lowest of

(i) an amount equal to the sum of the amounts obtained pursuant to clause (a)-(c) above, and

(ii) the sum of

(A) the lesser of (1) the product of 65% multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of US Eligible Finished Goods Inventory at such time, and (2) the product of 85% multiplied by the Net Recovery Percentage identified in the most recent inventory appraisal ordered and obtained by Agent multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of US Eligible Finished Goods Inventory (such determination may be made as to different categories of US Eligible Finished Goods Inventory based upon the Net Recovery Percentage applicable to such categories) at such time, plus

(B) the lesser of (1) the product of 65% multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of US Eligible Raw Materials Inventory at such time, and (2) the product of 85% multiplied by the Net Recovery Percentage identified in the most recent inventory appraisal ordered and obtained by Agent multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of

US Eligible Raw Materials Inventory (such determination may be made as to different categories of US Eligible Raw Materials Inventory based upon the Net Recovery Percentage applicable to such categories) at such time, plus

(C) the lesser of (1) the product of 65% multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of US Eligible Work-in-Process Inventory at such time, and (2) the product of 85% multiplied by the Net Recovery Percentage identified in the most recent inventory appraisal ordered and obtained by Agent multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of US Eligible Work-in-Process Inventory (such determination may be made as to different categories of US Eligible Work-in-Process Inventory based upon the Net Recovery Percentage applicable to such categories) at such time, in each case, less the amount, if any, of the WIP Reserve, plus

(e) the lowest of

(i) $10,000,000, and

(ii) the sum of

(A) the product of (i) the M&E Advance Rate times (iii) the appraised value of Eligible M&E as set forth in the most recent M&E Appraisal (calculated on a basis consistent with Borrowers’ historical accounting practices and, for the avoidance of doubt, after giving effect to adjustments for purchase accounting) consisting of Existing M&E owned by US Borrowers, plus

(B) the product of (x) the New M&E Advance Rate times (y) the Hard Cost of Eligible M&E consisting of New M&E owned by US Borrowers, less

(f) the aggregate amount of Reserves, if any, established by Agent under Section 2.1(d) of the Agreement to the extent such reserves relate to US Accounts or liabilities of any US Loan Parties.

“US Collection Deposit Accounts” means a Deposit Account into which Account Debtors of US Borrowers are to direct payment.

“US Commitment” means, with respect to each US Lender, its US Revolver Commitment, and with respect to all US Lenders, their US Revolver Commitments, in each case, in such Dollar amounts set forth beside such US Lender’s name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such US Lender became a US Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to, and in accordance with, the provisions of Sections 2.4, 2.19 and 13.1 of the Agreement.

“US Deposit Accounts” means a Deposit Account of a US Loan Party listed on Schedule 2.17 to the Disclosure Letter.

“US Designated Account” means the Deposit Account of Administrative Borrower identified on Schedule D-1 to the Disclosure Letter as the US Designated Account (or such other Deposit Account of a US Borrower located at US Designated Account Bank that has been designated as such, in writing, by the Administrative Borrower to Agent).

“US Designated Account Bank” has the meaning specified therefor in Schedule D-1 to the Disclosure Letter (or such other bank that is located within the United States that has been designated as such, in writing, by the Administrative Borrower to Agent).

“US Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 12 months, that is the result of dividing the amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to all US Borrower’s Accounts during such period, by (b) all US Borrower’s billings with respect to Accounts during such period.

“US Dilution Reserve” means, as of any date of determination, with respect to the advance rate applicable to (i) US Eligible Accounts, (ii) US Eligible Foreign Accounts and (iii) US Eligible Government Accounts, in each case, an amount sufficient to reduce such advance rate by 1 percentage point for each percentage point by which US Dilution is in excess of 5%.

“US Eligible Accounts” means those Accounts created by a US Borrower in the ordinary course of its business, that arise out of such Borrower’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting US Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any field examination performed by (or on behalf of) Agent from time to time after the Closing Date. In determining the amount to be included, US Eligible Accounts shall be calculated net of customer deposits, unapplied cash, taxes, discounts, credits, allowances, and rebates. US Eligible Accounts shall not include the following:

(a) Accounts that the Account Debtor has failed to pay within 90 days of original invoice date or Accounts with selling terms of more than 60 days,

(b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c) Accounts with respect to which the Account Debtor is an Affiliate of any Borrower or an employee or agent of any Borrower or any Affiliate of any Borrower,

(d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

(e) Accounts that are not payable in Dollars,

(f) Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or Canada, or (ii) is not organized under the laws of the United States, Canada or any province or state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (A) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent,

(g) Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrowers have complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States,

(h) Accounts with respect to which the Account Debtor is a creditor of a Borrower, has or has asserted a right of recoupment or setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of recoupment or setoff, or dispute,

(i) Accounts with respect to an Account Debtor whose total obligations owing to Borrowers exceed 10% (or 15% with respect to Accounts owing by any Account Debtor listed on Schedule W-2 to the Disclosure Letter) of all Eligible Accounts (such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates), to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, that, in each case, the amount of US Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise US Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(j) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which any Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(k) Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful, including by reason of the Account Debtor’s financial condition,

(l) Accounts that are not subject to a valid and perfected first priority Agent’s Lien,

(m) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

(n) Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,

(o) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower of the subject contract for goods or services, or

(p) Accounts owned by a target acquired in connection with a Permitted Acquisition, until the completion of an appraisal and field examination with respect to such target, in each case, reasonably satisfactory to Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition).

“US Eligible Finished Goods Inventory” means Inventory that qualifies as US Eligible Inventory and consists of first quality finished goods held for sale in the ordinary course of US Borrowers’ business.

“US Eligible Foreign Accounts” means Accounts of any US Borrower arising from the rendition of services for the applicable Account Debtor which otherwise qualify as US Eligible Accounts except that such Accounts do not meet the standard of clauses (e) and (f) of the definition of US Eligible Accounts. In determining the amount to be included, US Eligible Foreign Accounts shall be calculated net of customer deposits and unapplied cash. US Eligible Foreign Accounts shall not Accounts shall only include the following:

(a) Accounts with respect to which the applicable Account Debtor is listed on Schedule X-1 to the Disclosure Letter (as such schedule may be revised to add or exclude additional Account Debtors from time to time in Agent’s Permitted Discretion);

(b) Accounts with respect to which the Account Debtor is organized under the laws of a country set forth under the heading “US Eligible Foreign Accounts” on Schedule X-2 to the Disclosure Letter (as such schedule may be revised to add or exclude additional countries from time to time in Agent’s Permitted Discretion); or

(c) Accounts that are not payable in Dollars, Sterling or Euros.

“US Eligible Government Accounts” means Accounts of any US Borrower arising from the rendition of services for the applicable Account Debtor which otherwise qualify as US Eligible Accounts except that such Accounts do not meet the standard of clause (g) of the definition of US Eligible Accounts. In determining the amount to be included, US Eligible Government Accounts shall be calculated net of customer deposits and unapplied cash.

“US Eligible Inventory” means Inventory of a Borrower, that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any field examination or appraisal performed by Agent from time to time after the Closing Date. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:

(a) a Borrower does not have good, valid, and marketable title thereto,

(b) a Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of a Borrower),

(c) it is not located at one of the locations in the continental United States set forth on Schedule E-1 to the Disclosure Letter (or in-transit from one such location to another such location),

(d) it is in-transit to or from a location of a Borrower (other than in-transit from one location set forth on Schedule E-1 to the Disclosure Letter to another location set forth on Schedule E-1 to the Disclosure Letter),

(e) it is located on real property leased by a Borrower or in a contract warehouse, in each case, unless, following the Collateral Access Agreement Date, (i) (A) it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, or (B) Agent has established a Landlord Reserve with respect to such real property or a contract warehouse, and (ii) unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises,

(f) it is the subject of a bill of lading or other document of title,

(g) it is not subject to a valid and perfected first priority Agent’s Lien,

(h) it consists of goods returned or rejected by a Borrower’s customers,

(i) it consists of goods that are obsolete or slow moving, restrictive or custom items, work-in-process, raw materials, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in Borrowers’ business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment,

(j) it is subject to third party trademark, licensing or other proprietary rights, unless Agent is satisfied that such Inventory can be freely sold by Agent on and after the occurrence of an Event of a Default despite such third party rights, or

(k) it was acquired in connection with a Permitted Acquisition, until the completion of an appraisal and field examination of such Inventory, in each case, reasonably satisfactory to Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition).

“US Eligible Raw Material Inventory” means Inventory that qualifies as Eligible Inventory and consists of goods that are first quality raw materials.

“US Eligible Work-in-Process Inventory” means Inventory that qualifies as US Eligible Inventory and consists of goods that are first quality work-in-process; provided that, anything to the contrary contained herein notwithstanding, the value of such Inventory shall not include the value of any labor or other services rendered to produce such Inventory.

“US Extraordinary Advances” has the meaning specified therefor in Section 2.3(d)(iii) of the Agreement.

“US Guarantor” means (a) each Domestic Subsidiary of Parent that is not an Immaterial Subsidiary, (b) each Canadian Subsidiary and (c) each other Domestic Subsidiary and Canadian Subsidiary that becomes a guarantor after the Closing Date pursuant to Section 5.11 of the Agreement.

“US Lender” means a Lender with a US Commitment and/or that is holding outstanding US Revolver Usage.

“US Letter of Credit” means a letter of credit (as that term is defined in the Code) issued for the account of any US Borrower pursuant to the terms of the Agreement by Issuing Bank.

“US Letter of Credit Disbursement” means a payment made by Issuing Lender pursuant to a US Letter of Credit.

“US Letter of Credit Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the US Letter of Credit Usage on such date.

“US Letter of Credit Fee” has the meaning specified therefor in Section 2.6(b) of the Agreement.

“US Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding US Letters of Credit.

“US Loan Account” has the meaning specified therefor in Section 2.9 of the Agreement.

“US Loan Party” means any US Borrower or any US Guarantor.

“US Obligations” means (a) all loans (including the Revolving Loans (inclusive of Extraordinary Advances and Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrowers are required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations. Without limiting the generality of the foregoing, the Obligations of Borrowers under the Loan Documents include the obligation to pay (i) the principal of the Revolving Loans, (ii) interest accrued on the Revolving Loans, (iii) the amount necessary to reimburse Issuing Bank for amounts paid or payable pursuant to Letters of Credit, (iv) Letter of Credit commissions, fees (including fronting fees) and charges, (v) Lender Group Expenses, (vi) fees payable under the Agreement or any of the other Loan Documents, and (vii) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding. For the avoidance of doubt, “US Obligations” includes, without limitation, the UK Obligations.

“US Overadvance” means, as of any date of determination, that the UK Revolver Usage is greater than any of the limitations set forth in Section 2.1 or Section 2.11.

“US Protective Advances” has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.

“US Revolver Commitment” means, with respect to each US Revolving Lender, its US Revolver Commitment, and, with respect to all US Revolving Lenders, their US Revolver Commitments, in each case as such Dollar amounts are set forth beside such US Revolving Lender’s name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such US Revolving Lender became a US Revolving Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to, and in accordance with, the provisions of Sections 2.4, 2.19 and 13.1 of the Agreement.

“US Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding US Revolving Loans (inclusive of US Extraordinary Advances), plus (b) the amount of the US Letter of Credit Usage.

“US Revolving Loans” has the meaning specified therefor in Section 2.1(a) of the Agreement.

“US Security Agreement” means a U.S. guaranty and security agreement, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each US Loan Party to Agent, as may be amended, restated, supplemented or otherwise modified from time to time.

“US Swing Lender” means Wells Fargo or any other Lender that, at the request of Borrowers and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.3(b) of the Agreement.

“US Swing Loan” has the meaning specified therefor in Section 2.3(b) of the Agreement.

“US Swing Loan Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the Swing Loans on such date.

“VAT” means (a) value added tax as defined for the purposes of United Kingdom Value Added Tax Act 1994, (b) any tax imposed in compliance with European Union Council Directive of 28 November on the common system of value added tax (EC Directive 2006/112) and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (b) above or imposed elsewhere.

“Vintage Capital Management” means Vintage Capital Management, LLC and its Affiliates.

“Voidable Transfer” has the meaning specified therefor in Section 17.8 of the Agreement.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Wholly-Owned Subsidiary” mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a non-U.S. Subsidiary of Borrower with respect to the preceding clauses (i) and (ii), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than Borrower and its Subsidiaries under applicable law).

“WIP Reserve” means a reserve established by Agent in its Permitted Discretion based upon a report, in form and substance satisfactory to Agent, prepared by Borrowers, in consultation with Agent, as of the Closing Date and as updated concurrently with any field examinations performed by Agent or more frequently, upon Agent’s reasonable request.

Schedule 1-A

MANDATORY COST FORMULAE

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank. For the avoidance of doubt, the Mandatory Cost shall not apply if none of the Lenders are subject to the requirements described above.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(a)	in relation to a sterling Loan:

(b)	in relation to a Loan in any currency other than sterling:

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Applicable Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (c) of Section 2.6 (Default Rate)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(d)	“Reference Bank” means, in relation to Mandatory Cost the principal London offices of Wells Fargo Bank, National Association London Branch or such banks as may be appointed by the Agent in consultation with the Parent;

(e)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules; and

(f)	“Unpaid Sum” means any sum due and payable but unpaid by a Loan Party under the Loan Documents.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

13.	The Agent may from time to time, after consultation with the Parent and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

Schedule 3.1

The obligation of each Lender to make its initial extension of credit provided for in the Agreement is subject to the fulfillment, to the satisfaction of each Lender (the making of such initial extension of credit by any Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent:

(a) Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed and delivered, and each such document shall be in full force and effect:

(i) the Agreement,

(ii) the Copyright Security Agreement,

(iii) the Disclosure Letter,

(iv) the Funds Flow Agreement attaching funds flow,

(v) the Fee Letter,

(vi) the GSA Disclosure Letter (as defined in the US Security Agreement),

(vii) the Intercreditor Agreement,

(viii) the Intercompany Note and related Intercompany Note Endorsement,

(ix) the Intercompany Subordination Agreement,

(x) a Perfection Certificate,

(xi) the Patent Security Agreement,

(xii) the US Security Agreement,

(xiii) Debentures granted by each of API Technologies (UK) Limited, RF2M Ltd and RF2M Microelectronics Ltd,

(xiv) the UK Pledge Agreement,

(xv) the Trademark Security Agreement,

(xvi) the Borrowing Base Certificate,

(xvii) the Canadian Guarantee and Security Agreement

(xviii) the Disclosure Letter to the Canadian Guarantee and Security Agreement,

(xix) the Intellectual Property Security Agreement (as defined in the Canadian Guarantee and Security Agreement), and

(xx) a letter, in form and substance satisfactory to Agent, from the administrative agent of the lenders under the Existing Credit Facility (the “Existing Agent”) to Agent respecting the amount necessary to repay in full all of the obligations of the Loan Parties owing under the Existing Credit Facility and obtain a release of all of the Liens existing in favor of Existing Agent in and to the assets of the Loan Parties, together with termination statements and other documentation evidencing the termination by Existing Agent of its Liens in and to the properties and assets of the Loan Parties;

(b) Agent shall have received a certificate from the Secretary or other authorized officer or director of each Loan Party (i) attesting to the resolutions of such Loan Party’s board of directors authorizing its execution, delivery, and performance of the Loan Documents to which it is a party, (ii) authorizing specific officers of such Loan Party to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of such Loan Party;

(c) Agent shall have received a solvency certificate from the Chief Financial Officer of Parent, in form and substance satisfactory to Agent, certifying to the solvency as required pursuant to the Credit Agreement;

(d) Agent shall have received the closing certificate from an officer of Parent, in form and substance satisfactory to Agent;

(e) Agent shall have received copies of each Loan Party’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary or other authorized officer or director of such Loan Party;

(f) Agent shall have received (i) a certificate of status or similar certificate with respect to each Loan Party, dated within 30 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction and (ii) bringdown certificates dated within 1 day of the Closing Date which reflect such Loan Party remains in good standing in such jurisdiction;

(g) To the extent applicable, Agent shall have received certificates of status with respect to each Loan Party, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Loan Party) in which its failure to be duly qualified or licensed would constitute a Material Adverse Effect, which certificates shall indicate that such Loan Party is in good standing in such jurisdictions;

(h) Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 5.6 of the Agreement, the form and substance of which shall be satisfactory to Agent;

(i) Agent shall have received an opinion of the Loan Parties’ counsel in form and substance satisfactory to Agent in each of the following jurisdictions: Delaware; New York; Pennsylvania; Ohio; California; and Maryland;

(j) Agent shall have received an opinion of the Loan Parties’ Canadian counsel in form and substance satisfactory to Agent;

(k) Agent shall have received an opinion in relation to all UK Loan Parties and the UK Security Agreement of its counsel;

(l) The Loan Parties shall have the Required Availability after giving effect to the initial extensions of credit under the Agreement and the payment of all fees and expenses required to be paid by the Loan Parties on the Closing Date under the Agreement or the other Loan Documents;

(m) Agent shall have completed its business, legal, and collateral due diligence, including (i) a collateral audit and review of the Loan Parties’ books and records and verification of the Loan Parties’ representations and warranties to Lender Group, (ii) an inspection of each of the locations where the Loan Parties’ Inventory is located, and (iii) a review of the Loan Parties’ material agreements, in each case, the results of which shall be satisfactory to Agent and (iv) a review of the Loan Parties’ model and projections;

(n) Agent shall have received an appraisal of the applicable to the Loan Parties’ Inventory, the results of which shall be satisfactory to Agent;

(o) Subject to the Intercreditor Agreement, Agent shall have received the Equity Interest Collateral to the extent represented by a certificate;

(p) Agent shall have received a set of Projections of Parent for the 3 year period following the Closing Date (on a year by year basis, and for the 1 year period following the Closing Date, on a month by month basis), in form and substance (including as to scope and underlying assumptions) satisfactory to Agent;

(q) The Loan Parties shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by the Agreement and the other Loan Documents;

(r) Agent shall have received a phase-I environmental report with respect to each parcel composing the Real Property Collateral; the environmental consultants retained for such reports, the scope of the reports, and the results thereof shall be acceptable to Agent;

(s) The Loan Parties shall have received all US, UK and Canadian governmental and third party approvals (including shareholder approvals, landlords’ consents, and other consents) necessary or, in the reasonable opinion of Agent, advisable in connection with the execution and delivery of the Loan Documents or with the transactions contemplated by the Loan Documents;

(t) Agent has received final credit approval for the Revolving Loans;

(u) The representations and warranties of the Loan Parties contained in the Agreement or in each of the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of hereof, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date);

(v) No default or event of default under the Loan Documents shall have occurred or shall result from the making of the loan and the other extensions of credit by the Lenders; and

(w) All other documents and legal matters in connection with the transactions contemplated by the Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent.

Schedule 3.6

The obligation of the Lender Group (or any member thereof) to continue to make Revolving Loans (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of the following conditions subsequent (the failure by Borrowers to so perform or cause to be performed such conditions subsequent as and when required by the terms below (unless such date is extended, in writing, by Agent, which Agent may do without obtaining the consent of the other members of the Lender Group), shall constitute an Event of Default):

(a) Within 1 day following the Closing Date, Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 5.6 of the Agreement, the form and substance of which shall be satisfactory to Agent;

(b) Within 1 day following the Closing Date, Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed and delivered, and each document shall be in full force and effect:

(i) a deed of release in relation to charge dated December 16, 2011 granted by RF2M Microwave Ltd in favor of Lockman Electronic Holdings Limited, together with evidence satisfactory to the Agent that any outstanding indebtedness owed by RF2M Microwave Ltd to Lockman Electronic Holdings Limited has been repaid in full, and

(ii) a Debenture granted by RF2M Microwave Ltd;

(c) The Loan Parties shall use commercially reasonable efforts to deliver executed Collateral Access Agreements, in form and substance reasonably satisfactory to Agent, as required under the terms of the Loan Documents, within 60 days following the Closing Date;

(d) The Loan Parties shall deliver to Agent Control Agreements as required under the terms of the Loan Documents with respect to their Securities Accounts and Deposit Accounts in the United States within 60 days following the Closing Date;

(e) Subject to the Intercreditor Agreement, within 60 days of the Closing Date (or such longer period as the Term Loan Agent may approve in its sole discretion), the Loan Parties shall deliver or cause to be delivered the following with respect to each property that constitutes Real Property Collateral (each a “Mortgaged Property”), in each case in form and substance acceptable to Agent:

(i) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Mortgaged Property;

(ii) an opinion of counsel (which counsel shall be satisfactory to Agent) in each state in which a Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as Agent may request;

(iii) (A) a Title Policy with respect to each Mortgaged Property, in amounts not less than the fair market value of each Mortgaged Property, together with a title report issued by a title company with respect thereto, dated not more than thirty days prior to the Closing Date and copies of all recorded documents listed as exceptions to title or otherwise referred to therein and insuring that Agent has a first-priority mortgage lien on each Mortgaged Property together with such endorsements as Agent shall require, and (B) evidence satisfactory to the Term Loan Agent that such Loan Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Mortgaged Property in the appropriate real estate records;

(iv) (A) a completed “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency (a “Flood Certificate”) with respect to each Mortgaged Property, which Flood Certificate shall be addressed to Agent and otherwise comply with the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time (the “Flood Program”); (B) if the Flood Certificate states that such Mortgaged Property is located in any areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time (a “Flood Zone”), Borrower’s written acknowledgment of receipt of written notification from Agent (x) as to the existence of such Mortgaged Property and (y) as to whether the community in which each Mortgaged Property is located is participating in the Flood Program; and (C) if such Mortgaged Property is located in a Flood Zone and is located in a community that participates in the Flood Program, evidence that Borrower has obtained a policy of flood insurance that is in compliance with all applicable requirements of the Flood Program; and

(v) Existing ALTA surveys and applicable “survey affidavits of no change” in a form acceptable to the issuing title company (or, if there is no existing ALTA survey, then an ALTA survey satisfactory to Agent) for all Mortgaged Properties, certified to Agent, together with owner’s affidavits with respect to all Mortgaged Properties; provided, that the foregoing affidavits shall only be required with respect to a Mortgaged Property to the extent necessary to remove the survey exception from the title policy for such Mortgaged Property.

Schedule 5.1

Deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the financial statements, reports, or other items set forth below at the following times in form satisfactory to Agent:

as soon as available, but in any event within 30 days (45 days in the case of a month that is the end of one of Parent’s fiscal quarters) after the end of each month during each of Parent’s fiscal years,	(a) an unaudited consolidated and consolidating balance sheet and income statement covering Parent’s and its Subsidiaries’ operations during such period and compared to the prior period.

as soon as available, but in any event within 30 days (45 days in the case of a month that is the end of one of Parent’s fiscal quarters) after the end of each quarter during each of Parent’s fiscal years,

(b) an unaudited consolidated and consolidating balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity covering Parent’s and its Subsidiaries’ operations during such period and compared to the prior period and plan, together with a corresponding discussion with, and analysis of results from, management, and

(c) a Compliance Certificate along with the underlying calculations, including the calculations to arrive at EBITDA, Fixed Charge Coverage Ratio and Capital Expenditures, in each case, to the extent applicable.

as soon as available, but in any event within 90 days after the end of each of Parent’s fiscal years,

(d) consolidated and consolidating financial statements of Parent and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7 of the Agreement), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity, and, if prepared, such accountants’ letter to management), and

(e) a Compliance Certificate along with the underlying calculations, including the calculations to arrive at EBITDA, Fixed Charge Coverage Ratio and Capital Expenditures, in each case, to the extent applicable.

as soon as available, but in any event within 30 days after the start of each of Parent’s fiscal years,	(f) copies of the Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its Permitted Discretion, for the forthcoming 3 years, year by year, and for the forthcoming fiscal year, fiscal quarter by fiscal quarter, certified by the chief financial officer of Parent as being such officer’s good faith estimate of the financial performance of Parent during the period covered thereby.

if and when filed by Parent,

(g) Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

(h) any other filings made by Parent with the SEC, and

(i) any other information that is provided by Parent to its shareholders generally.

promptly, but in any event within 5 days after Parent has knowledge of any event or condition that constitutes a Default or an Event of Default,	(j) notice of such event or condition and a statement of the curative action that Parent proposes to take with respect thereto.

promptly, but in any event within 5 days after Parent has knowledge thereof,	(k) notice of a failure of, or any other negative feedback as a result of, an audit of Parent or any of its Subsidiaries performed by any Governmental Authority or other third party, or a failure to obtain or retain any necessary security clearance by Parent or any of its Subsidiaries, in each case, which could reasonably be expected to result in a Material Adverse Effect.

promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on Parent or any of its Subsidiaries,	(l) notice of all actions, suits, or proceedings brought by or against Parent or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Effect.

upon the request of Agent,	(m) any other information reasonably requested relating to the financial condition of Parent or its Subsidiaries.

promptly, but in any event within 10 Business Days after filing or payment (as applicable) thereof,	(n) all federal and all other material tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them and proof of payment of all federal and all other material taxes.

Schedule 5.2

Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the documents set forth below at the following times in form satisfactory to Agent:

monthly (no later than the 15th day of each month); provided, that if Excess Availability as of any date of determination is less than the greater of (i) $12,500,000 and (ii) 25% of the Maximum Revolver Amount, then weekly,

(a) an Account roll-forward with supporting details supplied from sales journals, collection journals, credit registers and any other records,

(b) notice of all claims, offsets, or disputes asserted by Account Debtors with respect to Parent’s and its Subsidiaries’ Accounts,

(c) copies of invoices together with corresponding shipping and delivery documents, and credit memos together with corresponding supporting documentation, with respect to invoices and credit memos in excess of an amount determined in the sole discretion of Agent, from time to time,

(d) Inventory system/perpetual reports specifying the cost and the wholesale market value of Parent’s and its Subsidiaries’ Inventory, by category, with additional detail showing additions to and deletions therefrom (delivered electronically in an acceptable format, if Parent has implemented electronic reporting),

(e) an executed Borrowing Base Certificate,

(f) a detailed aging, by total, of Parent’s and its Subsidiaries’ Accounts, together with a reconciliation and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format, if Parent has implemented electronic reporting),

(g) a detailed calculation of those Accounts that are not eligible for the US Borrowing Base or UK Borrowing Base, as applicable, if Parent has not implemented electronic reporting,

(h) a detailed Inventory system/perpetual report together with a reconciliation to and its Subsidiaries’ general ledger accounts (delivered electronically in an acceptable format, if Parent has implemented electronic reporting),

(i) a detailed calculation of Inventory categories that are not eligible for the US Borrowing Base or UK Borrowing Base, as applicable, if Parent has not implemented electronic reporting,

(j) a summary aging, by vendor, of Parent’s and its Subsidiaries’ accounts payable and any book overdraft (delivered electronically in an acceptable format, if Parent has implemented electronic reporting) and an aging, by vendor, of any held checks,

(k) a detailed report regarding Parent and its Subsidiaries’ cash and Cash Equivalents, and

(l) a monthly Account roll-forward, in a format acceptable to Agent in its discretion, tied to the beginning and ending account receivable balances of Parent’s general ledger.

monthly (no later than the 15th day of each month),

(m) EMS FOB Destination Point—a detailed report reconciling account receivables of Parent and its Subsidiaries by entity for the United States and Canada,

(n) a detailed report of deferred revenue (per GL#2361) for the United States and Canada on a consolidated basis,

(o) a detailed report of manual adjustments showing offsite Inventory to general ledger reconciliation made for such offsite items for the United States and Canada,

(p) a detailed report of Inventory held at or by Micross Components and the accounts payable balance due to Micross Components,

(q) a detailed report demonstrating the trial balances for future warranty related accruals on the general ledger of either UK Borrower, and

(r) a report detailing the number of employees at the UK Borrowers.

monthly (no later than the 30th day of each month),	(s) a reconciliation of Accounts, trade accounts payable, and Inventory of Parent’s general ledger accounts to its monthly financial statements including any book reserves related to each category.

quarterly; provided, that if Excess Availability as of any date of determination is less than the greater of (i) $12,500,000 and (ii) 25% of the Maximum Revolver Amount, then, solely with respect to item (v), monthly (no later than the 15th day of each month),

(t) a report regarding Parent’s and its Subsidiaries’ accrued, but unpaid, ad valorem taxes,

(u) a Perfection Certificate or a supplement to the Perfection Certificate, and

(v) a detailed slow moving report for the United States and a detailed slow moving report for the United Kingdom, in each case, excluding Inventory that is otherwise ineligible based on such Inventory’s location (including without limitation, Inventory located in China, Mexico and Germany).

semi-annually,	(w) a works-in-process build out schedule for the United States and a works-in-process build out schedule for the United Kingdom.

annually,	(x) a detailed list of Parent’s and its Subsidiaries’ customers, with address and contact information.

upon request by Agent,

(y) copies of purchase orders and invoices for Inventory and Equipment acquired by Parent or its Subsidiaries, and

(z) such other reports as to the Collateral or the financial condition of Parent and its Subsidiaries, as Agent may reasonably request.

on or prior to the date of any Permitted Disposition which includes any Eligible M&E,	(aa) a pro forma Borrowing Base Certificate giving effect to such Permitted Disposition.